As filed with the Securities and Exchange Commission on January 6, 2006.
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
WINTRUST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Illinois	6022	36-3873352
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
727 North Bank Lane
Lake Forest, Illinois 60045-1951
(847) 615-4096
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer
727 North Bank Lane
Lake Forest, Illinois 60045-1951
(847) 615-4096
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Lisa J. Reategui Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Edwin S. del Hierro Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 (312) 984-3100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee(2)
Common stock, without par value	1,500,000	$26.61	$73,185,429	$7831

(1)	The number of shares to be registered represents the maximum number of shares of Wintrust Financial Corporation common stock estimated to be issuable in connection with the proposed merger described in the proxy statement/prospectus (including a possible waiver of proration described therein) based on (i) (a) an approximate maximum of 2,750,298 shares of common stock, par value $0.05 per share, of Hinsbrook Bancshares, Inc. outstanding as of December 31, 2005, and (b) 13,750 shares of common stock of Hinsbrook Bancshares, Inc. issuable upon exercise of options to purchase shares of common stock of Hinsbrook Bancshares, Inc. and (ii) the maximum exchange ratio of 0.846 of a share of common stock of Wintrust Financial Corporation for each outstanding share of common stock of Hinsbrook Bancshares, Inc. subject to the stock election, pursuant to the merger described in the proxy statement/prospectus.

(2)	Pursuant to Rules 457(c), 457(f)(2) and 457(f)(3) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price per share is the book value of the shares of Hinsbrook Bancshares, Inc. common stock computed as of November 30, 2005 in respect of the stock portion of the merger consideration, pursuant to the merger described in the proxy statement/prospectus. Therefore, the proposed maximum aggregate offering price is equal to (i) 2,750,298 multiplied by $26.61 (which is the difference between (a) the book value of the shares of Hinsbrook Bancshares, Inc. common stock computed as of November 30, 2005 and (b) the $41.59 in cash to be paid by Wintrust Financial Corporation for each outstanding share of Hinsbrook common stock subject to the cash portion of the merger consideration, pursuant to the merger described in the proxy statement/prospectus.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JANUARY 6, 2006

Wintrust Financial Corporation

PROXY STATEMENT OF HINSBROOK BANCSHARES, INC.

PROSPECTUS OF WINTRUST FINANCIAL CORPORATION

Merger Proposal – Your Vote Is Important
DEAR HINSBROOK SHAREHOLDERS:
     You are cordially invited to attend a special meeting of shareholders of Hinsbrook Bancshares, Inc. which will be held on                     , 2006, at       a.m., local time, at                                                             .
     At the meeting, you will be asked to approve a merger agreement between Hinsbrook and Wintrust Financial Corporation that provides for Wintrust’s acquisition of Hinsbrook through the merger of Hinsbrook with and into Wintrust. You may elect to convert each share of Hinsbrook common stock you own into cash, shares of Wintrust’s common stock, or a combination of cash and shares of Wintrust common stock. All elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration as described in this proxy statement/prospectus. Subject to possible proration, if you elect to receive all cash consideration, you will receive $41.59 per share in cash. Subject to possible proration, if you elect to receive the merger consideration in all shares of Wintrust common stock, you will receive between 0.680 and 0.846 of a share of Wintrust common stock, depending on the average high and low sale price of Wintrust common stock on the Nasdaq National Market during the 10 trading day period ending on the fourth trading day prior to completion of the merger. The formula for determining the appropriate fraction of a share of Wintrust common stock to be issued in exchange for each share of Hinsbrook common stock is set forth in detail in this proxy statement/prospectus. If you elect to receive merger consideration consisting of cash and shares of Wintrust common stock, you will receive cash consideration for one-half of your Hinsbrook shares and stock consideration for the other half of your Hinsbrook shares.
     The exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the stock merger consideration you may receive on the date the merger is completed. We estimate that Wintrust may issue up to 1,500,000 shares of Wintrust common stock to Hinsbrook shareholders as contemplated by the merger agreement.
     Wintrust’s common stock is traded on the Nasdaq National Market under the symbol “WTFC.” The closing price of Wintrust common stock on January 5, 2006, was $54.39.
     The merger cannot be completed unless the holders of at least a majority of the voting power of the outstanding shares of Hinsbrook common stock vote in favor of the merger agreement. Your board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” the approval of the merger agreement at the special meeting. Your board of directors also unanimously recommends that you vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
     Additional information regarding the transaction, the merger agreement, Hinsbrook and Wintrust is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 1,500,000 shares of Wintrust common stock that may be issued by Wintrust in connection with the merger. We urge you to read this entire document carefully, including “Risk Factors” beginning on page 17.
Sincerely,
Robert K. Buhrke
President and Chief Executive Officer
Hinsbrook Bancshares, Inc.
Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
This proxy statement/prospectus is dated ___, 2006, and is first being mailed to Hinsbrook shareholders on or about ___, 2006.

REFERENCES TO ADDITIONAL INFORMATION
     As permitted by the rules of the Securities and Exchange Commission, this proxy statement/prospectus incorporates important business and financial information about Wintrust from other documents that are not included in or delivered with this proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission’s website at www.sec.gov or by requesting them in writing or by telephone at the following address and telephone number:
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045-1951
Attention: David A. Dykstra
Senior Executive Vice President and Chief Operating Officer
(847) 615-4096
     In order to ensure timely delivery of these documents, you should make your request by ___, 2006 to receive them before the special meeting.
     See “Where You Can Find More Information” beginning on page 61.
VOTING BY MAIL
     Hinsbrook shareholders of record may submit their proxies by mail, by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card.

HINSBROOK BANCSHARES, INC.
6262 South Route 83
Willowbrook, Illinois 60527
Notice of Special Meeting of Shareholders

Date:	___, 2006

Time:	___a.m., local time

Place:
TO HINSBROOK BANCSHARES, INC. SHAREHOLDERS:
     NOTICE IS HEREBY GIVEN that Hinsbrook Bancshares, Inc. will hold a special meeting of shareholders on ___, 2006 at ___a.m., local time, at ___. The purpose of the meeting is to consider and vote on the following matters:
•	A proposal to approve the Agreement and Plan of Merger, dated as of December 5, 2005 by and between Wintrust Financial Corporation and Hinsbrook Bancshares, Inc. A copy of the merger agreement is included as Annex A to the proxy statement/prospectus accompanying this notice.

•	The approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates.

•	To transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.
Holders of record of Hinsbrook common stock at the close of business on ___, 2006 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the merger agreement requires the affirmative vote at the special meeting of holders of at least a majority of the voting power of the outstanding shares of Hinsbrook common stock entitled to vote.
The board of directors of Hinsbrook unanimously recommends that you vote “FOR” approval of the merger agreement. Your board of directors also unanimously recommends that you vote “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
Hinsbrook shareholders may dissent from the merger and, upon complying with the requirements of Illinois law, receive cash equal to the fair value of their shares instead of the merger consideration. See “Information about the special meeting of Hinsbrook shareholders—Dissenters’ rights” in the accompanying proxy statement/prospectus for additional information.
Your vote is important. To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed prepaid envelope whether or not you plan to attend the meeting in person. Shareholders who attend the special meeting may revoke their proxies and vote in person, if they so desire. To make a timely election of merger consideration, please complete, sign and return the election form in the enclosed prepaid envelope. To be considered timely, election forms must be received by 5:00 p.m., Chicago time, on the fifth business day before the effective time of the merger.
Willowbrook, Illinois
___, 2006
By Order of the Board of Directors
Robert K. Buhrke
President and Chief Executive Officer

iii

iv

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for Wintrust’s acquisition of Hinsbrook through the merger of Hinsbrook with and into Wintrust. If you elect to receive shares of Wintrust common stock in exchange for half or all of your Hinsbrook shares or, if as a result of the proration procedures described in this proxy statement/prospectus, your cash election is prorated to include shares of Wintrust common stock, you will become a shareholder of Wintrust as a result of the merger.

Q:	What will Hinsbrook shareholders be entitled to receive in the merger?

A:	If the merger is completed, the shares of Hinsbrook common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of Wintrust common stock, or a combination of 50% cash and 50% shares of Wintrust common stock (in each case subject to possible proration). For each of your shares of Hinsbrook common stock, you will receive the “per share merger consideration” to be calculated as set forth in the merger agreement. All elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration as described in this proxy statement/prospectus. For example, if you elect to receive all cash consideration, depending on the elections made by other Hinsbrook shareholders, it is possible that you will receive a portion of the merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. For a description of the possible proration of elections, see “Description of the merger agreement – Consideration to be received in the merger – Proration of merger consideration.”

You may elect to receive the “per share merger consideration” in cash, shares of Wintrust’s common stock, or a combination of cash and shares of Wintrust common. Subject to possible proration, if you elect to receive all cash consideration, you will receive $41.59 per share in cash. Subject to possible proration, if you elect to receive the merger consideration in all shares of Wintrust common stock, you will receive between 0.680 and 0.846 of a share of Wintrust common stock for each share of Hinsbrook common stock, depending on the average high and low sale price of Wintrust common stock on the Nasdaq National Market during the 10 trading day period ending on the fourth trading day prior to completion of the merger. If you elect to receive merger consideration consisting of cash and shares of Wintrust common stock, you will receive merger consideration consisting of cash consideration of $41.59 for one-half of your Hinsbrook shares and the above-described stock consideration for the other half of your Hinsbrook shares.

In this proxy statement/prospectus, we refer to the fraction of a share of Wintrust common stock to be issued for each share of Hinsbrook common stock subject to the stock election or the combination election as the “exchange ratio” and we refer to the average high and low sale price of Wintrust common stock on the Nasdaq National Market during the 10 trading day period ending on the fourth trading day prior to completion of the merger (which we refer to as the “reference period”) as the “reference price.” The merger agreement provides that:
•	The exchange ratio will adjust upward or downward to ensure that the fraction of a share of Wintrust common stock you receive for each share of Hinsbrook common stock that you own will be equal to $41.59 divided by the reference price so long as the reference price is between $49.14 and $61.14. However, the market value of the fraction of a share of Wintrust common stock that you receive in the merger may be greater or less than $41.59, as the trading price of Wintrust common stock on the date the merger is completed may be greater or less than the reference price used to determine the exchange ratio.

•	If the reference price is less than $49.14, the exchange ratio will no longer adjust upward, and you will receive 0.846 of a share of Wintrust common stock for each share of Hinsbrook common stock that you own. This means that the value of the fraction of a share of Wintrust common stock you will receive will be below $41.59 per share to the extent the market price of Wintrust common stock is below $49.14 when the merger is completed.

•	If the reference price is greater than $61.14, the exchange ratio will no longer adjust downward, and you will receive 0.680 of a share of Wintrust common stock for each share of Hinsbrook common stock that you own. This means that the value of the fraction of a share of Wintrust common stock you will receive will be above $41.59 per share to the extent the market price of Wintrust common stock is above $61.14 when the merger is completed.
Subject to certain conditions, Hinsbrook may terminate the merger agreement if the reference price of Wintrust’s common stock during the reference period is less than $47.14.

Q:	What will Hinsbrook option holders be entitled to receive in the merger?

A:	If the merger is completed, each outstanding and unexercised option to purchase Hinsbrook common stock will automatically be converted into an option to purchase shares of Wintrust common stock, exercisable on generally the same terms and conditions that applied before the merger. The number of shares of Wintrust common stock subject to the substitute Wintrust option will equal the number of shares of Hinsbrook common stock subject to the option immediately prior to the merger, multiplied by the “option exchange ratio,” rounded down to the nearest whole share. The per share exercise price of each substitute Wintrust option will equal the exercise price of the option immediately prior to the merger divided by the option exchange ratio, rounded down to the nearest whole cent. The “option exchange ratio” is equal to 41.59 divided by the reference price.

Q:	How do I make an election for the merger consideration?

A:	You have been provided with an election form to select whether you desire to receive merger consideration of cash, Wintrust common stock or a combination of cash and Wintrust common stock. The election form is separate from the proxy form and should be returned to Illinois Stock Transfer Company in the enclosed prepaid return envelope. Depending on the results of all shareholders’ elections, the amount of stock or cash you receive may be prorated under certain circumstances. The completed election form must be received by Wintrust’s exchange agent, Illinois Stock Transfer Company, on or before the fifth business day before the effective time of the merger. Do not send in your stock certificates with your stock election form.

Q:	What if I fail to make an election specifying how I desire to receive the merger consideration?

A:	If you do not submit a properly completed election form by the fifth business day before the effective time of the merger, you will be deemed to have elected to receive the merger consideration in a combination of cash consideration for 50% of your Hinsbrook shares and Wintrust common stock consideration for the other 50% of your Hinsbrook shares, subject to proration.

Q:	Will I get the form of consideration that I specify on my merger consideration election form?

A:	There can be no assurances that you will receive the merger consideration in exactly the form you specify on your election form. The merger agreement provides that all elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration so that the actual number of shares of Hinsbrook common stock that may be converted into the right to receive cash consideration, in the aggregate, may not exceed 50% of Hinsbrook’s outstanding common stock and the number of shares that may be converted into the right to receive stock consideration (including any shares subject to the stock portions of a combination election), in the aggregate, may not exceed 50% of Hinsbrook’s outstanding common stock. As a result, if you elect to receive all cash consideration, depending on the elections made by other Hinsbrook shareholders, it is possible that you will receive a portion of the merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. For a description of the possible proration of elections, see “Description of the merger agreement – Consideration to be received in the merger – Proration of merger consideration.”

Q:	Why do Hinsbrook and Wintrust want to merge?

A:	Hinsbrook believes that the proposed merger will provide Hinsbrook shareholders with substantial benefits, and Wintrust believes that the merger will further its strategic growth plans. As a larger company, Wintrust can provide the capital and resources that Hinsbrook Bank & Trust needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “The merger—Wintrust’s reasons for the merger” on page 28 and “The merger—Hinsbrook’s reasons for the merger and recommendation of the board of directors” on page 28.

Q:	What does the Hinsbrook board of directors recommend?

A:	Hinsbrook’s board of directors unanimously recommends that you vote “FOR” approval of the merger agreement. Hinsbrook’s board of directors has determined that the merger agreement and the merger are in the best interests of Hinsbrook and its shareholders. To review the background and reasons for the merger in greater detail, see pages 26 to 30.

Q:	What vote is required to approve the merger agreement?

A:	Holders of at least a majority of the voting power of the outstanding shares of Hinsbrook common stock entitled to vote must vote in favor of the merger. Absentations and broker non-votes have the effect of votes against the approval of the merger agreement. All of Hinsbrook’s directors and executive officers have agreed to vote their shares in favor of the merger at the special meeting. These shareholders and their affiliates owned approximately 39.6% of Hinsbrook’s outstanding common stock on the record date. Wintrust’s shareholders will not be voting on the merger agreement. See “The merger—Interests of certain persons in the merger” on page 38 and “The merger—Voting agreement” on page 40.

Q:	Why is my vote important?

A:	Hinsbrook shareholders are being asked to approve the merger agreement and thereby approve the proposed merger. If you do not submit your proxy by mail or vote in person at the special meeting, it will be more difficult for Hinsbrook to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit your proxy or attend the special meeting will have the same effect as a vote against the merger agreement and make it more difficult to obtain approval of the merger agreement.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting if you own shares of Hinsbrook common stock of record at the close of business on ___, 2006. After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form, which is separate from the election form, in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy form and do not vote at the special meeting, this will have the same effect as a vote against the approval of the merger agreement.

Q:	How will my proxy be voted?

A:	If you complete, sign, date and mail your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted FOR approval of the merger agreement and the other proposals in the notice.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of Hinsbrook a duly executed revocation of proxy, submitting a new proxy form with a later date or voting in person at the special meeting.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	Hinsbrook shareholders who do not vote in favor of approval of the merger agreement and otherwise comply with all of the procedures of Sections 11.65 and 11.70 of the Illinois Business Corporations Act (the IBCA), will be entitled to receive payment in cash of the fair value of their shares of Hinsbrook common stock as ultimately determined under the statutory process. A copy of these sections of the IBCA is attached as Annex B to this document. This value could be more than the merger consideration but could also be less.

Q:	What are the tax consequences of the merger to me?

In general, the conversion of your shares of Hinsbrook common stock into Wintrust common stock in the merger will be tax-free for United States federal income tax purposes. However, you will recognize gain (but not loss) in an amount limited to the amount of cash you receive in the merger. Additionally, you will recognize gain or loss on any cash that you receive instead of fractional shares of Wintrust’s common stock. You should consult with your tax adviser for the specific tax consequences of the merger to you. See “The merger – Certain federal income tax consequences of the merger” on page 37.

Q:	When and where is the special meeting?

A:	The Hinsbrook special meeting will take place on ___, 2006, at ___a.m. local time, at ___.

Q:	Should I send in my stock certificates now?

A:	No. Either at the time of closing or shortly after the merger is completed, Wintrust’s exchange agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent. You should use the letter of transmittal to exchange your Hinsbrook stock certificates for new certificates representing the shares of Wintrust common stock you will own after the merger is complete. Do not send in your stock certificates with your proxy form or your stock election form.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be approved by Hinsbrook’s shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of Hinsbrook’s outstanding shares of common stock in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger late in the first quarter or early in the second quarter of 2006.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other closing conditions that must be satisfied. For example, as a condition to Wintrust’s obligation to close, as of the closing date, Hinsbrook must satisfy certain financial measures set forth in the merger agreement.

Q:	Are there risks I should consider in deciding to vote on approval of the merger agreement?

A:	Yes, in evaluating the merger agreement, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 17.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact either Robert K. Buhrke, Hinsbrook’s President and Chief Executive Officer, at (630) 920-2700, or Illinois Stock Transfer Company, which is assisting Hinsbrook in the solicitation of proxies, at (312) 427-2951.

SUMMARY
     This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 61.
Information about Wintrust and Hinsbrook (See page 26)
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045
(847) 615-4096
     Wintrust Financial Corporation, an Illinois corporation, is a financial holding company headquartered in Lake Forest, Illinois. As of November 30, 2005, Wintrust operated 13 community banks, located in the greater Chicago and Milwaukee metropolitan areas, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 60 banking facilities. Wintrust, through various of its subsidiaries, also provides wealth management services, including trust, asset management and brokerage services, to customers located primarily in the Midwest, as well as to customers of its banks. Wintrust also originates and purchases residential mortgage loans, many of which are sold into the secondary market. In addition, Wintrust is involved in specialty lending through operating subsidiaries or divisions of certain of its banks. As of September 30, 2005, Wintrust had consolidated total assets of $7.89 billion, deposits of $6.49 billion and stockholders’ equity of $613 million. Wintrust’s common stock trades on the Nasdaq National Market under the symbol “WTFC.”
Hinsbrook Bancshares, Inc.
6262 South Route 83
Willowbrook, Illinois 60527
(630) 920-2700
     Hinsbrook Bancshares, Inc., an Illinois corporation, is a bank holding company headquartered in Willowbrook, Illinois. Its primary business is operating its bank subsidiary, Hinsbrook Bank & Trust, an Illinois state bank, with Illinois branch locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank & Trust began operations in 1987. As of September 30, 2005, Hinsbrook had consolidated total assets of approximately $497 million, deposits of $424.8 million and shareholders’ equity of $39.9 million. Hinsbrook is not a public company and, accordingly, there is no established trading market for Hinsbrook’s common stock.
The merger and the merger agreement (See page 42)
     Wintrust’s acquisition of Hinsbrook is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Hinsbrook will be merged with and into Wintrust and will cease to exist. After the consummation of the merger, Hinsbrook Bank & Trust will become a wholly owned subsidiary of Wintrust. The merger agreement is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.
What Hinsbrook shareholders will receive (See page 42)
     If the merger is completed, the shares of Hinsbrook common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of Wintrust common stock, or a combination of cash and shares of Wintrust common stock. For each of your shares of Hinsbrook common stock, you will receive the “per share merger consideration” to be calculated as set forth in the merger agreement. All elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration as described in this proxy statement/prospectus. For example, if you elect to receive all cash consideration, depending on the elections made by other Hinsbrook shareholders, it is possible that you will receive a portion of the merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. For a description of the possible proration of elections, see “Description of the merger agreement – Consideration to be received in the merger – Proration of merger consideration.”
     You may elect to receive the “per share merger consideration” in cash, shares of Wintrust’s common stock, or a combination of cash and shares of Wintrust common stock. Subject to possible proration, if you elect to receive all cash consideration, you will receive $41.59 per share in cash. Subject to possible proration, if you elect to receive the merger consideration in all shares of Wintrust common stock, you will receive between 0.680 and 0.846 of a share of Wintrust common stock for each share of Hinsbrook common stock, depending on the average high and low sale price of Wintrust common stock on the Nasdaq National Market during the 10 trading day period ending on the fourth trading day prior to completion of the merger. If you elect to receive merger consideration consisting of cash and shares of Wintrust common stock, you will receive cash consideration of $41.59 per share for one-half of your Hinsbrook shares and the above-described stock consideration for the other half of your Hinsbrook shares. The merger agreement provides that:
•	The exchange ratio will adjust upward or downward to ensure that the fraction of a share of Wintrust common stock you receive for each share of Hinsbrook common stock that you own will be equal to $41.59 divided by the reference price so long as the reference price is between $49.14 and $61.14. However, the market value of the fraction of a share of Wintrust common stock that you receive in the merger may be greater or less than $41.59, as the trading price of Wintrust common stock on the date the merger is completed may be greater or less than the reference price used to determine the exchange ratio.

•	If the reference price is less than $49.14, the exchange ratio will no longer adjust upward, and you will receive 0.846 of a share of Wintrust common stock for each share of Hinsbrook common stock that you own. This means that the value of the fraction of a share of Wintrust common stock you will receive will be below $41.59 per share to the extent the market price of Wintrust common stock is below $49.14 when the merger is completed.

•	If the reference price is greater than $61.14, the exchange ratio will no longer adjust downward, and you will receive 0.680 of a share of Wintrust common stock for each share of Hinsbrook common stock that you own. This means that the value of the fraction of a share of Wintrust common stock you will receive will be above $41.59 per share to the extent the market price of Wintrust common stock is above $61.14 when the merger is completed.
     However, subject to certain conditions, Hinsbrook may terminate the merger agreement if the reference price of Wintrust’s common stock during the reference period is less than $47.14.
     Hinsbrook shareholders will not receive fractional shares of Wintrust common stock. Instead, they will receive a cash payment for any fractional shares based on the value of Wintrust common stock determined in the manner described above.
Merger consideration election (See page 44)
     With this proxy statement/prospectus, you have been provided with an election form in order to select whether you will receive merger consideration consisting of cash, Wintrust common stock or a combination of 50% cash and 50% shares of Wintrust common stock (subject to possible proration as described in this proxy statement/prospectus). The completed election form should be returned in the enclosed prepaid envelope and must be received by Wintrust’s exchange agent, Illinois Stock Transfer Company, by 5:00 p.m., Chicago time, on the fifth business day before the effective time of the merger. Once made, elections are irrevocable. If your election form is not received by this deadline, you will be deemed to have elected to receive the combination of cash and Wintrust common stock. Despite your particular election, the merger agreement provides that the aggregate number of shares that may be converted into the right to receive cash consideration (including any shares subject to the cash portion of a combination election) may not exceed 50% of Hinsbrook’s outstanding common stock, and the aggregate number of shares that may be converted into the right to receive Wintrust common stock (including any shares subject to the stock portion of a combination election) may not exceed 50% of Hinsbrook’s outstanding common stock. If Hinsbrook’s shareholders elect to receive, in the aggregate, more than the maximum number of shares that may be converted into cash consideration or stock consideration under the merger agreement, Illinois Stock Transfer Company may prorate these elections so that the maximum amount of each type of consideration is not exceeded. For example, if elections to receive all cash consideration are made with respect to 80% of the shares of Hinsbrook’s common stock, Illinois Stock Transfer Company may prorate the elections so that shareholders electing all cash may receive some portion of the merger consideration in cash and some portion in stock. However, taking into account the actual results of the election process, Wintrust may direct, at any time prior to the consummation of the merger, that the proration and redesignation procedures be waived, in whole or in part, so long as such actions do not adversely affect the tax-free reorganization treatment of the merger.
     Once the merger is complete, Illinois Stock Transfer Company will mail you materials and instructions for exchanging your Hinsbrook stock certificates for Wintrust stock certificates. You should not send in your Hinsbrook stock certificates with your completed proxy card or election form, and should wait until you receive the transmittal materials and instructions from the exchange agent.
Hinsbrook Employee Stock Options (See page 44)
     The merger agreement provides that at the effective time of the merger, each outstanding and unexercised option granted by Hinsbrook under its 1992 Employee Stock Option Plan, as amended, will be automatically converted into an option to purchase shares of Wintrust common stock, exercisable on generally the same terms and conditions that applied before the merger. The number of shares of Wintrust common stock subject to the substitute Wintrust option will equal the number of shares of Hinsbrook common stock subject to the option immediately prior to the merger, multiplied by the “option exchange ratio,” rounded down to the nearest whole share. The per share exercise price of each substitute Wintrust option will equal the exercise price of the option immediately prior to the merger divided by the option exchange ratio, rounded down to the nearest whole cent. The “option exchange ratio” is equal to 41.59 divided by the reference price.
Fairness opinion of Hinsbrook’s Financial Advisor (See page 30)
     In deciding to approve the merger, Hinsbrook’s board of directors considered, among other things, the opinion of Capital Market Securities, Inc. that the merger consideration is fair, from a financial point of view, to the holders of Hinsbrook common stock. You should read the full text of the fairness opinion, which is attached to this proxy statement/prospectus as Annex D, to understand the assumptions made, limits of the reviews undertaken and other matters considered by Capital Market Securities, Inc. in rendering its opinion.
Certain federal income tax consequences of the merger (See page 37)
     Your receipt of shares of Wintrust common stock as part of the merger consideration generally will be tax-free for United States federal income tax purposes. However, you will recognize gain (but not loss) in an amount limited to the amount of cash you receive in the merger. Additionally, you will recognize gain or loss on any cash that you receive instead of fractional shares of Wintrust common stock. You are urged to consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.
Reasons for the merger (See page 28)
     Hinsbrook’s board of directors believes that the merger is in the best interests of Hinsbrook and its shareholders, has unanimously approved the merger agreement and unanimously recommends that its shareholders vote “FOR” the approval of the merger agreement.
     In its deliberations and in making its determination, Hinsbrook’s board of directors considered numerous factors, including the following:
•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Hinsbrook and Wintrust, both individually and as a combined company;

•	the perceived risks and uncertainties attendant to Hinsbrook’s execution of its strategic growth plans as an independent banking organization, including the need to access additional capital on a cost-effective basis to support future growth;

•	the belief that the market value of Wintrust’s common stock prior to the execution of the merger agreement was very attractive and offered favorable prospects for future appreciation as a result of the proposed merger and other strategic initiatives being implemented by Wintrust;

•	the strategic vision of the management of Wintrust to seek profitable future expansion in the Chicago metropolitan area, leading to continued growth in overall shareholder value;

•	the fact that Wintrust is publicly held and the merger would provide access to a public trading market for Hinsbrook shareholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities.
     Wintrust’s board of directors concluded that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust’s board of directors considered a number of factors, including:
•	Hinsbrook’s community banking orientation and its compatibility with Wintrust and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which Hinsbrook operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s review of Hinsbrook’s business, operations, earnings and financial condition, including its management, capital levels and asset quality, since Hinsbrook Bank & Trust’s de novo formation in 1987; and

•	the likelihood of regulators approving the merger without undue conditions or delay.
Board recommendation to Hinsbrook’s shareholders (See page 28)
     Hinsbrook’s board of directors believes that the merger of Hinsbrook with Wintrust is in the best interests of Hinsbrook and its shareholders. Hinsbrook’s board of directors unanimously recommends that you vote “FOR” the merger.
Interests of officers and directors of Hinsbrook in the merger may be different from, or in addition to, yours (See page 39)
     When you consider the Hinsbrook board of directors’ recommendation to vote in favor of the approval of the merger agreement, you should be aware that some of Hinsbrook’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as shareholders. Hinsbrook’s board of directors was aware of these interests and took them into account in approving the merger. For example, the merger agreement obligates Hinsbrook Bank & Trust to enter into an employment agreement with each of Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller upon completion of the merger. The employment agreements between Hinsbrook Bank & Trust and Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller, obligate Hinsbrook Bank & Trust to make severance and other benefit payments under certain circumstances.
     In addition, Jeffrey D. Baker, Robert K. Buhrke, Andrew M. Collins, Jr., James R. Hannon, Jr., L. Thomas McNamara and Regina R. Miller have previously entered into change of control agreements with Hinsbrook Bank & Trust, and, in connection with the merger, each will be paid change of control payments to terminate such agreements.

     Wintrust is also obligated under the merger agreement to provide continuing indemnification to Hinsbrook’s and Hinsbrook Bank & Trust’s directors and officers, and to provide such directors and officers with directors’ and officers’ liability insurance for a period of five years following the merger, subject to certain conditions set forth in the merger agreement.
Hinsbrook shareholders will have dissenters’ rights in connection with the merger (See page 23)
     Hinsbrook shareholders may dissent from the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the fair value of their shares instead of the merger consideration.
     A copy of the section of the IBCA pertaining to dissenters’ rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The merger and the performance of the combined company are subject to a number of risks (See page 17)
     There are a number of risks relating to the merger and to the businesses of Wintrust, Hinsbrook and the combined company following the merger. See “Risk Factors” beginning on page 17 of this proxy statement/prospectus for a discussion of these and other risks and see also the documents that Wintrust has filed with the Securities and Exchange Commission and which we have incorporated by reference into this proxy statement/prospectus.
Hinsbrook shareholder approval will be required to complete the merger (See page 22)
     To approve the merger, at least a majority of the voting power of the outstanding shares of Hinsbrook common stock entitled to vote must be voted in favor of the merger agreement at the special meeting. To satisfy the quorum requirements set forth in Hinsbrook’s by-laws, shareholders holding at least a majority of the voting power of the outstanding shares of Hinsbrook common stock entitled to vote at the special meeting must be present in person or by proxy at the special meeting. Shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form.
     All of Hinsbrook’s directors and executive officers have committed to vote their shares of common stock in favor of the merger. At the record date, these shareholders owned 1,089,433 shares, constituting approximately 39.6% of the shares entitled to vote at the meeting. See “The merger—Voting agreement” on page 40.
Hinsbrook special meeting (See page 22)
     The special meeting of shareholders will be held at                                                             , located at                                                                                                       on                                         , 2006 at                      a.m., local time. Hinsbrook’s board of directors is soliciting proxies for use at the special meeting. At the special meeting, Hinsbrook shareholders will be asked to vote on a proposal to approve the merger agreement.
Record date for the special meeting; revocability of proxies (See pages 22 and 23)
     You may vote at the special meeting if you own shares of Hinsbrook common stock of record at the close of business on                                         , 2006. You will have one vote for each share of Hinsbrook common stock you owned on that date. You may revoke your proxy at any time before the vote at the special meeting.
Completion of the merger is subject to regulatory approvals (See page 39)
     The merger cannot be completed until Wintrust receives the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Division of Banking of the Illinois Department of Financial and Professional Regulation, or the IDFPR. Wintrust plans to submit applications with each of the Federal Reserve Bank of Chicago and the IDFPR in January of 2006.

Conditions to the merger (See page 47)
     The completion of the merger is subject to the fulfillment of a number of conditions, including:
•	approval of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of Hinsbrook common stock entitled to vote;

•	approval of the transaction by the appropriate regulatory authorities, including the Federal Reserve and the IDFPR, and expiration or termination of all waiting periods required by law;

•	absence of any threatened or pending suit, judgment or other action seeking to enjoin the consummation of the merger or seeking other relief that either Wintrust or Hinsbrook reasonably believes, subject to certain conditions, would have a material adverse effect on the other party;

•	authorization for listing the shares of Wintrust common stock issuable pursuant to the merger agreement on the Nasdaq National Market, subject to notice of final issuance;

•	maintenance by Hinsbrook of certain minimum net worth and loan loss reserve requirements;

•	receipt of an opinion of counsel to Hinsbrook that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•	the holders of not more than 5% of the outstanding shares of Hinsbrook common stock giving written demand for dissenters’ rights in accordance with the IBCA;

•	no material adverse change in Wintrust or Hinsbrook since December 5, 2005;

•	the execution of amendments to certain deferred compensation agreements;

•	the execution of an employment agreement by Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller; and

•	the representations and warranties made by the parties in the merger agreement must be materially true and correct as of the effective date of the merger or as otherwise required in the merger agreement.
How the merger agreement may be terminated by Wintrust and Hinsbrook (See page 49)
     Wintrust and Hinsbrook may mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger. Subject to conditions and circumstances described in the merger agreement, either Wintrust or Hinsbrook may terminate the merger agreement if, among other things, any of the following occur:
•	the merger is not completed by July 31, 2006 (or August 31, 2006, if there is a delay due to regulatory approval);

•	in certain circumstances, if a condition to the merger has become impossible to satisfy;

•	in certain circumstances, if Hinsbrook has received and accepted a superior offer to sell to a third party; or

•	in certain circumstances by Hinsbrook if the average of the high and low sales price of Wintrust’s common stock on the Nasdaq National Market during the 10 days ending four trading days before the closing date is less than $47.14.

Termination fees and expenses may be payable under some circumstances (See page 49)
     Generally, if the merger agreement is terminated by either Hinsbrook or Wintrust because the other party has committed a material breach, subject to certain limitations, the breaching party will be required to reimburse the non-breaching party for up to $250,000 in out-of-pocket costs and expenses.
     Under certain circumstances described in the merger agreement, including (i) the breach by Hinsbrook of its agreement not to solicit alternative proposals or (ii) the entry into, consummation of or Hinsbrook’s board’s determination to accept, an unsolicited acquisition proposal from a third party, Wintrust may be owed a $1,000,000 termination fee from Hinsbrook. See “Description of the merger agreement—Termination fee.”
Voting agreement (See page 40)
     All of the directors and executive officers of Hinsbrook have agreed to vote all of their shares of common stock in favor of the merger agreement at the special meeting. Together, they own approximately 39.6% of Hinsbrook’s outstanding shares of common stock. These voting agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex C.
Accounting treatment of the merger (See page 37)
     The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.
Certain differences in shareholder rights (See page 52)
     The rights of shareholders of both Wintrust and Hinsbrook are governed by Illinois law. However, there are differences in the rights of Wintrust shareholders and Hinsbrook shareholders as a result of the provisions of the articles of incorporation, by-laws and other corporate documents of each company. After completion of the merger, Hinsbrook shareholders will become Wintrust shareholders and their rights will be governed by Wintrust’s articles of incorporation and by-laws, in addition to laws and requirements that apply to public companies.
Wintrust shares will be quoted on Nasdaq (See page 51)
     The shares of Wintrust common stock to be issued pursuant to the merger will be quoted on the Nasdaq National Market under the symbol “WTFC.”

Per Share Market Price and Dividend Information
     Wintrust common stock is quoted on the Nasdaq National Market under the symbol “WTFC.” The table below shows, for the quarters indicated, based on published financial sources, the reported high and low sales prices of Wintrust’s common stock during the periods indicated and the cash dividends paid per share of Wintrust common stock.

	High	Low	Dividend
Year Ending December 31, 2003
First Quarter	$33.65	$27.19	$0.08
Second Quarter	32.40	27.74	0.00
Third Quarter	38.89	29.30	0.08
Fourth Quarter	46.85	37.64	0.00
Year Ending December 31, 2004
First Quarter	$50.44	$41.85	$0.10
Second Quarter	50.80	45.18	0.00
Third Quarter	58.42	49.82	0.10
Fourth Quarter	63.39	54.33	0.00
Year Ending December 31, 2005
First Quarter	$57.23	$46.78	$0.12
Second Quarter	52.93	45.00	0.00
Third Quarter	55.50	49.01	0.12
Fourth Quarter	59.63	48.00	0.00
Year Ending December 31, 2006
First Quarter (through January 5)	$55.04	$53.65	—

Comparative Historical and Unaudited Pro Forma Per Share Data
     The following table presents selected comparative per share data for Wintrust common stock and Hinsbrook common stock on a historical and pro forma basis and unaudited pro forma condensed combined consolidated per share information giving effect to the merger using the purchase method of accounting. You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Wintrust and related notes that are incorporated by reference in this proxy statement/prospectus by reference. The historical per share data is derived from audited financial statements as of and for the year ended December 31, 2004 and unaudited interim financial statements for the nine months ended September 30, 2005.
     The unaudited pro forma combined information does not purport to represent what the actual results of operations of Wintrust and Hinsbrook would have been had the companies been combined during the periods presented or to project Wintrust’s and Hinsbrook’s results of operations that may be achieved after completion of the merger.

	Nine Months Ended	Year Ended
	September 30, 2005	December 31, 2004
Wintrust Historical:
Diluted earnings per share	$2.07	$2.34
Cash dividends declared per share	0.24	0.20
Book value per share (at period end)	25.95	21.81
Wintrust Pro Forma Combined:(1)
Diluted earnings per share	$2.13	$2.35
Cash dividends declared per share	0.24	0.20
Book value per share (at period end)	27.20	23.36
Hinsbrook Historical:
Diluted earnings per share	$1.92	$1.89
Cash dividends declared per share	0.35	0.33
Book value per share (at period end)	14.50	13.08
Hinsbrook Pro Forma Combined:(1)
Diluted earnings per share	$1.61	$1.77
Cash dividends declared per share	0.18	0.15
Book value per share (at period end)	20.51	17.61

(1)	Computed using per share merger consideration of $41.59 per share, assuming a Wintrust common stock price of $55.14 for the anticipated acquisition of Hinsbrook.

Selected Historical Financial Data of Wintrust
     The selected consolidated financial data presented below is being provided to assist you in your analysis of the financial aspects of the merger. The annual Wintrust historical information as of and for each of the years in the five-year period ended December 31, 2004, are derived from Wintrust’s audited historical financial statements. The selected consolidated financial data presented below, as of and for the nine-month periods ended September 30, 2005 and 2004, are derived from Wintrust’s unaudited interim consolidated financial statements. The unaudited interim financial information is not necessarily indicative of the results to be expected for any other interim period or for fiscal year 2005 as a whole. However, in Wintrust’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of and for the nine-month periods, have been included. Share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected as a stock dividend effective as of March 14, 2002. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from Wintrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and Wintrust’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. The historical results below or contained elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Wintrust or the combined company.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2005(1)	2004(2)	2004(2)	2003(3)	2002(4)	2001	2000
	(Dollars in thousands, except per share amounts)
Statement of Income Data:
Total interest income	$292,6470	$184,683	$261,746	$203,991	$182,233	$166,455	$148,184
Total interest expense	132,562	72,364	103,922	83,499	84,105	92,441	87,184

Net interest income	159,908	112,319	157,824	120,492	98,128	74,014	61,000
Provision for loan losses	5,602	5,020	6,298	10,999	10,321	7,900	5,055

Net interest income after provision for loan losses	154,306	107,299	151,526	109,493	87,807	66,114	55,945

Non-interest Income:
Gain on sale of premium finance receivables	4,985	5,365	7,347	4,911	3,374	4,564	3,831
Mortgage banking revenue	19,855	12,549	18,250	16,718	13,271	8,106	3,139
Wealth management fees	22,711	23,659	31,656	28,871	25,229	1,996	1,971
Services charges on deposit account	4,451	2,944	4,100	3,525	3,121	2,504	1,936
Administrative services revenue	3,307	2,927	3,984	4,151	3,501	4,084	4,402
Premium finance Defalcation-partial settlement(5)	—	—	—	500	1,250	—	—
Securities (losses) gains, net	1,067	1,731	1,863	642	107	337	(40)
Other	15,584	12,453	18,252	13,274	10,819	7,207	3,067

Total non-interest Income	71,960	61,628	85,452	72,592	60,672	28,798	18,306

(See footnotes on page 16)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2005(1)	2004(2)	2004(2)	2003(3)	2002(4)	2001	2000
	(Dollars in thousands, except per share amounts)
Non-interest Expense:
Salaries and employee benefits	$88,186	$66,841	$94,049	$74,775	$63,442	$35,628	$28,119
Equipment expense	8,706	6,626	9,074	7,957	7,191	6,297	5,101
Occupancy expense, net	11,838	7,026	10,083	7,436	6,691	4,821	4,252
Data processing	5,375	3,909	5,560	4,304	4,161	3,393	2,837
Advertising and marketing	3,426	2,376	3,403	2,215	2,302	1,604	1,309
Professional fees	4,366	3,432	5,376	3,342	2,801	2,055	1,681
Amortization of intangibles	2,509	587	1,110	640	324	685	713
Premium finance defalcation(5)	—	—	—	—	—	—	4,320
Other non-interest expenses	23,240	19,312	27,436	22,072	19,072	11,300	9,471

Total non-interest expenses	147,646	110,109	156,091	122,741	105,984	65,783	57,803

Income before taxes and cumulative effect of accounting change	78,620	58,818	80,887	59,344	42,495	29,129	16,448
Income tax expense	28,599	21,655	29,553	21,226	14,620	10,436	5,293

Income before cumulative effect of accounting change	$50,021	$37,163	51,334	38,118	27,875	18,693	11,155
Cumulative effect of change in accounting for derivatives, net of tax	—	—	—	—	—	(254)	—

Net income	$50,021	$37,163	$51,334	$38,118	$27,875	$18,439	$11,155

Common Share Data:
Earnings per share:
Basic	$2.18	$1.83	$2.49	$2.11	$1.71	$1.34	$0.85
Diluted	2.07	1.71	2.34	1.98	1.60	1.27	0.83
Cash dividends per common share(6)	0.24	0.20	0.20	0.16	0.12	0.093	0.067
Book value per share	25.95	20.42	21.81	17.43	13.19	9.72	7.92

Weighted average common shares outstanding:
Basic	22,990	20,347	20,646	18,032	16,334	13,734	13,066
Diluted:	24,149	21,674	21,972	19,219	17,445	14,545	13,411

Selected Financial Condition Data (at end of period):
Total assets	$7,893,503	$5,817,286	$6,419,048	$4,747,398	$3,721,555	$2,705,422	$2,102,806
Total loans	5,149,795	4,000,175	4,348,346	3,297,794	2,556,086	2,018,479	1,547,596
Mortgage loans held-for-sale	125,584	80,074	104,709	24,041	90,446	42,904	10,424
Total deposits	6,487,103	4,751,593	5,104,734	3,876,621	3,089,124	2,314,636	1,826,576
Notes payable	1,000	1,000	1,000	26,000	44,025	46,575	27,575
Subordinated notes	50,000	50,000	50,000	50,000	25,000	—	—
Long term debt – trust preferred securities	230,231	146,465	204,489	96,811	50,894	51,050	51,050
Total stockholders’ equity	613,761	430,153	473,912	349,837	227,002	141,278	102,276
(See footnotes on following page)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2005(1)	2004(2)	2004(2)	2003(3)	2002(4)	2001	2000
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin(7)(8)	3.19%	3.16%	3.17%	3.20%	3.34%	3.49%	3.66%
Net interest spread(7)(9)(10)	2.97	2.95	2.96	2.99	3.06	3.08	3.29
Non-interest income to average assets(7)	1.29	1.58	1.57	1.76	1.89	1.24	0.99
Non-interest expense to average assets(5)(7)	2.65	2.83	2.86	2.98	3.30	2.83	3.12
Net overhead ratio(5)(7)(11)	1.36	1.25	1.30	1.22	1.41	1.59	2.13
Efficiency ratio(5)(12)	63.70	63.74	64.45	63.52	66.41	63.66	72.33
Return on average assets(5)(7)	0.90	0.95	0.94	0.93	0.87	0.79	0.60
Return on average equity(5)(7)	11.48	13.46	13.12	14.36	14.76	15.24	11.51
Average loan-to-average deposit ratio	83.3	88.1	87.7	86.4	88.5	87.4	87.7
Dividend payout ratio(6)(7)	8.7	8.8	8.5	8.1	7.5	7.4	8.0

Asset Quality Ratios:
Non-performing loans to total loans	0.49%	0.45%	0.43%	0.72%	0.49%	0.64%	0.63%
Allowance for loan losses to:
Total loans	0.79	0.79	0.79	0.77	0.72	0.68	0.67
Non-performing loans	162.30	175.97	184.13	107.59	146.63	105.63	107.75
Net charge-offs to average loans(5)(7)	0.11	0.06	0.07	0.18	0.24	0.26	0.24
Non-performing assets to total assets	0.34	0.33	0.29	0.51	0.34	0.48	0.46

Other data at end of period:
Number of banking facilities	59	47	50	36	31	29	28

(1)	Wintrust completed its acquisitions of Antioch Holding Company on January 18, 2005 and First Northwest Bancorp, Inc. on March 31, 2005. The results for the nine months ended September 30, 2005 include the results of Antioch Holding Company and First Northwest Bancorp, Inc. since the effective date of the acquisitions.

(2)	Wintrust completed its acquisitions of SGB Corporation d/b/a WestAmerica Mortgage Company and Guardian Real Estate Services, Inc. on May 19, 2004, and Northview Financial Corporation on September 30, 2004. The results for the nine months ended September 30, 2004 and year ended December 31, 2004 include the results of WestAmerica and Guardian since the effective date of the acquisition.

(3)	Wintrust completed its acquisitions of Lake Forest Capital Management Company on February 1, 2003, Advantage National Bancorp, Inc. on October 1, 2003 and Village Bancorp, Inc. on December 5, 2003. The results for the year ended December 31, 2003 include the results of the companies acquired as of and since the effective date of the acquisitions only.

(4)	Wintrust completed its acquisition of the Wayne Hummer Companies effective as of February 1, 2002. The results for the year ended December 31, 2002 include the results of the Wayne Hummer Companies since February 1, 2002.

(5)	In 2000, Wintrust recorded a $4.3 million pre-tax charge ($2.6 million after-tax) related to a fraudulent loan scheme perpetrated against its premium finance subsidiary. The amount of this charge was not included in loans charged-off because a lending relationship had never been established. In the first quarter of 2002, Wintrust recovered $1.25 million (pre-tax) of this amount ($754,000 after-tax), and in the fourth quarter of 2003, it recovered $500,000 (pre-tax) of this amount ($302,000 after-tax).

(6)	Wintrust declared its first semi-annual dividend payment in January 2000. Dividend data reflected for the interim periods reflect semi-annual, not quarterly, dividends.

(7)	These financial ratios for interim periods have been annualized.

(8)	Net interest income on a tax-equivalent basis divided by average interest-earning assets.

(9)	Calculated on a tax-equivalent basis.

(10)	Yield earned on average interest-earning assets less rate paid on average interest-bearing liabilities.

(11)	Non-interest expense less non-interest income divided by average total assets.

(12)	Non-interest expense (excluding non-recurring items) divided by the sum of net interest income on a tax equivalent basis plus non-interest income (excluding securities gains and losses).

RISK FACTORS
     In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements” on page 21, you should consider the following risk factors carefully in deciding whether to vote for the approval of the merger agreement. Additional risks and uncertainties not presently known to Wintrust and Hinsbrook or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Wintrust and Hinsbrook as a combined company.
     In addition, Wintrust’s and Hinsbrook’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Wintrust, in its Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this proxy statement/prospectus. These risks and uncertainties will continue to apply to Wintrust and Hinsbrook as independent companies if the merger is not consummated.
Risks relating to the merger
Because the market price of Wintrust common stock may fluctuate, you cannot be certain of the precise value of the stock portion of the merger consideration you may receive in the merger.
     You cannot be certain of the precise value of the stock portion of the merger consideration to be received at closing. If the merger is completed, you will be entitled to receive, for each share of Hinsbrook common stock that you elect to convert into shares of Wintrust common stock, a fraction of a share of Wintrust common stock equal to an exchange ratio based on the reference price during the reference price determination period. The exchange ratio will adjust to ensure that the fraction of a share of Wintrust common stock you receive will be equal to $41.59 divided by the reference price so long as the reference price is between $49.14 and $61.14. However, the market value of that fraction of a share of Wintrust common stock you receive may be greater or less than $41.59, as the trading price of Wintrust common stock on the date of the merger may be greater or less than the reference price used to determine the exchange ratio. If the reference price is less than $49.14, the exchange ratio will no longer adjust upward. This means that the value of the fraction of a share of Wintrust common stock you will receive will be below $41.59 to the extent the reference price is below $49.14. If the reference price is greater than $61.14, the exchange ratio will no longer adjust downward. This means that the value of the fraction of a share of Wintrust common stock you will receive will be above $49.14 to the extent the reference price is above $49.14. The formula for calculating the exchange ratio is set forth in the section entitled “Description of the merger agreement—Consideration to be received in the merger” beginning on page 42.
     Wintrust’s common stock is traded on the Nasdaq National Market under the symbol “WTFC.” The maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond Wintrust’s control or the control of any market maker. In addition to the shares of Wintrust common stock to be issued in the merger, Wintrust also has shares of common stock covered by resale registration statements. Wintrust estimates that there are currently approximately up to 967,000 of those shares outstanding that have not yet been resold. These remaining shares may be freely sold from time to time in the market. The market price of Wintrust’s common stock could drop significantly if shareholders sell or are perceived by the market as intending to sell large blocks of its shares.
Wintrust and Hinsbrook may be unable to successfully integrate their operations and may not realize the anticipated benefits of combining Wintrust and Hinsbrook.
     Wintrust and Hinsbrook entered into the merger agreement with the expectation that they would be able to successfully integrate their operations and that the merger would result in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Wintrust integrates and operates Hinsbrook in an efficient and effective manner, and general competitive factors in the market place. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses or the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’

operations could have an adverse effect on the business, financial condition, operating results and prospects of the combined company after the merger. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the combined company’s business, financial condition, operating results and prospects.
     Among the factors considered by the boards of directors of Wintrust and Hinsbrook in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.
Hinsbrook will be subject to business uncertainties while the merger is pending, which could adversely affect its business.
     Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Hinsbrook, and, consequently, the combined company. Although Hinsbrook intends to take steps to reduce any adverse effects, these uncertainties may impair Hinsbrook’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Hinsbrook to seek to change their existing business relationships with Hinsbrook. Employee retention at Hinsbrook may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the combined company following the merger.
Some of the directors and executive officers of Hinsbrook have interests and arrangements that could have affected their respective decision to support or approve the merger.
     The interests of some of the directors and executive officers of Hinsbrook in the merger are different from, and may be in addition to, those of Hinsbrook shareholders generally and could have affected their decision to support or approve the merger. These interests include:
•	The change of control payments, pursuant to existing contracts, to each of Jeffrey D. Baker, Robert K. Buhrke, Andrew M. Collins, Jr., James R. Hannon, Jr., L. Thomas McNamara and Regina R. Miller in connection with the merger;

•	The entry into employment agreement with each of Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller upon completion of the merger;

•	Wintrust’s agreement to provide severance and other benefit payments under certain circumstances to Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller;

•	Wintrust’s agreement to provide officers and directors of Hinsbrook with continuing indemnification rights; and

•	Wintrust’s agreement to provide directors’ and officers’ insurance to the officers and directors of Hinsbrook for five years following the merger.
     As a result, the directors and officers of Hinsbrook may be more likely to recommend to Hinsbrook’s shareholders the approval of the merger agreement than if they did not have these interests.
Risks relating to the businesses of Wintrust and the combined company
Hinsbrook’s shareholders will not control Wintrust’s future operations.
     Currently, Hinsbrook’s shareholders own 100% of Hinsbrook and have the power to approve or reject any matters requiring shareholder approval under Illinois law and Hinsbrook’s articles of incorporation and by-laws. After the merger, Hinsbrook shareholders will become owners of less than 7% of the outstanding shares of Wintrust common stock. Even if all former Hinsbrook shareholders voted together on all matters presented to Wintrust’s shareholders, from time to time, the former Hinsbrook shareholders most likely would not have a significant impact on the approval or rejection of future Wintrust proposals submitted to a shareholder vote.

De novo operations and branch openings impact Wintrust’s profitability.
     Wintrust’s financial results have been and will continue to be impacted by its strategy of de novo bank formations and branch openings. Wintrust has employed this strategy to build an infrastructure that management believes can support additional internal growth in its banks’ respective markets. Wintrust operates de novo banks, and expects to undertake additional de novo bank formations or branch openings as it expands into additional communities in and around Chicago and southeast Wisconsin. In fact, on December 8, 2005, Wintrust announced plans to open a de novo bank in the south suburbs of Chicago with three locations. Based on Wintrust’s experience, its management believes that it generally takes from 13 to 24 months for de novo banks to first achieve operational profitability, depending on the number of banking facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time Wintrust has historically experienced for new banks and/or banking facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. To the extent Wintrust undertakes additional de novo bank, branch and business formations, its level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and it is likely to continue to experience the effects of higher expenses relative to operating income from the new operations. These expenses may be higher than Wintrust expected or than its experience has shown.
Wintrust’s allowance for loan losses may prove to be insufficient to absorb losses that may occur in its loan portfolio.
     Wintrust’s allowance for loan losses is established in consultation with management of its operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolios. At September 30, 2005, Wintrust’s allowance for loan losses was 162.30% of total nonperforming loans and 0.79% of total loans. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond its control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for Wintrust’s newer banks is more difficult, and, therefore, the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses that may develop in Wintrust’s existing portfolios of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.
Wintrust’s premium finance business involves unique operational risks and could expose it to significant losses.
     Of Wintrust’s total loans at September 30, 2005, 15%, or approximately $795 million, were comprised of commercial insurance premium finance receivables that it generates through First Insurance Funding Corporation. These loans, intended to enhance the average yield of earning assets of its banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations. The average term to maturity of these loans is less than 12 months, and the average loan size when originated is less than $50,000.
     Because Wintrust conducts lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in its banks. Wintrust may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and Wintrust cannot assure investors that its risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, Wintrust recorded a non-recurring after-tax charge of $2.6 million in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although Wintrust has since enhanced its internal controls system at First Insurance, it may continue to be exposed to the risk of significant loss in its premium finance business.
     Due to continued growth in origination volume of premium finance receivables, since the second quarter of 1999, Wintrust has been selling some of the loans First Insurance originates to an unrelated third party. Wintrust has recognized gains on the sales of the receivables, and the proceeds of sales have provided it with additional liquidity. Consistent with its strategy to be asset driven, Wintrust expects to pursue similar sales of premium finance receivables in the future; however, it cannot assure you that there will continue to be a market for the sale of these loans and the extent of Wintrust’s future sales of these loans will depend on the level of new volume growth in relation to its capacity to retain the loans within its subsidiary banks’ loan portfolios. Because Wintrust has a recourse obligation to the purchaser of premium finance loans that it sells, it could incur losses in connection with the loans sold if collections on the underlying loans prove to be insufficient to repay to the purchaser the principal amount of the loans sold plus interest at the negotiated buy-rate and if the collection shortfall on the loans sold exceeds Wintrust’s estimate of losses at the time of sale.
Wintrust may be adversely affected by interest rate changes.
     Wintrust’s interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in interest rates may influence the growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, the volume of loan originations in Wintrust’s mortgage banking business and the value that Wintrust can recognize on the sale of mortgage loans in the secondary market. Wintrust expects the results of its mortgage banking business in selling loans into the secondary market will be impacted during periods of rising interest rates. While Wintrust has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to Wintrust’s “gap” position on interest earning assets and interest-bearing liabilities, the “gap” will work against it and Wintrust’s net interest income may be negatively affected.
     With the relatively low interest rates that prevailed over the last three years, Wintrust has been able to augment the total return of its investment securities portfolio by selling put options and call options on fixed-income securities it owns. Wintrust recorded fee income of approximately $11.1 million during 2004, compared to approximately $7.9 million in 2003, from premiums earned on these option transactions. During the first nine months of 2005, Wintrust recorded fee income of approximately $9.4 million on these transactions. In a rising interest rate environment, particularly if interest rates continue to increase, the amount of premium income Wintrust earns on these transactions will likely decline. Wintrust’s opportunities to sell covered call options may be limited in the future if rates continue to rise.
Provisions in Wintrust’s articles of incorporation and by-laws may delay or prevent an acquisition of Wintrust by a third party.
     Wintrust’s articles of incorporation and by-laws contain provisions, including a staggered board provision, that make it more difficult for a third party to gain control or acquire Wintrust without the consent of its board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions. These provisions of Wintrust’s governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of Wintrust’s shareholders.

FORWARD-LOOKING STATEMENTS
     We have made forward-looking statements in this proxy statement/prospectus, including in the documents incorporated into this proxy statement/prospectus by reference, that are subject to risks and uncertainties. These statements are based upon current expectations of each company’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Wintrust and the combined company. Forward-looking statements include the information in this proxy statement/prospectus regarding:
•	management forecasts, projections and estimates;

•	efficiencies and cost savings;

•	business and growth strategies (including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisition of banks, wealth management entities, specialty finance business or fee-related businesses);

•	regulatory matters;

•	combined operations;

•	the economy;

•	future economic performance;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions or dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	taxes; and

•	merger and integration expenses.
     Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “possible,” “hope,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act for 1995 for all forward-looking statements.
     These forward-looking statements involve significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 17, and in the documents that are incorporated by reference into this proxy statement/prospectus. Because of these and other uncertainties, Wintrust’s actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Wintrust’s past results of operations do not necessarily indicate Wintrust’s future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Wintrust is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Wintrust qualifies all of its forward-looking statements by these cautionary statements.

INFORMATION ABOUT THE SPECIAL MEETING OF HINSBROOK SHAREHOLDERS
     Hinsbrook’s board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Hinsbrook common stock for use at the special meeting of Hinsbrook’s shareholders.
Date, time and place of the special meeting
     The special meeting will be held at                                                                                                                          on                                         , 2006 at                      a.m., local time.
Purpose of the special meeting
     At the special meeting, the Hinsbrook board of directors will ask you to vote upon the following:
•	a proposal to approve the merger agreement and thereby approve the merger;

•	a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates; and

•	any other business that properly comes before the special meeting and any adjournment or postponement thereof.
Record date and voting rights for the special meeting
     Hinsbrook has set the close of business on                                         , 2006, as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only Hinsbrook shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were                      shares of Hinsbrook common stock outstanding and entitled to vote at the special meeting.
Quorum and abstentions required vote
     The presence in person or by proxy of at least a majority of Hinsbrook’s outstanding shares at the special meeting is required in order for the vote on the merger to occur. Abstentions from voting or any failure to vote will have the same effect as voting against the merger agreement.
Vote required
     Approval of (1) the merger agreement proposal, (2) the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates and (3) any other business that properly comes before the special meeting and any adjournment or postponement thereof, each requires the affirmative vote of at least a majority of Hinsbrook’s outstanding shares entitled to vote.
Shares held by Hinsbrook officers and directors; voting agreements
     Certain officers and directors of Hinsbrook, whose aggregate ownership represents approximately 39.6% of Hinsbrook’s outstanding shares, have committed to vote their shares in favor of the merger. Wintrust does not own any shares of Hinsbrook common stock. See “The merger—Voting agreement” on page 40 for a description of the provisions of the voting agreement.
How to vote
     You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy form, which should be returned in the enclosed prepaid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Hinsbrook board of directors recommends and will be voted “FOR” approval of the merger agreement and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates.
     In addition to your proxy form, you have received a separate election form for use in electing the merger consideration you will receive in the merger. The election form should be completed and returned to Illinois Stock Transfer Company in the enclosed prepaid envelope.
Revocability of proxies
     You may revoke your proxy at any time before it is voted by:
•	filing with Hinsbrook’s secretary a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.
     Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Hinsbrook Bancshares, Inc., 6262 South Route 83, Willowbrook, Illinois 60527, Attention: Secretary.
Proxy solicitation
     In addition to this mailing, proxies may be solicited by directors, officers or employees of Hinsbrook in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. Hinsbrook has retained Illinois Stock Transfer Company to assist in the distribution and solicitation of proxies. Illinois Stock Transfer Company will be paid a fee of approximately $750, plus reasonable expenses, for these services. Hinsbrook and Wintrust will share equally the costs associated with the solicitation of proxies for the special meeting.
Other business; adjournments
     Hinsbrook is not currently aware of any other business to be acted upon at the Hinsbrook special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.
     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of the majority of the votes cast by holders of Hinsbrook common stock present in person or by proxy at the special meeting, whether or not a quorum is present, without further notice other than by announcement at the special meeting. Hinsbrook does not currently intend to seek an adjournment of the special meeting.
Dissenters’ rights
     Under Illinois law, you are entitled to exercise dissenters’ rights and obtain a cash payment for the “fair value” of your shares as a result of Wintrust’s acquisition of Hinsbrook, provided you comply with Sections 11.65 and 11.70 of the IBCA. The following is a brief summary of the statutory procedures that you must follow in order to perfect your dissenters’ rights under Illinois law. This summary is not a complete statement of the law pertaining to dissenters’ rights under the IBCA and is qualified in its entirety by reference to Sections 11.65 and 11.70 of the IBCA, a copy of which is included as Annex B to this proxy statement/prospectus.

     Shareholders of Hinsbrook who follow the procedures set forth in Section 11.70 of the IBCA will be entitled to dissent from the merger and to obtain payment, after the merger, for the “fair value” of their shares, if any, calculated immediately before the consummation of the merger, exclusive of any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable (“fair value”), plus accrued interest from the time the merger is effective until the date of payment, at the average interest rate currently paid by Wintrust on its principal bank loans, or if none, at a rate that is fair and equitable under the circumstances (the “interest”).
     A record owner may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies Wintrust in writing of the name and address of each persons on whose behalf the record owner asserts such rights. A beneficial owner of shares who is not the record owner may assert dissenters’ rights only if the beneficial owner submits to Wintrust the record owner’s written consent to dissent before or at the same time the beneficial owner asserts dissenters’ rights.
     To dissent from the merger and demand appraisal, you must satisfy the following conditions:
•	deliver a written demand for appraisal of your shares to Hinsbrook before the vote on the approval of the merger agreement at the special meeting (voting against the merger agreement will not satisfy this requirement);

•	not vote in favor of the merger agreement (if you return your signed proxy and do not specify a vote against the merger agreement or a direction to abstain, your shares will be voted in favor of the merger agreement and you will waive your right to dissent); and

•	continuously hold your Hinsbrook shares from the date of making the demand through the time the merger is completed.
     Your failure to vote against the proposal to approve the merger agreement will not constitute a waiver of your dissenters’ rights under the IBCA. Also, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal. You must follow each of the procedures sent forth in Section 11.70 of the IBCA to perfect dissenters’ rights. If you fail to so comply with these procedures and the merger becomes effective, you will receive the consideration provided in the merger agreement.
     If you make a legally sufficient demand, within 10 days after the date on which the merger is effective or 30 days after you deliver the written demand for payment, whichever is later, Wintrust must send you:
•	a statement setting forth its opinion of the fair value of the shares;

•	Hinsbrook’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before delivery of the statement, together with the statement of income for that year;

•	the latest available interim financial statements; and

•	a commitment to pay for the shares held by the dissenting shareholder at the estimated fair value upon the transmittal to Wintrust of the certificate(s), or other evidence of ownership.
     If the dissenting shareholder does not agree with Wintrust as to the estimated fair value of the shares or the amount of interest due, such shareholder may, within 30 days from the delivery of Wintrust’s statement of value, notify Wintrust of such shareholder’s estimated fair value and amount of interest due. Such notice must demand payment for the difference between such shareholder’s estimate of fair value and interest and the amount of payment offered by Wintrust. If within 60 days from delivery of the dissenting shareholder’s notification of estimated fair value and interest due, no written agreement has been reached, Wintrust must either pay the difference in value demanded by the dissenting shareholder with interest or file a petition in the circuit court of Lake County, Illinois, requesting the court to determine the fair value of the shares and interest due. Wintrust must make all dissenters with unsettled demands parties to the proceeding as an action against their shares, and shall serve all parties with a copy of the petition. If Wintrust fails to commence an action in circuit court, the dissenting shareholders may commence an action as permitted by law. The court has power to appoint one or more appraisers. Each dissenter who is a party to such action is entitled to receive the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Wintrust.
     In a proceeding brought by Wintrust to determine fair value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares, as determined by the court, materially exceeds the price that Wintrust estimated to be the fair value of the shares or, if no estimate was given, then all or any part of the costs may be assessed against Wintrust. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares, as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may be awarded to the dissenter if the court finds that Wintrust did not substantially comply with the procedures in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily or not in good faith with respect to the dissenter’s rights.
     Shareholders of Hinsbrook who are considering seeking an appraisal should bear in mind that the fair value of their Hinsbrook shares as determined under Section 11.70 of the IBCA could be more than, the same as, or less than the merger consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.
     All written demands for appraisal should be addressed to: Hinsbrook Bancshares, Inc., 6262 South Route 83, Willowbrook, Illinois 60527, Attention: President and Chief Executive Officer. A demand must be received before the vote concerning the merger agreement at the special meeting occurs, and should be executed by, or on behalf of, the holder of record.
     If you properly exercise your dissenters’ rights and follow the correct procedures in the IBCA, your Hinsbrook shares will not be converted into, or represent, a right to receive the consideration provided for in the merger agreement and you will not be entitled to vote or receive any dividends or other distributions on any such shares. If, however, you fail to properly perfect, effectively withdraw, waive, lose, or otherwise become ineligible to exercise dissenting shareholder’s rights under the IBCA, then at such time, the shares held by you will be converted into the consideration provided in the merger agreement.
     Failure to comply strictly with these procedures will cause you to lose your dissenters’ rights. Consequently, if you desire to exercise your dissenters’ rights you are urged to consult a legal advisor before attempting to exercise these rights.
THE MERGER
          This section of the proxy statement/prospectus describes material aspects of the merger. While Wintrust and Hinsbrook believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Annexes, and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger, not this summary, is the legal document which governs the merger.
General
     The Hinsbrook board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Hinsbrook common stock for use at the Hinsbrook special meeting, at which Hinsbrook shareholders will be asked to vote on approval of the merger agreement and thereby approve the merger. When the merger is consummated, Hinsbrook will merge with and into Wintrust and will cease to exist. Wintrust will survive the merger and Hinsbrook Bank & Trust will become a wholly-owned subsidiary of Wintrust. At the effective time of the merger, holders of Hinsbrook common stock will exchange their shares for cash, shares of Wintrust common stock or a combination of 50% cash and 50% of shares of Wintrust common stock, in each case subject to proration. Each share of Hinsbrook common stock will be exchanged for the “per share merger consideration” the stock component of which cannot be determined until four trading days before completion of the merger. See “Description of the merger agreement—Consideration to be received in the merger” for a detailed description of the method for determining the per share merger consideration.

     Only whole shares of Wintrust common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares based on the reference price of Wintrust’s common stock during the reference period. Shares of Hinsbrook common stock held by Hinsbrook shareholders who elect to exercise their dissenters’ rights will not be converted into cash, Wintrust common stock or the combination of cash and Wintrust common stock.
The Companies
Wintrust
     Wintrust Financial Corporation, an Illinois corporation, is a financial holding company headquartered in Lake Forest, Illinois. As of November 30, 2005, Wintrust operated 13 community banks, located in the greater Chicago and Milwaukee metropolitan areas, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 60 banking facilities. Wintrust, through various of its subsidiaries, also provides wealth management services, including trust, asset management and brokerage services, to customers located primarily in the Midwest, as well as to customers of its banks. Wintrust also originates and purchases residential mortgage loans, many of which are sold into the secondary market. In addition, Wintrust is involved in specialty lending through operating subsidiaries or divisions of certain of its banks. Its specialty lending niches include commercial insurance premium finance, accounts receivable financing and administrative services to the temporary staffing industry and indirect auto lending in which Wintrust purchases loans through Chicago-area automobile dealerships. As of September 30, 2005, Wintrust had consolidated total assets of $7.89 billion, deposits of $6.49 billion and stockholders’ equity of $613 million. Wintrust’s common stock trades on the Nasdaq National Market under the symbol “WTFC.”
     Financial and other information relating to Wintrust, including information relating to Wintrust’s current directors and executive officers, is set forth in Wintrust’s 2004 Annual Report on Form 10-K, Wintrust’s Proxy Statement for its 2005 Annual Meeting of Shareholders filed with the SEC on April 18, 2005, Wintrust’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and Wintrust’s Current Reports on Form 8-K filed during 2005, which are incorporated by reference to this proxy statement/prospectus. Copies of these documents may be obtained from Wintrust as indicated under “Where You Can Find More Information” on page 61. See “Incorporation of Certain Information by Reference” on page 61.
Hinsbrook
     Hinsbrook Bancshares, Inc., an Illinois corporation, is a bank holding company headquartered in Willowbrook, Illinois. Its primary business is operating its bank subsidiary, Hinsbrook Bank & Trust, an Illinois state bank, with Illinois branch locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank & Trust began operations in 1987. As of September 30, 2005, Hinsbrook had consolidated total assets of approximately $497 million, deposits of $424.8 million and shareholders’ equity of $39.9 million. Hinsbrook is not a public company and, accordingly, there is no established trading market for Hinsbrook’s common stock.
Hinsbrook’s proposal
     At the Hinsbrook special meeting, holders of shares of Hinsbrook common stock will be asked to vote on the approval of the merger agreement and thereby approve the merger. The merger will not be completed unless Hinsbrook’s shareholders approve the merger agreement and thereby approve the merger.
Background of the merger
     Hinsbrook’s board of directors and senior management regularly review and evaluate Hinsbrook’s business, strategic direction, performance, prospects and strategic alternatives. This review and evaluation included regular consultation with Hinsbrook’s financial consultants, Young & Associates, Inc. In early 2005, Hinsbrook began such a review. As part of this review, Hinsbrook discussed the advantages and disadvantages of remaining an independent operating concern, the historical performance and strategic direction of Hinsbrook Bank & Trust and the lack of liquidity for Hinsbrook’s shareholders. As part of this discussion, Hinsbrook considered the increasing amount of competition in Hinsbrook’s primary markets, anticipated costs and capital requirements necessary to fund Hinsbrook’s continued expansion, the manner in which Hinsbrook would continue to address loan concentration and funding challenges and trends in mergers and acquisitions in the financial services sector.
     Following this discussion, the board authorized management to investigate a strategic transaction, including a possible sale transaction. To that end, the board authorized management to contact financial advisors and legal counsel for assistance with this investigation. Hinsbrook retained Capital Market Securities, an affiliate of Young & Associates, Inc., as its financial advisor in connection with exploring its strategic alternatives and a possible sale transaction.
     Hinsbrook and Capital Market Securities signed a formal engagement letter on June 3, 2005. Also on that date, representatives of Capital Market Securities met with representatives of Hinsbrook’s management to discuss Hinsbrook’s strategic alternatives and provided a market analysis, which included an analysis of trends in bank pricing and financial performance along with an analysis of bank merger activity. Capital Market Securities also discussed with Hinsbrook potential pricing Hinsbrook might anticipate should it decide to consider a possible sale transaction. Capital Market Securities began gathering information about Hinsbrook’s business operations and primary markets.
     Shortly after the June 3, 2005 meeting, Capital Market Securities began a more comprehensive due diligence review of Hinsbrook and Hinsbrook Bank & Trust, meeting with members of Hinsbrook’s management on June 16 and June 17, 2005 and began developing confidential marketing materials concerning Hinsbrook.
     At the regular meeting of Hinsbrook’s board held on July 26, 2005, the board continued its discussions concerning the evaluation of Hinsbrook’s strategic alternatives and a possible sale transaction. A representative of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, Hinsbrook’s special counsel, attended this meeting and gave a presentation concerning Hinsbrook’s strategic alternatives as well as the fiduciary obligations of the board. Representatives of Capital Market Securities also attended this meeting and reviewed with the board a draft of the confidential marketing materials that had been developed and a proposed list of prospective bidders. Following this meeting, Hinsbrook’s management continued to work with Capital Market Securities on the development of the confidential marketing materials. Capital Market Securities began contacting prospective bidders and distributed confidentiality agreements to those bidders expressing an interest in a possible transaction with Hinsbrook.
     At the regular monthly meeting of Hinsbrook’s board held on August 17, 2005, the board ratified the retention of Capital Market Securities as Hinsbrook’s financial advisor and authorized Capital Market Securities to distribute the approved confidential marketing materials to potential bidders. After this meeting, Capital Market Securities provided copies of the confidential marketing materials to each party that had executed a confidentiality agreement, worked with other potential bidders to obtain executed confidentiality agreements to be able to provide them with the confidential marketing materials and continued working with potential strategic partners with the goal of receiving initial bids by September 8, 2005.
     At a special meeting of the Hinsbrook board on September 12, 2005, Capital Market Securities reviewed the results of the preliminary proposal solicitation process with Hinsbrook’s board. Capital Market Securities reported that it had contacted 26 prospective strategic partners, 20 of which had executed confidentiality agreements and received copies of the marketing materials. Of these parties, six presented Hinsbrook with written, non-binding expressions of interest for a proposed acquisition transaction, subject to due diligence and the negotiation of a definitive agreement. At the September 12 meeting, Capital Market Securities and the board discussed the price range of each of the six proposals received, the form of consideration offered, the reputation of each party, the strategic opportunity offered by each possible transaction and the perceived ability of each party to consummate a transaction. Following this discussion, the board authorized three of the bidders, including Wintrust, to conduct off-site due diligence concerning Hinsbrook in order to obtain final bids from each.
     Due diligence was conducted by each of the three prospective strategic partners, including Wintrust, during the weeks of September 19 through October 3, 2005 with the expectation that final bids would be submitted to Hinsbrook on October 14, 2005. Throughout the due diligence and bidding process, Capital Market Securities remained in contact with the prospective strategic partners to assist in the due diligence process and negotiate the terms of the final offers. Wintrust submitted a revised written, non-binding expression of interest on October 14, 2005, while the two other prospective strategic partners declined to submit final bids.

     Hinsbrook’s board met with Capital Market Securities on October 18, 2005 to review Wintrust’s revised bid of approximately $41.59 per share comprised of approximately 50% cash and 50% shares of Wintrust’s common stock. This discussion included a review of Wintrust’s financial information, Wintrust’s history of prior transactions, Wintrust’s community bank operating philosophy and stock performance history. Following this review, Hinsbrook’s board determined to pursue a transaction with Wintrust and authorized Barack Ferrazzano and Capital Market Securities to enter into discussions with Wintrust to negotiate the terms of a merger agreement.
     On October 20, 2005, Wintrust conducted additional due diligence at Hinsbrook. Further due diligence was conducted throughout the month of November.
     Hinsbrook and its advisors received an initial draft of the merger agreement on October 27, 2005. Thereafter, Hinsbrook, Wintrust and their respective legal advisors engaged in negotiations of the merger agreement, exchanging comments and revised drafts of the merger agreement.
     On November 22 and November 23, 2005, representatives of Hinsbrook and Wintrust and both parties’ legal advisors met by telephone to negotiate the terms of the merger agreement. At a regular monthly meeting of the Hinsbrook board held on November 30, 2005, representatives of Barack Ferrazzano and Capital Market Securities reviewed with the board the process leading to the proposed transaction and the course of negotiations with Wintrust. Representatives of Barack Ferrazzano reviewed in detail with the board the terms of the current draft of the merger agreement, including the scope of the representations and warranties, the nature of Hinsbrook’s operating covenants prior to closing and the proposed closing conditions.
     On December 1, 2005, members of Hinsbrook’s management and representatives of Barack Ferrazzano and Capital Market Securities met with representatives of Wintrust to conduct a due diligence review of Wintrust and its operations.
     On December 2, 2005, the Hinsbrook board held a special meeting that was also attended by representatives of Barack Ferrazzano and Capital Market Securities. At this meeting, the board received a verbal report from management and its advisors concerning the due diligence review of Wintrust. Barack Ferrazzano distributed to the board an updated draft of the merger agreement and reviewed with the board the changes from the draft received on November 30 and remaining open items. Capital Market Securities provided a financial analysis to the board of the proposed transaction with Wintrust and issued to the board its oral opinion that the proposed merger consideration of $41.59 per share, as adjusted to reflect the market value of the stock portion of the consideration pursuant to the merger agreement, is fair from a financial point of view to Hinsbrook’s shareholders.
     After the conclusion of the presentations and discussions at the December 2 meeting, the Hinsbrook board unanimously approved the merger agreement and resolved to recommend that Hinsbrook shareholders approve the merger and, subject to the receipt by Hinsbrook of the written fairness opinion from Capital Market Securities, authorized the president and chief executive officer of Hinsbrook to execute the merger agreement on behalf of Hinsbrook in substantially the form reviewed by the board subject to such changes agreed to by such officer.
     On December 5, 2005, Capital Market Securities issued its written opinion to the Hinsbrook board that as of December 5, 2005, the merger consideration of $41.59 per share, as adjusted to reflect the market value of the stock portion of consideration pursuant to the merger agreement, was fair from a financial point of view to Hinsbrook’s shareholders. Also on December 5, the merger agreement was finalized and executed by Hinsbrook and Wintrust. Hinsbrook and Wintrust issued a joint press release on December 5, 2005 announcing the execution of the merger agreement.
Hinsbrook’s reasons for the merger and recommendation of the board of directors
     Hinsbrook’s board of directors believes that the merger is in the best interests of Hinsbrook and its shareholders. Accordingly, Hinsbrook’s board of directors has unanimously approved the merger agreement and unanimously recommends that its shareholders vote “FOR” the approval of the merger agreement.
     Hinsbrook’s board of directors has concluded that the proposed merger offers Hinsbrook’s shareholders an attractive opportunity to achieve the board’s strategic business objectives, including increasing shareholder value, growing the size of the business and enhancing liquidity for Hinsbrook’s shareholders, who will gain the benefit of a public trading market for their shares.
     In deciding to approve the merger agreement and the transactions it contemplates, Hinsbrook’s board of directors consulted with Hinsbrook’s management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:
•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Hinsbrook and Wintrust, both individually and as a combined company;

•	the perceived risks and uncertainties attendant to Hinsbrook’s execution of its strategic growth plans as an independent banking organization, including the need to access additional capital and enhance its technology platform on a cost-effective basis to support future growth;

•	the belief that the market value of Wintrust’s common stock prior to the execution of the merger agreement was very attractive and offered favorable prospects for future appreciation as a result of the proposed merger and other strategic initiatives being implemented by Wintrust;

•	the strategic vision of the management of Wintrust to seek profitable future expansion in the Chicago metropolitan area, leading to continued growth in overall stockholder value;

•	the fact that Wintrust is publicly held and the merger would provide access to a public trading market for Hinsbrook’s shareholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities and the other conditions to closing satisfied.
     The above discussion of the information and factors considered by Hinsbrook’s board of directors is not intended to be exhaustive, but includes all material factors considered by Hinsbrook’s board. In arriving at its determination to approve the merger agreement and the transaction it contemplates, and recommend that Hinsbrook’s shareholders vote to approve the merger, Hinsbrook’s board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.
     Hinsbrook’s board of directors believes that the merger is fair to, and in the best interests of, Hinsbrook and its shareholders. Hinsbrook’s board of directors unanimously approved the merger agreement and recommends that shareholders vote “FOR” approval of the merger agreement.
     Certain directors and officers of Hinsbrook have interests in the merger different from or in addition to their interests as shareholders generally, including certain cash payments that will be made as a result of the merger under various benefit plans and agreements currently in place in order to terminate such agreements and to be made under agreements entered into between the individuals and Wintrust in connection with the merger. You may wish to consider these interests in evaluating Hinsbrook’s board of directors’ recommendation that you vote in favor of the merger. See “The merger—Interests of certain persons in the merger.” Hinsbrook’s directors and executive officers have agreed to vote their shares in favor of the merger at the special meeting.
Wintrust’s reasons for the merger
     Wintrust’s board of directors believes that the merger is in the best interests of Wintrust and its shareholders. In deciding to approve the merger, Wintrust’s board of directors considered a number of factors, including:
•	management’s view that the acquisition of Hinsbrook provides an attractive opportunity to expand into desirable markets;

•	Hinsbrook’s community banking orientation and its compatibility with Wintrust and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which Hinsbrook operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Hinsbrook Bank & Trust since its de novo formation in 1987;

•	efficiencies to come from integrating certain of Hinsbrook’s operations into Wintrust’s existing operations; and

•	the likelihood of regulators approving the merger without undue conditions or delay.
     The above discussion of the information and factors considered by Wintrust’s board of directors is not intended to be exhaustive, but includes all material factors considered by Wintrust’s board. In view of the wide variety of factors considered by the Wintrust board of directors in connection with its evaluation of the merger, the Wintrust board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Wintrust’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Wintrust’s shareholders.
Fairness opinion of Hinsbrook’s financial advisor
     On June 3, 2005, Hinsbrook retained Capital Market Securities to act as its financial advisor in connection with a review of strategic alternatives, including a possible merger or sale and related matters. As part of its engagement, Capital Market Securities agreed, if requested by Hinsbrook, to render an opinion with respect to the fairness, from a financial point of view, to the holders of the Hinsbrook common stock of the merger consideration as set forth in a definitive merger agreement.
     Capital Market Securities is a NASD registered broker dealer specializing in the financial services industry. In the ordinary course of its investment banking business, Capital Market Securities is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
     Capital Market Securities acted as financial advisor to Hinsbrook in connection with the proposed merger and participated in certain aspects of the negotiations leading to the merger agreement. At the December 2, 2005 meeting at which the Hinsbrook board of directors considered and approved the merger agreement, Capital Market Securities delivered its oral opinion, subsequently confirmed in writing on December 5, 2005 that, as of December 5, 2005, the merger consideration was fair to the holders of the Hinsbrook common stock from a financial point of view.
     THE FULL TEXT OF CAPITAL MARKET SECURITIES’ WRITTEN OPINION IS INCLUDED AS ANNEX D TO THIS PROXY STATEMENT/ PROSPECTUS. THE WRITTEN OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITAL MARKET SECURITIES IN CONNECTION WITH ITS OPINION. HOLDERS OF HINSBROOK COMMON SHARES ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.
     Capital Market Securities’ opinion speaks only as of the date of the opinion. Capital Market Securities provided its opinion for the information and assistance of the Hinsbrook board of directors in connection with its consideration of the transaction contemplated by the merger agreement and is directed only to the fairness of the merger consideration to the holders of the Hinsbrook common stock from a financial point of view. The opinion does not address the underlying business decision of Hinsbrook to engage in the merger or any other aspect of the merger and is not a recommendation to any Hinsbrook shareholder as to how that shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholders should elect or any other matter. Capital Market Securities’ opinion will not reflect any developments that have occurred or may occur after the date of its opinion and prior to the completion of the merger. Capital Market Securities has no obligation to revise, update or reaffirm its opinion, and Hinsbrook does not currently expect that it will request an updated opinion from Capital Market Securities.
     In connection with rendering its December 5, 2005 opinion, Capital Market Securities reviewed and considered, among other things:
•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Hinsbrook that Capital Market Securities deemed relevant;

•	certain publicly available financial statements and other historical financial information of Wintrust that Capital Market Securities deemed relevant;

•	the pro forma financial impact of the merger on Wintrust based on assumptions relating to transaction expenses, cost savings and other factors;

•	the publicly reported historical price and trading activity for Wintrust’s common stock, including a comparison of certain financial and stock market information for Wintrust with similar publicly available information for certain other banks which are publicly traded;

•	the financial terms of certain recent mergers in the banking industry, to the extent publicly available;

•	the current banking environment and economic conditions generally; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Capital Market Securities considered appropriate for purposes of its analysis.
     Capital Market Securities also discussed with certain members of management of Hinsbrook the business, financial condition, results of operations and prospects of Hinsbrook and held similar discussions with certain members of management of Wintrust regarding the business, financial condition, results of operations and prospects of Wintrust.
     In performing its reviews and analyses and in rendering its opinion, Capital Market Securities relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Hinsbrook or Wintrust or either’s respective representatives or that was otherwise reviewed by Capital Market Securities and assumed such accuracy and completeness for purposes of rendering its opinion. Capital Market Securities further relied on the assurances of management of Hinsbrook and Wintrust that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Capital Market Securities was not asked to and did not undertake an independent verification of any of such information and Capital Market Securities does not assume any responsibility or liability for its accuracy or completeness. Capital Market Securities did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hinsbrook or Wintrust or any of their subsidiaries, or the collectibility of any such assets, nor has Capital Market Securities been furnished with any such evaluations or appraisals. Capital Market Securities did not make an independent evaluation of the adequacy of the allowance for loan losses of Hinsbrook or Wintrust, nor has Capital Market Securities reviewed any individual credit files relating to Hinsbrook or Wintrust. Capital Market Securities assumed, with Hinsbrook’s consent, that the respective allowances for loan losses for both Hinsbrook and Wintrust are adequate to cover such losses.
     Capital Market Securities’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, and the information made available to Capital Market Securities as of, the date of its opinion. Capital Market Securities assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the merger contained in the merger agreement are not waived.

Capital Market Securities also assumed, with Hinsbrook’s consent, that there has been no material change in Hinsbrook’s and Wintrust’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Capital Market Securities and that Hinsbrook and Wintrust will remain as going concerns for all periods relevant to its analyses. Finally, with Hinsbrook’s consent, Capital Market Securities relied, to the extent such advice was related to Capital Market Securities, upon the advice Hinsbrook received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.
     The earnings projections used and relied upon by Capital Market Securities in its analyses of Hinsbrook and Wintrust, projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger were developed by Capital Market Securities and reviewed with the management of Hinsbrook, and Capital Market Securities assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of Hinsbrook management of the expected future financial performance of Hinsbrook and Wintrust, respectively, and that such performances would be achieved. These projections, as well as the other estimates used by Capital Market Securities in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections. Capital Market Securities also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. Capital Market Securities further assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Hinsbrook, Wintrust or on the contemplated benefits of the merger.
     In performing its analyses, Capital Market Securities also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Hinsbrook, Wintrust and Capital Market Securities. The analyses performed by Capital Market Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Capital Market Securities prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Hinsbrook board of directors at its December 2, 2005 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Capital Market Securities’ analyses do not necessarily reflect the value of the Hinsbrook common stock or the Wintrust common stock or the prices at which either may be sold at any time.
     In accordance with customary investment banking practice, Capital Market Securities employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Capital Market Securities used in reaching its opinion and presented by Capital Market Securities to Hinsbrook’s board of directors on December 2, 2005, in connection with its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Capital Market Securities more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Capital Market Securities’ financial analyses, including the methodologies and assumptions underlying those analyses, and if viewed in isolation could present a misleading or incomplete view of the financial analyses performed by Capital Market Securities. The summary data set forth below do not constitute conclusions reached by Capital Market Securities with respect to any of the analyses performed by it in connection with its opinion. In arriving at its opinion, Capital Market Securities considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis or reach any specific conclusion with respect to any such analysis. Rather, Capital Market Securities made its determination as to the fairness to the holders of the Hinsbrook common stock, from a financial point of view, of the merger consideration, on the basis of its experience and professional judgment after considering the results of all of the analyses set forth in the following pages. Also, no company included in Capital Market Securities’ comparative analyses described below is identical to Hinsbrook or Wintrust and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Hinsbrook or Wintrust and the companies to which they are being compared.

     Summary of Merger Pricing Terms. Capital Market Securities reviewed the financial terms of the proposed transaction. Hinsbrook shareholders are to receive in exchange for their Hinsbrook common stock cash consideration, stock consideration or a combination of cash and stock consideration. The per share cash consideration is $41.59. The per share stock consideration is to be calculated as a fraction of a share of Wintrust common stock between 0.680 and 0.846, depending on the average high and low sale price of Wintrust common stock on the Nasdaq National Market during the 10 trading day period ending on the fourth trading day prior to the completion of the merger. For purposes of its analysis, Capital Market Securities assumed the per share merger consideration would be equal to $41.59.
     Based upon unaudited financial information for Hinsbrook at September 30, 2005 shown below, Capital Market Securities calculated the pricing ratios set forth below:
September 30, 2005 Financial Information
(Dollar information in thousands)

Shareholder equity	$39,888
Tangible shareholder equity	$39,888
LTM net income	$6,788
Total deposits	$424,820
Shares Outstanding	2,750,798

Pricing Ratios

Price/Tangible Book Value	287%
Price/Book Value	287%
Price to Last Twelve Months Earnings	16.9	X
Purchase Price Premium above Tangible Book Value/Deposits	17.5%
     Stock Trading Analysis. Capital Market Securities reviewed the history of the reported trading prices and volume of Hinsbrook’s common stock since June 30, 2005. There were a limited number of trades that have occurred, and all of the trades were Hinsbrook purchases at the price of $33.25.
     Capital Market Securities reviewed the reported trading prices and volume of Wintrust’s common stock from the period December 31, 2004 through November 25, 2005. Capital Market Securities compared the relationship between the movements in the prices of Wintrust’s common stock to movements in the prices of the Nasdaq Bank Index, the Nasdaq Composite Index and the performance of a composite peer group of publicly traded banks selected by Capital Market Securities for Wintrust. The composition of the peer group for Wintrust is discussed under the section below under the heading “—Reference Financial Institution Analysis.”
     During the analysis period ended November 25, 2005, Wintrust performed similarly to all of the indices and the peer group to which it was compared.
     Reference Financial Institution Analysis. Capital Market Securities used publicly available information to compare selected financial and market trading information for each of Hinsbrook and Wintrust and two different peer groups of banks selected by Capital Market Securities. No company used in the following analyses is identical to Hinsbrook, Wintrust or, following the merger, the combined resulting company. Accordingly, such analyses are not purely mathematical; rather, they involve complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies involved.

     The comparable peer group for Hinsbrook consisted of the following publicly traded banks located in the Midwest. These companies were selected based upon their having comparable financial characteristics to Hinsbrook including: asset size, net worth ratio, profitability and level of nonperforming assets.
Baraboo Bancorporation, Incorporated
DCB Financial Corp
FNBH Bancorp, Inc.
Guaranty Federal Bancshares, Inc.
Monroe Bancorp
Southern Michigan Bancorp, Incorporated
     The analysis compared financial information for Hinsbrook and financial and market pricing data for the comparable peer group as of and for the most recently available 12-month period. The table below compares the data for Hinsbrook and the average data for the comparable peer group as of and for the 12-month period ending September 30, 2005 with market pricing data as of November 25, 2005.
Comparable Peer Group Analysis — Hinsbrook

Peer Group
Hinsbrook	Average
Total Assets (in millions)	$497.0	$554.8
Tangible Equity/Tangible Assets	8.03%	8.30%
Loans/Deposits	94.36%	103.52%
Total Borrowings/Total Assets	3.88%	12.79%
NPAs/Assets	0.34%	0.58%
ALLL/Gross Loans	0.97%	1.38%
LTM Return on Average Assets	1.42%	1.19%
LTM Return on Average Equity	19.36%	13.71%
Net Interest Margin	3.96%	4.04%
Non Interest Income/Average Assets	0.40%	0.95%
Non-Interest Expense/Average assets	1.90%	2.67%
Efficiency Ratio	46.04%	56.12%
Price/Book Value	NM	182.60%
Price/Tangible Book Value	NM	185.45%
Price/LTM EPS	NM	13.82	x
     The comparable group for Wintrust consisted of the following publicly traded banks located in the Midwest. These companies were selected based upon their having comparable financial characteristics to Wintrust including: asset size, net worth ratio, profitability and level of nonperforming assets.
First Midwest Bancorp, Inc.
FirstMerit Corporation
MB Financial, Inc.
Old National Bancorp
Park National Corporation.
Republic Bancorp Inc.

     The analysis compared publicly available financial and market trading information for Wintrust and the data for the comparable peer group as of and for the most recently available 12-month period. The table below compares the data for Wintrust and the average data for the comparable peer group as of and for the 12-month period ended September 30, 2005 and, with market pricing data as of November 25, 2005.
Comparable Peer Group Analysis — Wintrust

Peer Group
Wintrust	Average
Total Assets (in millions)	$7,894	$7,217
Tangible Equity/Tangible Assets	5.20%	7.15%
Loans/Deposits	79.39%	94.84%
Total Borrowings/Total Assets	8.91%	21.12%
NPAs/Assets	0.25%	0.51%
ALLL/Gross Loans	0.77%	1.42%
LTM Return on Average Assets	0.90%	1.28%
LTM Return on Average Equity	12.15%	15.06%
Net Interest Margin	3.18%	3.62%
Non Interest Income/Average Assets	1.33%	1.27%
Non-Interest Expense/Average assets	2.71%	2.52%
Efficiency Ratio	63.27%	53.54%
Price/Book Value	216.30%	251.23%
Price/Tangible Book Value	332.50%	299.83%
Price/LTM EPS	20.90	x	17.32	x
     Analysis of Selected Merger Transactions. Capital Market Securities reviewed 19 merger transactions announced in the Midwest from September 30, 2003 through November 30, 2005 involving banks as acquired institutions with a return on equity greater than 15% at the time of the deal announcement. Capital Market Securities also reviewed 11 merger transactions announced from September 30, 2003 through November 30, 2005 involving Chicago area banks as acquired institutions. Capital Market Securities reviewed the multiples of:
•	transaction price at announcement to book value per share,

•	transaction price to tangible book value per share,

•	transaction price to last twelve months earnings, and

•	purchase price premium above tangible book value to deposits and computed mean and median multiples and premiums for the transactions.
     The median multiples from the Midwest group and the median multiples for the Chicago area group were applied to Hinsbrook’s unaudited financial information as of September 30, 2005 to estimate implied transaction values involving Hinsbrook. As illustrated in the following table, Capital Market Securities derived imputed ranges of values per share of Hinsbrook’s common stock of $34.03 to $42.67 based upon the median multiples for the Midwest group and $36.08 to $46.01 based upon the median multiples for the Chicago area bank group.
Comparable Transaction Multiples

				Median
	Median			Chicago
	Midwest		Implied	Area		Implied
	Multiple		Value	Multiple		Value
Transaction Price/Book Value	234.6%		$34.03	256.1%		$37.14
Transaction Price/Tangible Book Value	244.6%		$35.47	281.3%		$40.79
Transaction Price/LTM Earnings	17.3	x	$42.67	18.6	x	$46.01
Transaction Value Premium above Tangible Book Value/Deposits	14.1%		$36.26	14.0%		$36.08
     Discounted Cash Flow Analysis. Capital Market Securities performed a discounted cash flow analysis to estimate a range of present values per share of Hinsbrook common stock. This range was calculated by adding the present value of the current and projected estimated future cash dividends that Hinsbrook was projected to pay based upon Capital Market Securities’ projections (which were reviewed by Hinsbrook’s management) and the present value of an estimated terminal value of the shares in year five calculated by applying multiples to the projected earnings per share in the fifth year. Capital Market Securities’ projections for Hinsbrook included the following basic assumptions: asset growth of approximately 10% annually, net interest margin declining approximately 2.5%

from the level recorded in the LTM period ended September 30, 2005, noninterest income and noninterest expense levels remaining similar to historical ratios and dividend growth of 5% annually.
     In calculating a terminal value of Hinsbrook common stock, Capital Market Securities applied a range of pricing multiples between 15.0 and 19.0 to year five projected earnings. These multiples reflect recent bank acquisition pricing that Capital Market Securities believed would be applicable to Hinsbrook. In performing this analysis, Capital Market Securities assumed that there were no restrictions imposed upon Hinsbrook that would impact its ability to pay dividends and that Hinsbrook would increase its per share dividend 5% annually. In addition, Capital Market Securities used Hinsbrook’s 2005 budget and Hinsbrook’s management guidance for the five year projection period as the basis for estimating Hinsbrook earnings. The combined dividend stream and terminal value were then discounted to September 30, 2005 (the date of the most recent quarterly financial information available at the time of the analysis). Capital Market Securities estimated a range of discount rates of 12.5% to 17.5% as the appropriate rate to discount future cash flows for purposes of the analysis. These rates were chosen by Capital Market Securities to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Hinsbrook common stock. As illustrated in the following table, this analysis indicated an imputed range of values per Hinsbrook common share of $25.22 to $43.66.

Discount Rate	15.0	x	17.0	x	19.0	x
12.5%	$34.82		$39.24		$43.66
15.0%	$28.01		$31.55		$35.09
17.5%	$25.22		$28.40		$31.58
     In connection with its analyses, Capital Market Securities considered and discussed with the Hinsbrook board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. As indicated above, the projections were prepared with the guidance of the earnings projections prepared by Hinsbrook’s management and are not necessarily indicative of actual values or actual future results and do not purport to reflect the prices at which any securities currently trade or will trade at any time in the future. Capital Market Securities noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
     Based upon the discounted cash flow analysis as described, given that the proposed per share merger consideration is higher than most of the calculated present values, Capital Market Securities believes that this analysis supports the fairness, from a financial point of view, to Hinsbrook and its shareholders of the consideration to be paid in the merger.
     Pro Forma Merger Analysis. Capital Market Securities analyzed certain potential pro forma effects of the merger, assuming the following:
•	the merger closed on January 1, 2006,

•	50% of the Hinsbrook shares are exchanged for Wintrust common shares and 50% of Hinsbrook’s shares are exchanged for $41.59 per share in cash,

•	projections for Hinsbrook estimated by Capital Market Securities are consistent with estimates for 2005 as provided by Hinsbrook’s management,

•	projections for Wintrust are consistent with Wintrust’s historical results, and,

•	purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings estimated by Capital Market Securities.
     The analyses indicated that for the year ending December 31, 2006, the merger would be accretive to Wintrust’s projected earnings per share and the merger would be dilutive to Wintrust’s tangible book value per share. From the standpoint of a Hinsbrook shareholder electing to receive Wintrust common stock, for the year ending December 31, 2006, the merger would be accretive to earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.
     Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Capital Market Securities determined that the aggregate merger consideration was fair from a financial point of view to Hinsbrook’s shareholders.
     Hinsbrook has agreed to pay Capital Market Securities total transaction fees in connection with the merger equal to one percent of the merger consideration (approximately $1,150,000). Of these transaction fees, as of the date of this proxy statement/prospectus, Capital Market Securities has received $100,000 in retainer fees and $100,000 in connection with the delivery of its fairness opinion. Payment by Hinsbrook of the remainder of the transaction fees is contingent on the closing of the merger. Hinsbrook has also agreed to reimburse certain of Capital Market Securities’ reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Capital Market Securities and its affiliates, their respective partners, directors, officers, agents and employees of Capital Markets Securities and its affiliates, and each other person, if any, controlling Capital Markets Securities or its affiliates against certain expenses and liabilities, including liabilities under securities laws.
     Capital Market Securities is affiliated with Young & Associates, Inc., a firm that provides consulting, outsourcing and educational services to financial institutions. Young & Associates has provided consulting services to Hinsbrook since approximately 1990, including consulting services related to Hinsbrook’s strategic planning. In 2004 and 2005, Young & Associates received fees totaling approximately $32,800 and $27,900, respectively, for its services to Hinsbrook, which does not include the above described fees paid or to be paid to Capital Market Securities.
Accounting treatment
     Wintrust will account for the merger under the “purchase” method of accounting in accordance with accounting principles generally accepted in the United States. Using the purchase method of accounting, the assets and liabilities of Hinsbrook will be recorded by Wintrust at their respective fair values at the time of the completion of the merger. The excess of Wintrust’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.
Certain federal income tax consequences of the merger
     General. The following discussion addresses certain United States federal income tax consequences of the merger that are generally applicable to Hinsbrook’s shareholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Hinsbrook shareholders in light of their particular circumstances, such as shareholders who:
•	are dealers in securities;

•	are insurance companies or tax-exempt organizations;

•	are subject to alternative minimum tax;

•	hold their shares as part of a hedge, straddle, or other risk reduction transaction; or

•	are foreign persons.
     You are urged to consult your own tax advisors regarding the tax consequences of the merger to you based on your own circumstances, including the applicable federal, state, local and foreign tax consequences.
     The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion as well as the tax consequences of the merger.
     Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP. Neither Wintrust nor Hinsbrook has requested, nor will they request, a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the merger. Instead, as a condition to the closing of the merger, Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, special counsel to Hinsbrook, will render its opinion to Hinsbrook, subject to customary representations and assumptions referred to in the opinion, substantially to the effect that:
•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Hinsbrook and Wintrust will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code; and

•	no gain or loss will be recognized by Hinsbrook shareholders upon the receipt of Wintrust common stock in exchange for Hinsbrook common stock, except with respect to the cash portion of the merger consideration and cash received for fractional shares of Wintrust common stock.
     Barack Ferrazzano’s opinion will be based upon the assumption that the merger will take place substantially in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that will have been made by Wintrust and Hinsbrook and which are customarily given in transactions of this nature. Barack Ferrazzano’s opinion will not be binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.
     Gain Recognition on Receipt of Cash. Hinsbrook shareholders will recognize gain (but not loss) with respect to the cash portion of the merger consideration they receive. The amount of gain will be limited to the amount of cash received. Additionally, any cash received by Hinsbrook shareholders instead of fractional shares of Wintrust’s common stock will result in gain or loss. The amount of the recognized gain to Hinsbrook shareholders will generally be treated as capital gain, unless the receipt of cash has the effect of the distribution of a dividend, in which case, the gain recognized will generally be treated as a dividend. Net capital gain recognized by individual and other non-corporate shareholders from the sale or exchange of stock or securities held for more than twelve months, and certain dividend income, are generally taxed at a maximum federal income tax rate of 15%.
     Withholding. The cash portion of the merger consideration and any cash payments in respect of a fractional share of Wintrust common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete properly and timely and sign the substitute Form W–9 that will be included as part of the transmittal letter and notice from Wintrust’s exchange agent, or you otherwise prove to Wintrust and its exchange agent that you are exempt from backup withholding.
     Backup withholding is not an additional tax, but an advance payment. Any amount withheld from the payment of the merger consideration may be credited against the United States federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. You should consult with your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining this exemption.
     Reporting and Record Keeping. If you exchange shares of Hinsbrook common stock in the merger for Wintrust common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:
•	your tax basis in the Hinsbrook common stock surrendered; and

•	the amount of cash (if any) received and the fair market value, as of the effective date of the merger, of the Wintrust common stock received in exchange therefor.

     The preceding does not purport to be a complete discussion of all potential federal income tax consequences of the merger that may be relevant to a particular Hinsbrook shareholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you as a result of the merger, including the applicability and effect of foreign, state, local and other tax laws.
Regulatory approvals
     The merger of Wintrust and Hinsbrook is subject to prior approval of each of the Federal Reserve and the IDFPR. Wintrust plans to submit an application with the Federal Reserve Bank of Chicago in January of 2006 seeking the necessary approval. Although there can be no assurance that the Federal Reserve will approve the merger or as to the timing of approval, Wintrust currently expects it will receive approval of the merger from the Federal Reserve late in the first quarter or early in the second quarter of 2006. Wintrust plans to file the required application with the IDFPR in January of 2006. Wintrust currently expects to receive approval from the IDFPR late in the first quarter or early in the second quarter of 2006, although there can be no assurance that the IDFPR will approve the merger or as to timing of approval by the IDFPR.
     The merger may not be consummated until approximately 30 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
     The merger cannot proceed without obtaining all requisite regulatory approvals. Wintrust has agreed to take all appropriate actions necessary to obtain the required approvals.
Interests of certain persons in the merger
     General. Members of the board of directors and executive officers of Hinsbrook may have interests in the merger that are different from, or are in addition to, the interests of Hinsbrook shareholders generally. The Hinsbrook board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to Hinsbrook shareholders to vote for approval of the merger agreement. As of September 30, 2005, Hinsbrook’s directors and executive officers owned, in the aggregate, 1,089,433 shares of Hinsbrook’s common stock, representing approximately 39.6% of Hinsbrook’s outstanding shares of common stock. None of Hinsbrook’s directors or executive officers own any options to purchase shares of Hinsbrook’s common stock.
     Substitute Stock Options. Wintrust has agreed to assume all outstanding Hinsbrook stock options, all of which are already vested. At the time the merger is completed, each outstanding Hinsbrook stock option will be converted into an option to purchase Wintrust common shares exercisable on generally the same terms and conditions that applied before the merger, except that the number of shares of Wintrust common stock issuable upon the exercise of the options and the exercise price per share will be adjusted based on the per share merger consideration. Hinsbrook’s employees hold options to purchase a total of 13,750 shares of Hinsbrook common stock at a weighted average exercise price of $12.75 per share. See “Description of the merger agreement—Consideration to be received in the merger—Stock Options.”
     Employment Agreements. The merger agreement requires Hinsbrook Bank & Trust to enter into an employment agreement with each of Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller. The term of the agreements will commence on the closing date of the merger. In this section, Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller are sometimes referred to individually as an “executive” or together as the “executives.”
     The term of each employment agreement will be three years from the closing date of the merger. The agreements are subject to automatic renewal for successive one-year terms unless either of the parties to each of the agreements gives notice of its intention not to renew at least 60 days before the expiration of the then current term. The term of each agreement may be extended upon a “change in control” of Hinsbrook Bank & Trust. Each employment agreement will contain a non-compete and non-solicitation provision and a confidentiality provision. The non-compete and non-solicitation provisions will remain in effect for two years after termination of employment and the confidentiality provisions will survive indefinitely.

     The agreements will provide for a base salary as may, from time to time, be agreed upon by the parties, and participation in compensation, insurance and benefit plans as may be available to employees of Wintrust or its affiliates. Additionally, the agreements will provide for severance benefits of two times base salary and any bonuses paid during the previous 12 months if the executive is terminated (i) due to death, (ii) due to permanent disability, (iii) without cause, (iv) constructively or (v) following a change of control.
     Deferred Compensation Agreements and Deferred Fee Agreements. Hinsbrook Bank & Trust previously entered into deferred compensation agreements and deferred fee agreements with 16 of its officers and two of its directors. The deferred compensation arrangements generally provide that the individual will be permitted to defer a portion of their salary (or fees with respect to directors) and Hinsbrook Bank & Trust will match a portion of such deferrals in a notional account on behalf of the individual. The notional accounts accrue interest at a stated rate, which varies by individual and currently ranges from the prime rate as reported in the Wall Street Journal plus 1% to the prime rate plus 5%, until all obligations are paid. As reported in the Wall Street Journal, the prime rate on January 4, 2006 was 7.25%. Although certain individuals have a right to require that accrued amounts be held in a grantor trust, the obligations to the individuals are at all times an unfunded obligation to pay amounts in the future, with such obligations subject to the claims of creditors of Hinsbrook Bank & Trust. Hinsbrook Bank & Trust’s accrued liability with respect to the deferred compensation and fee arrangements was approximately $2,401,000 and $1,898,000 at December 31, 2004 and December 31, 2003, respectively. Deferred compensation and fee expense for the year ended December 31, 2004 and December 31, 2003, was approximately $334,000 and $271,000, respectively. As discussed in “Description of the merger agreement—Conditions to completion of the merger,” Wintrust’s obligations under the merger agreement are subject to Hinsbrook Bank & Trust having amended each of the deferred compensation arrangements prior to the effective time of the merger, to eliminate any future individual deferrals or any required company matching contributions under the arrangements. Other than with respect to the noted amendments, the arrangements will continue in effect per their terms.
     Change in Control Agreements. Hinsbrook Bank & Trust previously entered into change of control agreements with each of Jeffrey D. Baker, Robert K. Buhrke, Andrew M. Collins, Jr., James R. Hannon, L. Thomas McNamara and Regina R. Miller. The agreements generally provide that:
•	if the executive terminates his or her employment for any reason during the 12 month period immediately following a change of control of Hinsbrook; or

•	Hinsbrook Bank & Trust terminates the executive’s employment for any reason other than “cause,” or the executive voluntarily terminates his or her employment for “good reason” during the 24 month period immediately following a change of control, then the executive is entitled to certain payments from Hinsbrook Bank & Trust based on a multiple of the executive’s salary, and Hinsbrook Bank & Trust is required to continue to provide benefits for a period following termination including, among others, health, life, long term care and disability insurance benefits for the executive and his or her eligible dependents. The benefits provided under the agreements generally include the payment of all accrued compensation through the date of termination, a pro rata payment of the then current bonus cycle, a lump sum severance payment ranging from 1.5 to 3 times salary and the continuation of benefits for a period ranging from 18 to 36 months (through age 65 for Mr. McNamara). Upon the termination of the executive’s employment described above, the executive is required to maintain confidential the matters of Hinsbrook and return any and all confidential materials.
     Pursuant to the merger agreement, the change of control agreements will be terminated immediately prior to the effective time of the merger and Hinsbrook Bank & Trust will make payments to the respective individuals generally equal in value to the payments which would have been received had the change of control agreements been triggered. In consideration for canceling the change of control agreements, the individuals will receive lump sum cash payments in the aggregate of approximately $1,854,000 and individually ranging from approximately $153,000 to $587,000 and each such individual will provide a release to Hinsbrook with respect to the terminated change of control obligations. Payments and benefits which would have been provided under the change of control agreements are subject to Section 280G of the Internal Revenue Code (golden parachute) cut-back limitations in the event that they are deemed excess parachute payments and the payments to the executives in consideration of terminating the change of control agreements will be similarly limited.

     Continued Director and Officer Liability Coverage. For five years following the effective time, to the extent required by applicable law, Wintrust has agreed to indemnify and hold harmless the current and former directors and officers of Hinsbrook and Hinsbrook Bank & Trust for all actions taken by them prior to the effective time of the merger, to the same extent as the indemnification currently provided by Hinsbrook and Hinsbrook Bank & Trust. Pursuant to the terms of the merger agreement, Wintrust has agreed to provide to each of the directors and officers of Hinsbrook and Hinsbrook Bank & Trust, for five years following the effective time, insurance coverage against personal liability for actions taken after the effective time of the merger that is substantially the same as is currently provided to directors and officers of Wintrust.
Voting agreement
     All directors and executive officers of Hinsbrook have entered into a voting agreement with Wintrust. Under this agreement, these shareholders have each agreed to vote their respective shares of Hinsbrook common stock:
•	in favor of the merger and the transactions contemplated by the merger agreement;

•	against any action or agreement that would result in a material breach of any term or obligation of Hinsbrook under the merger agreement; and

•	against any action or agreement that would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.
     Furthermore, subject to their fiduciary duties as officers or directors of Hinsbrook, each of these shareholders has also agreed not to grant any proxies, deposit any shares of Hinsbrook common stock into a voting trust or enter into any other voting agreement with respect to any shares of Hinsbrook common stock that they own or, without the prior approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving Hinsbrook. The shares subject to the voting agreement represent approximately 39.6% of Hinsbrook’s outstanding shares of common stock on the record date. The voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.
Restrictions on resale of Wintrust common stock
     All shares of Wintrust common stock issued to Hinsbrook’s shareholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be “affiliates” of Hinsbrook under the Securities Act at the time of the special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover any resales of the shares of Wintrust common stock to be received by Hinsbrook’s shareholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale. Based on the number of shares of Wintrust common stock anticipated to be received in the merger, it is expected that Rule 145 will not limit the amount of shares that former Hinsbrook shareholders will be able to sell into the market. Persons who may be deemed affiliates of Hinsbrook for this purpose generally include directors, executive officers, and the holders of 10% or more of the outstanding shares of Hinsbrook’s common stock.

DESCRIPTION OF THE MERGER AGREEMENT
     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
     The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Wintrust and Hinsbrook made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
     The merger agreement provides for the merger of Hinsbrook with and into Wintrust, with Wintrust continuing as the surviving corporation. After the consummation of the merger, Hinsbrook Bank & Trust will become a wholly owned subsidiary of Wintrust.
Closing and effective time
     Closing. The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “—Conditions to completion of the merger” below for a more complete description of the conditions that must be satisfied or waived prior to closing. The completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.
     Completion of the Merger. The merger will become effective on the date when the articles of merger filed by the parties with the Illinois Secretary of State are duly filed by the Illinois Secretary of State, or at such later date and time specified in such filing as the parties mutually agree upon. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”
Consideration to be received in the merger
     If the merger is completed, the shares of Hinsbrook common stock which you own immediately before the completion of the merger will be converted into a right to receive cash (a “cash election”), shares of Wintrust common stock (a “stock election”) or a combination of 50% cash and 50% shares of Wintrust common stock (a “combination election”). For each of your shares of Hinsbrook common stock, you will receive the “per share merger consideration” to be calculated as set forth in the merger agreement. All elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration. For example, if you elect to receive all cash consideration, depending on the elections made by other Hinsbrook shareholders, it is possible that you will receive a portion of the merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. For a description of the possible proration of elections, see “— Proration of merger consideration.”
     Subject to possible proration, if you elect to receive all cash consideration, you will receive $41.59 per share in cash. Subject to possible proration, if you elect to receive the merger consideration in all shares of Wintrust common stock, you will receive between 0.680 and 0.846 of a share of Wintrust common stock, depending on the average high and low sale price of Wintrust common stock on the Nasdaq National Market during the 10 trading day period ending on the fourth trading day prior to completion of the merger. If you elect to receive merger consideration consisting of cash and shares of Wintrust common stock, you will receive cash consideration of

$41.59 per share for one-half of your Hinsbrook shares and the above-described stock consideration for the other half of your Hinsbrook shares. The merger agreement provides that:
•	The exchange ratio will adjust upward or downward to ensure that the fraction of a share of Wintrust common stock you receive for each share of Hinsbrook common stock that you own will be equal to $41.59 divided by the reference price so long as the reference price is between $49.14 and $61.14. However, the market value of the fraction of a share of Wintrust common stock that you receive in the merger may be greater or less than $41.59, as the trading price of Wintrust common stock on the date the merger is completed may be greater or less than the reference price used to determine the exchange ratio.

•	If the reference price is less than $49.14, the exchange ratio will no longer adjust upward, and you will receive 0.846 of a share of Wintrust common stock for each share of Hinsbrook common stock that you own. This means that the value of the fraction of a share of Wintrust common stock you will receive will be below $41.59 per share to the extent the market price of Wintrust common stock is below $49.14 when the merger is completed.

•	If the reference price is greater than $61.14, the exchange ratio will no longer adjust downward, and you will receive 0.680 of a share of Wintrust common stock for each share of Hinsbrook common stock that you own. This means that the value of the fraction of a share of Wintrust common stock you will receive will be above $41.59 per share to the extent the market price of Wintrust common stock is above $61.14 when the merger is completed.
     Hinsbrook may terminate the merger agreement if the reference price of Wintrust common stock during the reference period is less than $47.14, and Wintrust does not, within five business days of notice of such termination, notify Hinsbrook of its election to increase either (a) the number of shares of Wintrust common stock to be issued and/or (b) the amount of cash to be paid in exchange for those Hinsbrook shares subject to stock elections and the stock portion of combination elections, in either case so that the per share consideration received in exchange for such shares of Hinsbrook common stock is equal to the consideration that would be obtained using $47.14 as the reference price.
     The number of shares of Wintrust common stock you will receive in the merger will equal the number, rounded down to the nearest whole number, determined by multiplying the exchange ratio by the number of shares of Hinsbrook common stock that you own. Instead of issuing a fractional share of Wintrust common stock in connection with payment of the stock consideration, cash will be paid in an amount determined by multiplying the fractional share by the reference price.
     The following table illustrates the per share value of merger consideration that Hinsbrook’s shareholders will receive in the merger based on a range of Wintrust’s common stock prices and based on whether a stock election or a combination election is made. The table is for illustrative purposes only. The actual prices at which Wintrust common stock trades during the reference period will establish the actual reference price and therefore the actual exchange ratio and consideration.

		STOCK
Wintrust	CASH ELECTION	ELECTION	COMBINATION ELECTION
Reference	Per Share Cash	Per Share Stock	Cash	Stock	Total Per Share
Price	Consideration	Consideration(1)(2)	Consideration	Consideration	Consideration(1)(2)
$46.00	$41.59	$38.92	$20.795	$19.458	$40.25
47.00	41.59	39.76	20.795	19.881	40.68
48.00	41.59	40.61	20.795	20.304	41.10
49.00	41.59	41.45	20.795	20.727	41.52
50.00	41.59	41.60	20.795	20.800	41.60
51.00	41.59	41.57	20.795	20.783	41.58
52.00	41.59	41.60	20.795	20.800	41.60
53.00	41.59	41.61	20.795	20.803	41.60
54.00	41.59	41.58	20.795	20.790	41.59

		STOCK
Wintrust	CASH ELECTION	ELECTION	COMBINATION ELECTION
Reference	Per Share Cash	Per Share Stock	Cash	Stock	Total Per Share
Price	Consideration	Consideration(1)(2)	Consideration	Consideration	Consideration(1)(2)
55.00	41.59	41.58	20.795	20.790	41.59
56.00	41.59	41.61	20.795	20.804	41.60
57.00	41.59	41.61	20.795	20.805	41.60
58.00	41.59	41.59	20.795	20.793	41.59
59.00	41.59	41.60	20.795	20.798	41.59
60.00	41.59	41.58	20.795	20.790	41.59
61.00	41.59	41.60	20.795	20.801	41.60
62.00	41.59	42.16	20.795	21.080	41.88
63.00	41.59	42.84	20.795	21.420	42.22
64.00	41.59	43.52	20.795	21.760	42.56
65.00	41.59	44.20	20.795	22.100	42.90
66.00	41.59	44.88	20.795	22.440	43.24

(1)	Assumes the closing price of Wintrust’s common stock on the date of the merger is the same as the reference price during the reference period. The actual trading price of Wintrust common stock is subject to market fluctuations, and Hinsbrook shareholders will not be entitled to receive additional shares in the merger if the trading price of Wintrust’s common stock on the closing date of the merger is less than the average price during the pricing period.

(2)	The numbers in this column represent the value of the shares of Wintrust common stock which you will receive for each share of Hinsbrook common stock that you own, subject to the assumption in footnote 1.
     Proration of Merger Consideration. Despite your election, the merger agreement provides that the actual number of shares that may be converted into the right to receive cash consideration, in the aggregate, may not exceed 50% of Hinsbrook’s outstanding common stock (the “Maximum Cash Election”) and the number of shares that may be converted into the right to receive Wintrust common stock (including any shares subject to the stock portion of a combination election), in the aggregate, may not exceed 50% of Hinsbrook’s outstanding common stock (the “Maximum Stock Election”). If, after the results of the election forms are calculated, the number of shares to be converted into cash or Wintrust common stock exceeds either the Maximum Cash Election or the Maximum Stock Election, Wintrust’s exchange agent will, on a pro rata basis, redesignate those shares to reduce the amount of cash or the number of shares in order to achieve the Maximum Cash Election or Maximum Stock Election, as the case may be. Accordingly, the amount of cash and Wintrust common stock you actually receive as part of the merger consideration may be different from your election. Wintrust may, however, taking into account the actual results of all elections, at any time prior to the effective time direct that the redesignation procedures described be waived in whole or in part, in which case the number of shares to be converted into cash or Wintrust common stock may exceed the Maximum Cash Election or Maximum Stock Election, as the case may be, although the redesignation cannot cause the tax consequences to be materially different than as described earlier.
     Stock Options. If the merger is completed, each outstanding and unexercised option to purchase Hinsbrook common stock will automatically be converted into an option to purchase shares of Wintrust common stock, exercisable on generally the same terms and conditions that applied before the merger. The number of shares of Wintrust common stock subject to the substitute Wintrust option will equal the number of shares of Hinsbrook common stock subject to the option immediately prior to the merger, multiplied by the “option exchange ratio,” rounded down to the nearest whole share. The per share exercise price of each substitute Wintrust option will equal the exercise price of the option immediately prior to the merger divided by the option exchange ratio, rounded down to the nearest whole cent. The “option exchange ratio” is equal to 41.59 divided by the reference price.
Merger consideration election
     With this proxy statement/prospectus, you have been provided with an election form in order to select whether you will receive merger consideration consisting of cash, Wintrust common stock or a combination of cash and Wintrust common stock. The completed election form must be received by Wintrust’s exchange agent, Illinois Stock Transfer Company, by 5:00 p.m., central standard time on the fifth business day before the effective time of the merger. Once made, elections are irrevocable. If your election form is not received by this deadline you will be deemed to have elected to receive the combination of cash and Wintrust common stock. See “—Consideration to be received in the merger—Proration of merger consideration.”
Exchange of certificates
     Wintrust has engaged Illinois Stock Transfer Company to act as its exchange agent to handle the exchange of Hinsbrook common stock for the merger consideration and the payment of cash for any fractional share interest. Within five business days after the effective time, the exchange agent will send to each Hinsbrook shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Hinsbrook common stock certificates to the exchange agent. Hinsbrook shareholders that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. Hinsbrook shareholders that do not exchange their Hinsbrook common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Wintrust until their certificates are surrendered. After surrender of the certificates representing Hinsbrook shares, any unpaid dividends or distributions with respect to the Wintrust common stock represented by the certificates will be paid without interest.
Conduct of business pending the merger and certain covenants
     Under the merger agreement, Hinsbrook has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Hinsbrook and Hinsbrook Bank & Trust are required to conduct their business in the usual and ordinary course, consistent with prudent banking practice.
     The following is a summary of the more significant restrictions imposed upon Hinsbrook, subject to the exceptions set forth in the merger agreement:
•	making changes to the charter and by-laws of Hinsbrook and Hinsbrook Bank & Trust;

•	except with respect to the exercise of outstanding options to purchase Hinsbrook common stock, effecting any change in the capitalization or the number of issued and outstanding shares of Hinsbrook or Hinsbrook Bank & Trust;

•	except as otherwise set forth in the merger agreement, paying any dividends or other distributions;

•	except as otherwise set forth in the merger agreement, increasing the compensation of the officers or key employees of Hinsbrook or any of its subsidiaries or paying any bonuses;

•	making any expenditure for fixed assets in excess of $50,000 for any single item, or $250,000 in the aggregate, or entering into any lease for any fixed assets having an annual rental in excess of $50,000;

•	making or becoming party to a contract, commitment, or transaction, acquiring or disposing of any property or asset, or incurring any liabilities or obligations, other than in the ordinary course of business consistent with prudent banking practice and its current policies;

•	doing or failing to do anything that will cause a breach or default under any material contract;

•	without Wintrust’s prior written consent, making, renewing or restructuring any loan in excess of $1,000,000, except as provided for in the merger agreement;

•	entering into employment, consulting, or similar agreements that cannot be terminated with less than 30 days notice without penalty;

•	buying or investing in government securities that have maturities of more than five years and a rating agency rating below “A”;

•	exceeding, at any time, $65,000,000 in brokered deposits;

•	terminating, curtailing or discontinuing any of its benefit plans; and

•	changing in any material respect any accounting or recordkeeping procedures, policies or practices.
     Wintrust has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Hinsbrook has agreed to cooperate with Wintrust in connection with obtaining the regulatory approvals. Both parties agree:
•	to use all reasonable and diligent efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

•	to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

•	that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue; and

•	to coordinate publicity of the transactions contemplated by the merger agreement to the media and Hinsbrook’s shareholders.
     Hinsbrook has agreed that it will not and will not permit the Bank to, directly or indirectly, solicit, encourage or facilitate any third-party inquiries or proposals to acquire Hinsbrook and will not participate in any negotiations or discussions regarding a proposal to acquire Hinsbrook. However, Hinsbrook may provide information and negotiate with a third party if Hinsbrook’s board of directors determines that failure to do so would be inconsistent with its fiduciary duties. Hinsbrook is required under the merger agreement to provide Wintrust notice of any proposal that it receives to acquire Hinsbrook.
     Hinsbrook has also agreed to provide Wintrust with certain documents before the closing date, including:
•	interim financial statements;

•	prompt notice of any written assertions of dissenters’ rights;

•	reasonable notice and minutes of any meetings of the boards and committees of Hinsbrook or Hinsbrook Bank & Trust; and

•	certain information regarding the loans in Hinsbrook Bank & Trust’s loan portfolio.
     The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “—Employee benefit matters” and “The merger—Interests of certain persons in the merger.”
Representations and warranties
     The merger agreement contains representations and warranties made by Hinsbrook and Wintrust. These include, among other things, representations relating to:
•	valid corporate organization and existence;

•	corporate power and authority to enter into the merger and the merger agreement;

•	capitalization;

•	financial statements;

•	certain tax matters;

•	absence of material adverse changes;

•	government approvals required in connection with the merger;

•	absence of undisclosed investigations and litigation;

•	compliance with laws;

•	broker/finder fees; and

•	absence of any breach of organizational documents, law or other agreements as a result of the merger.
     Wintrust also represents and warrants to Hinsbrook in the merger agreement regarding:
•	compliance with SEC filing requirements;

•	filing of necessary reports with regulatory authorities; and

•	its financial ability to consummate the merger.
     Hinsbrook makes additional representations and warranties to Wintrust in the merger agreement relating to, among other things:
•	organizational documents, minutes and stock records;

•	title to real property, personal property and other material assets;

•	insurance matters;

•	employee benefits;

•	environmental matters;

•	ownership of Hinsbrook Bank & Trust and other subsidiaries;

•	compliance with, absence of default under and information regarding material contracts;

•	loans and its allowance for loan losses;

•	investment securities;

•	compliance with the Community Reinvestment Act;

•	conduct of business and maintenance of business relationships;

•	technology and intellectual property;

•	absence of undisclosed liabilities; and

•	affiliate transactions.
Conditions to completion of the merger
     Closing Conditions for the Benefit of Wintrust. Wintrust’s obligations are subject to fulfillment of the following conditions:
•	the accuracy of representations and warranties of Hinsbrook in the merger agreement as of the closing date;

•	performance by Hinsbrook in all material respects of its agreements under the merger agreement;

•	the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

•	approval of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of Hinsbrook common stock entitled to vote;

•	the holders of not more than 5% of the outstanding shares of Hinsbrook common stock give written demand for appraisal rights in accordance with Illinois law;

•	receipt of all necessary regulatory approvals;

•	no material adverse change in Hinsbrook since December 5, 2005;

•	no threatened or pending litigation resulting from or seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that Wintrust reasonably believes, subject to certain conditions, would have a material adverse effect on Hinsbrook or its bank subsidiary;

•	execution of an employment agreement by Jeffrey D. Baker, Andrew M. Collins, Jr., L. Thomas McNamara and Regina R. Miller;

•	the entry of certain directors and officers of Hinsbrook into voting agreements;

•	amendment of Hinsbrook’s deferred compensation and deferred fee arrangements;

•	payment or accrual of an increased purchase price for certain shares of Hinsbrook’s common stock acquired from an individual in August and October of 2005 such that such individual will receive total consideration equal to $41.59 per share; and

•	receipt of necessary consents, permissions and approvals.
     Closing Conditions for the Benefit of Hinsbrook. Hinsbrook’s obligations are subject to fulfillment of the following conditions:
•	accuracy of representations and warranties of Wintrust in the merger agreement as of the closing date;

•	performance by Wintrust in all material respects of their agreements under the merger agreement;

•	authorization for listing the shares of Wintrust common stock issuable pursuant to the merger agreement on the Nasdaq National Market, subject to notice of final issuance;

•	receipt of all necessary regulatory approvals;

•	execution and delivery of articles of merger suitable for filing with the Illinois Secretary of State;

•	the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

•	no threatened or pending litigation resulting from or seeking to enjoin the transactions contemplated by the merger agreement or seeking other relief that Hinsbrook reasonably believes, subject to certain conditions, makes it inadvisable to consummate the merger;

•	no material adverse change in Wintrust since December 5, 2005; and

•	receipt of certain certificates from Wintrust and a tax opinion from Hinsbrook’s special tax counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code.
Minimum net worth and loan loss reserve requirements closing condition
     Also, as a condition to Wintrust’s obligation to close, as of the closing date:
•	Hinsbrook’s shareholders’ equity as of the closing date, adjusted to disregard any changes in the “other comprehensive income” account recorded after June 30, 2005, must be equal to or exceed the sum of the following, which we refer to in this proxy statement/prospectus as the “Minimum Adjusted Net Worth,” (1) $40,600,000, plus (2) any cash receipts and tax benefits recorded by Hinsbrook from the exercise of outstanding options to purchase Hinsbrook common stock, minus, on an after-tax basis, as appropriate (3) fees for attorneys, accountants and other advisors incurred by Hinsbrook in connection with the merger, minus (4) change of control payments due to any director or officer of Hinsbrook under existing agreements to terminate such agreements as contemplated in the merger agreement, minus (5) the amount paid by Hinsbrook to the shareholder from whom Hinsbrook repurchased shares of common stock in August and October of 2005; and

•	Hinsbrook may have no more than $8,000,000 in outstanding holding company-level debt (including any subordinated or senior debt or debentures).
     Additionally, as of the closing date, Hinsbrook Bank & Trust’s reserve for loan losses may not be less than 1.00% of its net loans. Immediately prior to closing, Hinsbrook may distribute to its shareholders the amount by which its shareholders’ equity exceeds the Minimum Adjusted Net Worth.
Termination
     Wintrust and Hinsbrook may mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger. Subject to conditions and circumstances described in the merger agreement, either Wintrust or Hinsbrook may terminate the merger agreement if, among other things, any of the following occur:
•	the merger is not completed by July 31, 2006 or such later date agreed to by the parties; provided, that the termination date will be extended to August 31, 2005, if the sole impediments to closing are due to delays in receiving regulatory approval from the Federal Reserve or in the SEC declaring the registration statement effective;

•	the other party has not satisfied a condition under the merger agreement required to be met by it prior to the closing date, or if it becomes impossible for the other party to satisfy a condition and its inability to satisfy the condition was not caused by the non-breaching party’s failure to meet any of its obligations under the merger agreement and such non-breaching party has not waived such condition; or

•	Hinsbrook receives and accepts a superior proposal for acquisition by a third party.
     In addition, Hinsbrook may terminate the merger agreement if the reference price of Wintrust’s common stock during the reference period is less than $47.14 and Wintrust does not, within five business days of notice of such termination, notify Hinsbrook of its election to increase either (a) the number of shares of Wintrust common stock to be issued or (b) the amount of cash to be paid in exchange for those Hinsbrook shares subject to the stock elections and the stock portion of combination elections, in either case so that the per share consideration received in exchange for such shares of Hinsbrook common stock is equal to the consideration that would be obtained using $47.14 as the reference price.
Termination fee
     Termination Fees Payable by Hinsbrook. Hinsbrook has agreed to pay Wintrust a termination fee of $1,000,000 if the merger agreement is terminated under the following circumstances:

•	Wintrust terminates the merger agreement because Hinsbrook breaches its covenant not to solicit an acquisition proposal from a third party;

•	Hinsbrook terminates the merger agreement upon its receipt and approval of a superior proposal for an acquisition by a third party; or

•	the merger agreement is terminated (a) by either Wintrust or Hinsbrook because the closing has not occurred by July 31, 2006 or such later date agreed to by the parties (or August 31, 2006, if the sole impediments to closing are due to delays in receiving regulatory approval from the Federal Reserve or in the SEC declaring the registration statement effective) or (b) by Wintrust because Hinsbrook has not satisfied a condition under the merger agreement required to be met by it prior to the closing date, or if it becomes impossible for Hinsbrook to satisfy a condition and its inability to satisfy the condition was not caused by Wintrust’s failure to meet any of its obligations under the merger agreement and Wintrust has not waived such condition, and in each such case, within six months after termination of the merger agreement, Hinsbrook or the Bank consummates or enters into a definitive agreement relating to an acquisition transaction which was made known to any member of Hinsbrook’s board of directors and not disclosed to Wintrust prior to the date of such termination.
     Hinsbrook has agreed to reimburse Wintrust for up to $250,000 in out-of-pocket expenses and costs if the merger agreement is terminated under the following circumstances:
•	by Wintrust because Hinsbrook committed a material breach of its material obligations under the merger agreement and such breach is not the result of Wintrust’s failure to comply or perform in all material respects with any of its material obligations under the merger agreement; or

•	by either party because the closing has not occurred by July 31, 2006 or such later date agreed to by the parties (or August 31, 2006, if the sole impediments to closing are due to delays in receiving regulatory approval from the Federal Reserve or in the SEC declaring the registration statement effective) due to the failure of Wintrust to obtain the necessary regulatory approvals because of matters relating solely to Hinsbrook and Hinsbrook Bank & Trust.
     Termination Fees Payable by Wintrust. Wintrust has agreed to reimburse Hinsbrook for up to $250,000 in out-of-pocket expenses and costs if the merger agreement is terminated under the following circumstances:
•	by Hinsbrook because Wintrust committed a material breach of its material obligations under the merger agreement and such breach is not the result of Hinsbrook’s failure to comply or perform in all material respects with any of its material obligations under the merger agreement; or

•	by either party because the closing has not occurred by July 31, 2006 or such later date agreed to by the parties (or August 31, 2006, if the sole impediments to closing are due to delays in receiving regulatory approval from the Federal Reserve or in the SEC declaring the registration statement effective) due to the failure of Wintrust to obtain the necessary regulatory approvals for any reason other than matters relating solely to Hinsbrook and Hinsbrook Bank & Trust.
Management of Wintrust and Hinsbrook Bank & Trust after the merger
     After the merger, the Wintrust board of directors will remain the same and the Hinsbrook Bank & Trust board of directors will likely change to include members of Wintrust’s management.
Employee benefit matters
     The merger agreement requires Hinsbrook to terminate all of its employee benefit plans, other than its 401(k) plan, health, life and disability insurance plans, long-term care plan, and deferred compensation agreements (which will be amended pursuant to the merger agreement) and to pay or accrue all liabilities relating to the terminated employee benefit plans prior to closing. Wintrust will assume those plans which Hinsbrook does not terminate and former Hinsbrook employees may continue to participate in those plans until Wintrust terminates the plans or merges them with existing Wintrust plans. Effective as of closing, each full-time Hinsbrook employee will become eligible and entitled to participate in Wintrust’s benefit plans on the same terms and conditions as all other U.S. employees of Wintrust. Wintrust reserves the right to amend or terminate these plans and arrangements in accordance with the terms of the plans and arrangements and applicable laws. If Wintrust chooses to terminate any Hinsbrook employee benefit or similar plan after the closing date, employees previously covered under the terminated plan will be eligible to participate in a similar Wintrust benefit plan.
Expenses
     All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that the fees paid in connection with the filing of the registration statement will be borne by Wintrust, and Wintrust and Hinsbrook have agreed to share equally the cost and expense incurred in connection with printing and mailing the proxy statement/prospectus. As more fully described above under “—Termination fee,” Wintrust and Hinsbrook have also agreed to reimburse each other for certain expenses incurred not exceeding $250,000 in the event the merger is terminated prior to the closing date for certain specified reasons.
Nasdaq stock listing
     Wintrust’s common stock currently is listed on the Nasdaq National Market under the symbol “WTFC.” The shares to be issued to Hinsbrook’s shareholders as merger consideration also will be eligible for trading on the Nasdaq National Market.
Amendment
     The merger agreement may be amended in writing by the parties.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HINSBROOK
     The following table shows, as of December 31, 2005, the beneficial ownership of Hinsbrook common stock of each person who beneficially owns more than 5% of Hinsbrook’s outstanding common stock, of each Hinsbrook director, by each of the executive officer of Hinsbrook and certain executive officers of Hinsbrook Bank & Trust and by all of Hinsbrook’s directors and officers as a group. Other than the directors and executive officers listed below, no person or entity is known to Hinsbrook to be the beneficial owner of more than 5% of the outstanding shares of Hinsbrook common stock. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock directly,
	indirectly or beneficially		Percent of
Name (1)	owned as of December 31, 2005		Outstanding
Neal A. Anderson	141,500	(2)	5.14%
Robert K. Buhrke	159,377	(3)	5.79%
Jeffrey D. Baker	7,363		*
Andrew M. Collins, Jr.	96,316	(4)	3.50%
James R. Hannon	170,969	(5)	6.22%
John Lohmeier	27,737	(6)	1.01%
L. Thomas McNamara	80,586	(7)	2.93%
Regina R. Miller	10,222	(8)	*
Daniel Regan	214,784	(9)	7.81%
Ying-Yih Wu	180,579	(10)	6.56%

All directors and executive officers as a group (10 persons)	1,089,433		39.60%

*	Indicates that the individual or entity owns less than one percent of Hinsbrook’s common stock.

(1)	The address for each of the directors and executive officers named in the table is c/o Hinsbrook Bancshares, Inc., 6262 South Route 83, Willowbrook, Illinois 60527.

(2)	The amount shown for Mr. Anderson includes 59,662 shares of common stock which is owned by a trust over which Mr. Anderson shares voting and investment power.

(3)	The amount shown for Mr. Buhrke includes 135,185 shares of common stock which is owned by trusts over which Mr. Buhrke shares voting and investment power and 19,776 shares of common stock held through the Hinsbrook Bank & Trust 401(k) Plan, pursuant to which Mr. Buhrke has shared voting and investment power. The amount shown for Mr. Buhrke also includes 4,416 shares of common stock held by Hinsbrook Bank & Trust as custodian for the benefit of an IRA for Geraldine K. Buhrke, Mr. Burke’s spouse, of which Mr. Buhrke disclaims beneficial ownership.

(4)	The amount shown for Mr. Collins includes 23,800 shares of common stock which is owned jointly by Mr. Collins and his spouse, Mrs. Margaret M. Collins, and 1,000 shares of common stock held through the Hinsbrook Bank & Trust 401(k) Plan, pursuant to which Mr. Collins has shared voting and investment power.

(5)	The amount shown for Mr. Hannon includes 48,092 shares of common stock held through the Hinsbrook Bank & Trust 401(k) Plan, pursuant to which Mr. Hannon has shared voting and investment power. The amount shown for Mr. Hannon also includes 32,318 shares of common stock owned by his spouse, Gail Hannon, and 5,310 shares of common stock held by Hinsbrook Bank & Trust as custodian for the benefit of the Gail Hannon IRA, of which Mr. Hannon disclaims beneficial ownership..

(6)	The amount shown for Mr. Lohmeier includes 15,737 shares of common stock held through Hinsbrook Bank and Trust as custodian for the John H. Lohmeier Money Tree.

(7)	The amount shown for Mr. McNamara includes 67,354 shares of common stock owned jointly by Mr. McNamara and his spouse, Mrs. Margaret McNamara and 13,232 shares of common stock held through the Hinsbrook Bank & Trust 401(k) Plan, pursuant to which Mr. McNamara has shared voting and investment power.

(8)	The amount shown for Ms. Miller includes 10,222 shares of common stock owned jointly with her spouse, Mr. Robert Miller.

(9)	The amount shown for Mr. Regan includes 54,166 shares of common stock held through the Daniel R. Regan, Inc. Profit Sharing Trust and 15,906 shares of common stock held by Hinsbrook Bank & Trust as custodian for the benefit of the Daniel R. Regan IRA. The amount shown for Mr. Regan also includes 338 shares of common stock held by Hinsbrook Bank & Trust as custodian for the benefit of an IRA for Barbara Regan, Mr. Regan’s spouse, of which Mr. Regan disclaims beneficial ownership.

(10)	The amount shown for Dr. Wu includes 95,519 shares of common stock held through the Wu Family Medical Center, 5,717 shares of common stock held by Hinsbrook Bank & Trust as custodian for the benefit of certain of Dr. Wu’s IRAs and 4,427 shares of common stock held by Hinsbrook Bank & Trust as custodian for the benefit of the Wu Family Medical Center IRA.
The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement/prospectus. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this proxy statement/prospectus is not necessarily to be construed as an admission of beneficial ownership for other purposes.
COMPARISON OF SHAREHOLDER RIGHTS
General
     As a shareholder of Hinsbrook, your rights are governed by Hinsbrook’s articles of incorporation and its by-laws, each as currently in effect. Upon completion of the merger, the rights of Hinsbrook shareholders who receive shares of Wintrust common stock in exchange for their shares of Hinsbrook common stock and become shareholders of Wintrust will be governed by Wintrust’s amended articles of incorporation and amended and restated by-laws, as well as the rules and regulations applying to public companies. Both corporations are incorporated in Illinois and are subject to the Illinois Business Corporation Act, as amended (the “IBCA”).

     The following discussion summarizes material differences between the rights of Hinsbrook and Wintrust shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the IBCA and Wintrust’s and Hinsbrook’s respective articles of incorporation and by-laws.

	Wintrust Shareholder Rights	Hinsbrook Shareholder Rights
Authorized Capital Stock:	Wintrust is authorized to issue 60 million shares, without par value, of common stock, and 20 million shares, without par value, of preferred stock. On December 31, 2005, Wintrust had 23,940,744 shares of common stock outstanding. Wintrust has not issued any shares of preferred stock. Issuance of shares of Wintrust’s preferred stock would affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Wintrust’s board of directors.	Hinsbrook is authorized to issue 10 million shares of common stock, par value $0.05 per share. On December 31, 2005, Hinsbrook had 2,750,298 shares of common stock outstanding.

Rights of Preferred Shareholders:	Wintrust has not issued any of its authorized preferred stock.	Hinsbrook is not authorized to issue preferred stock.

Dividends:	Subject to any rights of holders of preferred stock if such stock is ever issued, Wintrust may pay dividends if, as and when declared by its board of directors from any funds legally available therefor.	Hinsbrook may pay dividends if, as and when declared by its board of directors from any funds legally available therefor.

Number of Directors, Classification:	The Wintrust board of directors currently consists of fourteen (14) members. Wintrust’s by-laws provide, however, that the number may be increased or decreased (provided the number is never less than nine (9)) by an amendment of the by-laws by the shareholders, or by a resolution adopted by the majority of the board of directors.	The Hinsbrook board of directors currently consists of five (5) members. Hinsbrook’s articles of incorporation provide that its board of directors must consist of not less than three (3) and no more than ten (10) directors, as may be established by resolution of the then-current board.

	Wintrust’s board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.	Hinsbrook’s board of directors consists of a single class of directors.

Election of Directors:	Each Wintrust shareholder is entitled to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected.	Each Hinsbrook shareholder is entitled to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected.

	The Wintrust by-laws provide that no cumulative voting is permitted.	The Hinsbrook by-laws provide that no cumulative voting is permitted.

Removal of Directors:	A Wintrust director may be removed at a shareholders’ meeting, with or without	A Hinsbrook director may be removed at a shareholders’ meeting, with or without

	Wintrust Shareholder Rights	Hinsbrook Shareholder Rights
	cause, by the affirmative vote of a majority of the outstanding shares entitled to vote.	cause, by the affirmative vote of a majority of the outstanding shares entitled to vote.

Call of Special Meeting of Directors:	Wintrust’s by-laws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, president or a majority of then-acting directors.	Hinsbrook’s by-laws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, the president, secretary or any two directors.

Limitation on Director Liability:	Wintrust’s articles of incorporation provide that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty except for liability:	Hinsbrook’s articles of incorporation, provide that a director will not be liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty except for liability:

	• for any breach of the director’s duty of loyalty to the corporation or its shareholders;	• for any breach of the director’s duty of loyalty to the corporation or its shareholders;

	• for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law;	• for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

	• under Section 8.65 of the IBCA (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions), as it exists or hereafter may be amended; or	• under Section 8.65 of the IBCA (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions), as it exists or hereafter may be amended; or

	• for any transaction from which the director derived an improper benefit.	• for any transaction from which the director derived an improper personal benefit.

Indemnification:	Wintrust’s articles of incorporation and by-laws provide that the corporation has the power to indemnify its directors, officers, employees and agents to the fullest extent authorized by the IBCA.	Hinsbrook’s by-laws provide for indemnification of its officers and directors to the fullest extent authorized by the IBCA.

	The by-laws provide that, to the extent a present or former director, officer or employee of the corporation (or of any subsidiary, as the case may be) has been successful on the merits or otherwise in defense of any proceeding, or in connection with any claim, issue or matter therein, the corporation shall indemnify the director or officer against expenses actually and reasonably incurred by him in connection with such proceeding to the extent he was a party as a result of being a director, officer or employee, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not	The by-laws provide that, to the extent a present or former director or officer has been successful on the merits or otherwise in defense of any proceeding, or in connection with any claim, issue or matter therein, the corporation shall indemnify the director or officer against expenses actually and reasonably incurred by him in connection with such proceeding to the extent he was a party as a result of being a director or officer. The corporation shall not indemnify, however, if the liability was incurred because the director or officer breached or failed to perform a duty he owes the corporation and the breach or failure to perform constitutes any of the

	Wintrust Shareholder Rights	Hinsbrook Shareholder Rights
	opposed to, the best interests of the corporation. The board may indemnify agents of the corporation in this context.	following:
• a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

• a violation of criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or no reasonable cause to believe it was unlawful;

• a transaction from which the director or officer derived an improper personal profit; or

• willful misconduct.

In addition to the mandatory indemnification describe above, the by-laws provide that the board of directors may, in its sole discretion, provide indemnification to an employee or agent of the corporation who is not a director or officer in connection with any proceeding in which the employee or agent was a defendant because of his actions as an employee or agent, provided that the employee or agent acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation.

Call of Special Meetings of Shareholders:	Wintrust’s by-laws provide that a special meeting of the shareholders may be called by the board of directors, the president or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called, for the purpose or purposes stated in the call of the meeting.

Written notice stating the place, date, hour and purpose(s) of the special meeting must be delivered, either personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting.	Hinsbrook’s by-laws provide that a special meeting of the shareholders may be called by the chairman of the board, president or the board of directors, and shall be called by the president at the written request (a) of the holders of not less than one-tenth of all shares of the corporation entitled to vote at the meeting, or (b) of one-third, but in no event less than two, of the directors then in office.

Written notice stating the place, day, hour and purpose(s) of the special meeting must be delivered, either personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Quorum of Shareholders:	Wintrust’s by-laws provide that a majority of the shares entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum at any meeting of	Hinsbrook’s by-laws provide that a majority of the shares entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum at any meeting of

	Wintrust Shareholder Rights	Hinsbrook Shareholder Rights
	shareholders.	shareholders.

Shareholders Proposals:	Wintrust’s by-laws provide that for a shareholder to properly bring business before an annual or special meeting of shareholders, written notice of such shareholder’s intent to make such proposal(s) must be given by personal delivery or U.S. mail postage prepaid and received by the secretary of the corporation no later than the following dates: (i) with respect to an annual meeting of shareholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary date of the previous year’s annual meeting or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (ii) with respect to any other annual or special meeting of shareholders, the close of business on the tenth (10th) day following the date of public disclosure of the date of such meeting.	Hinsbrook’s by-laws do not contain any restrictions on the making by its shareholders of proposals for annual or special meetings.

A shareholder’s notice to the secretary shall set forth as to each item of business the shareholder proposes to bring before such meeting: (a) a brief description of the business desired to be brought before the meeting; (b) the name and record address of the shareholder who proposes such business; (c) the number of shares of stock of the corporation beneficially owned by such shareholder; and (d) a description of all arrangements or understandings between the shareholder and any other person(s) pursuant to which the proposal or proposals are to be made by the shareholder and any material interest of the shareholder in the business being proposed.

Shareholder Action by Written Consent:	Wintrust’s articles of incorporation and by-laws provide that its shareholders are not permitted to act by written consent. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting.	Hinsbrook’s by-laws provide that any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

Appointment	Wintrust’s by-laws provide that the officers	Hinsbrook’s by-laws provide that the

	Wintrust Shareholder Rights	Hinsbrook Shareholder Rights
and Removal of Officers:	shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected or until his prior death, resignation or removal.	officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected or until his prior death, resignation or removal.

	Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.	Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.

Required Vote for Certain Transactions	The Wintrust articles of incorporation do not specifically discuss transactions involving merger, consolidation, or sale, lease or exchange of all or substantially all of the property or assets of the corporation. But the applicable IBCA provisions state that such a transaction must be approved by two-thirds of the outstanding shares of stock entitled to vote on the matter. The corporation may, however, without approval by a vote of shareholders, merge into itself any corporation of which at least ninety percent (90%) of the outstanding shares of each class is owned by the corporation.	As provided in the Hinsbrook articles of incorporation, the following transactions require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of stock entitled to vote on the matter:

•     any merger or consolidation of the corporation with one or more other corporations (regardless of which is the surviving corporation); or

•     any sale, lease or exchange of all or substantially all of the property and assets of the corporation to or with one or more other corporations, persons or other entities.

However, the affirmative vote of the holders of a simple majority of the outstanding shares of stock entitled to vote on either of these matters shall apply to any such transaction which is approved by resolution adopted by the affirmative vote of the majority of the entire board of directors in office at the time.

In addition, the articles of incorporation provide that the corporation may merge into itself any corporation of which at least ninety percent (90%) of the outstanding shares of each class is owned by the corporation, without approval by a vote of shareholders of either corporation.

Amendment to Charter and By-laws:	Otherwise, as provided by the IBCA or discussed below, the articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote on the proposal after the board of directors has passed a resolution by majority vote setting forth the proposed amendment and directing that it	Hinsbrook’s articles of incorporation may be amended, altered, changed or repealed by the affirmative vote of at least two-thirds of all outstanding shares of stock entitled to vote on such amendment; provided, however, that in the case of an amendment relating to the tenure and number of directors, repurchase rights, mergers,

	Wintrust Shareholder Rights	Hinsbrook Shareholder Rights
be submitted to a vote at a shareholders’ meeting.

An amendment to the articles of incorporation that relates to certain provisions, including, the prohibition of cumulative voting, shareholder purchase rights, the prohibition of shareholder action by written consent, the number and classification of the board of directors, director liability, indemnification and insurance, number, tenure and qualification of directors or the amendment process, must be approved by the affirmative vote of the holders of eighty-five percent (85%) or more of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Otherwise, as provided by the IBCA, the articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote on the proposal after the board of directors has passed a resolution by majority vote setting forth the proposed amendment and directing that it be submitted to a vote at a shareholders’ meeting.

The power to make, alter, amend or repeal the by-laws of the corporation is vested in the shareholders or the board of directors by a resolution adopted by a majority of the board of directors.	consolidations, the sale, lease or exchange of all or substantially all of the corporation’s property and assets, or the amendment process, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of stock entitled to vote on such amendment is required.

However, the affirmative vote of the holders of a simple majority of the outstanding shares entitled to vote is sufficient for any amendment which is approved by resolution of a majority of the board of directors.

Hinsbrook’s by-laws may be amended, altered, changed or repealed by the affirmative vote of at least two-thirds of all outstanding shares of stock entitled to vote on such amendment; provided, however, that in the case of an amendment relating to the tenure and qualifications of directors, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of stock entitled to vote on such amendment is required. However, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is sufficient for any amendment which is approved by resolution of a majority of the board of directors.

The by-laws may also be altered, amended or repealed and new by-laws may be adopted by the affirmative vote of a majority of the board of directors present at any meeting at which a quorum is in attendance; provided, however, that no by-law adopted by the shareholders may be amended or repealed by the board of directors if the by-law adopted by the shareholders so provides.

Shareholder Rights Plan:	None.	None.

Preemptive Rights:	None.	None.
Certain anti-takeover effects of Wintrust’s articles and by-laws and Illinois law
     Certain provisions of Wintrust’s articles of incorporation, by-laws and the IBCA may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust’s board of directors.

     These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust’s board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust’s current board of directors or management more difficult.
     These provisions of Wintrust’s articles of incorporation and by-laws include the following:
     (1) Wintrust’s board of directors may issue additional authorized shares of Wintrust’s capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;
     (2) Wintrust’s staggered board is intended to provide for continuity of its board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of Wintrust’s incumbent board of directors;
     (3) Wintrust’s articles of incorporation do not provide for cumulative voting for any purpose, and its articles of incorporation and by-laws also provide that any action required or permitted to be taken by its shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting;
     (4) Wintrust’s articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA, as discussed above. Under the IBCA fair price provision and Wintrust’s articles of incorporation, the approval of at least 80% of its shares is required in connection with any transaction involving an Interested Shareholder, subject to certain exceptions. Fair price provisions are designed to impede a two-step takeover transactions which might otherwise result in disparate treatment of Wintrust’s shareholders; and
     (5) Amendment of Wintrust’s articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the outstanding shares of Wintrust common stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the articles of incorporation, including provisions (a) prohibiting cumulative voting rights, (b) relating to certain business combinations, (c) limiting the shareholders’ ability to act by written consent, (d) regarding the number, classification of directors, filling of board vacancies and newly created directorships, (e) indemnification of directors and officers by Wintrust and limitation of liability for directors, and (f) regarding amendment of the foregoing supermajority provisions of Wintrust’s articles of incorporation. Wintrust’s by-laws may be amended only by the board of directors.
     The provisions described above are intended to reduce Wintrust’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.
DESCRIPTION OF WINTRUST COMMON STOCK
     The following description of the capital stock of Wintrust does not purport to be complete and is qualified, in all respects, to applicable Illinois law and provisions of Wintrust’s amended and restated articles of incorporation, as amended, and Wintrust’s by-laws. Wintrust’s amended and restated articles of incorporation and Wintrust’s by- laws are incorporated by reference and will be sent to shareholders of Wintrust and Hinsbrook upon request. See “Where You Can Find More Information.”

Authorized Capital Stock
     Under its amended and restated articles of incorporation, Wintrust has the authority to issue 60 million shares of common stock, without par value, and 20 million shares of preferred stock, without par value. As of December 31, 2005, there were issued and outstanding 23,940,744 shares of Wintrust common stock. No shares of preferred stock are currently outstanding.
Wintrust Common Stock
     Wintrust Common Stock Outstanding. The outstanding shares of Wintrust common stock are, and the shares of Wintrust common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Wintrust common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Wintrust preferred stock which Wintrust may designate and issue in the future. Shares of Wintrust common stock may be certificated or uncertificated, as provided by the IBCA.
     Voting Rights. Each holder of Wintrust common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders of Wintrust and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of Wintrust common stock entitled to vote in any election of directors of Wintrust may elect all of the directors standing for election.
     Dividend Rights. The holders of Wintrust common stock are entitled to receive dividends, if and when declared payable by the Wintrust board of directors from any funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Wintrust preferred stock. Upon the liquidation, dissolution or winding up of Wintrust, the holders of Wintrust common stock are entitled to share pro rata in the net assets of Wintrust available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Wintrust preferred stock.
     Preemptive Rights. Under its restated articles of incorporation, the holders of Wintrust common stock have no preemptive, subscription, redemption or conversion rights.
Wintrust Preferred Stock
     Wintrust Preferred Stock Outstanding. As of the date of this proxy statement/prospectus, no shares of Wintrust preferred stock were issued and outstanding.
     Blank Check Preferred Stock. Under its amended and restated articles of incorporation, the Wintrust board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the Wintrust board of directors providing for the issuance of such class or series as may be permitted by the IBCA, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the shareholders of Wintrust.
Exchange Agent and Registrar
     Illinois Stock Transfer Company is the exchange agent and registrar for the Wintrust common stock.
LEGAL MATTERS
     Certain matters pertaining to the validity of the authorization and issuance of the Wintrust common stock to be issued in the proposed merger will be passed upon by Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603.
     Certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606.

EXPERTS
     The consolidated financial statements of Wintrust as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included in Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2004, and are incorporated by reference herein in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.
SHAREHOLDER PROPOSALS
     After the merger is completed, the next annual meeting of Wintrust’s shareholders will be held in 2006. To be considered for inclusion in Wintrust’s proxy materials for that annual meeting, any shareholder proposal must have been received in writing at Wintrust’s principal office at 727 North Bank Lane, Lake Forest, Illinois 60045, by December 19, 2005. All shareholder proposals submitted for inclusion in Wintrust’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and, as with any shareholder proposal, Wintrust’s articles of incorporation and by-laws and Illinois law.
     Furthermore, in order for any shareholder to properly propose any business for consideration at Wintrust’s 2006 annual meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Securities Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to Wintrust in accordance with its by-laws. Under the existing provisions of Wintrust’s by-laws, if the 2006 annual meeting is held on May 25, 2006, the deadline for such notice is March 26, 2006.
WHERE YOU CAN FIND MORE INFORMATION
     Wintrust files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Wintrust files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Wintrust’s SEC filings are also available on its Web site at http://www.wintrust.com, and at the office of the Nasdaq National Market. For further information on obtaining copies of Wintrust’s public filings at the Nasdaq National Market, you should call (212) 656-5060.
     Wintrust filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Wintrust common stock to be issued to Hinsbrook’s shareholders upon completion of the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Wintrust in addition to being a proxy statement of Hinsbrook for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows Wintrust to incorporate by reference information into this proxy statement/prospectus. This means that Wintrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Wintrust has filed previously with the SEC:
•	Wintrust’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-21923);

•	Wintrust’s proxy statement in connection with its 2005 annual meeting of shareholders filed with the SEC on April 18, 2005;

•	Wintrust’s proxy statement in connection with its special meeting of shareholders filed with the SEC on June 20, 2005;

•	Wintrust’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 (File No. 0-21923);

•	Wintrust’s Current Reports on Form 8-K filed with the SEC on March 22, March 31, April 4, April 22, May 26, July 15, July 21, August 4, August 5, August 19, August 31, October 20, October 28, December 6, December 8, December 15 and December 16, 2005 and January 5, 2006; and

•	the description of Wintrust’s common stock contained in Wintrust’s Registration Statement on Form 8-A dated January 3, 1997 filed pursuant to Section 12 of the Securities Exchange Act of 1934 (File No. 0-21923).
     Wintrust also incorporates by reference any additional filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the special meeting.
     You may request, either orally or in writing, and Wintrust will provide, a copy of these filings without charge by contacting David A. Dykstra, Wintrust’s Chief Operating Officer, at 727 North Bank Lane, Lake Forest, Illinois 60045, (847) 615-4096. If you would like to request documents, please do so by ___, 2006, to receive them before the special meeting.
     All information concerning Wintrust and its subsidiaries has been furnished by Wintrust, and all information concerning Hinsbrook and Hinsbrook Bank & Trust has been furnished by Hinsbrook.
     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to Hinsbrook shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This joint proxy statement/prospectus is dated ___, 2006. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of Wintrust common stock as contemplated by the merger agreement will create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WINTRUST FINANCIAL CORPORATION
AND
HINSBROOK BANCSHARES, INC.
Dated December 5, 2005

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-1
1.3	Effect of the Merger	A-1
1.4	Conversion of Shares	A-1
1.5	Company Stock Options	A-2
1.6	Cancellation of Treasury Shares	A-2
1.7	Dissenting Shares	A-2
1.8	Recapitalization	A-3
1.9	Tax Treatment	A-3
1.10	Closing	A-3

ARTICLE II CONVERSION AND EXCHANGE OF CERTIFICATES IN MERGER		A-3
2.1	Per Share Merger Consideration	A-3
2.2	Election Procedures	A-4
2.3	Proration and Redesignation Procedures	A-4
2.4	No Fractional Shares	A-5
2.5	Exchange of Certificates	A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		A-7
3.1	Organization	A-7
3.2	Organizational Documents; Minutes and Stock Records	A-7
3.3	Capitalization	A-8
3.4	Authorization; No Violation	A-8
3.5	Consents and Approvals	A-8
3.6	Financial Statements	A-9
3.7	No Undisclosed Liabilities	A-9
3.8	Loans; Loan Loss Reserves	A-10
3.9	Properties and Assets	A-10
3.10	Material Contracts	A-11
3.11	No Defaults	A-12
3.12	Conflict of Interest Transactions	A-12
3.13	Investments	A-12
3.14	Compliance with Laws; Legal Proceedings	A-13
3.15	Insurance	A-13
3.16	Taxes	A-13
3.17	Environmental Laws and Regulations	A-14
3.18	Community Reinvestment Act Compliance	A-15
3.19	Company Regulatory Reports	A-15
3.20	Employee Benefit Plans	A-15
3.21	Technology and Intellectual Property	A-17
3.22	No Adverse Change	A-18
3.23	Conduct of Business in Normal Course	A-18
3.24	Change in Business Relationships	A-18
3.25	Brokers’ and Finders’ Fees	A-18

A-i

3.26	Section 280G Payments	A-18
3.27	No Omissions	A-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING WINTRUST		A-18
4.1	Organization	A-18
4.2	Capitalization	A-18
4.3	Authorization; No Violations	A-19
4.4	Consents and Approvals	A-19
4.5	Wintrust SEC Filings and Financial Statements	A-19
4.6	Compliance with Laws; Legal Proceedings	A-20
4.7	Wintrust Regulatory Reports	A-20
4.8	No Adverse Change	A-20
4.9	Brokers’ and Finders’ Fees	A-21
4.10	Taxation of the Merger	A-21
4.11	Financial Ability	A-21
4.12	No Omissions	A-21

ARTICLE V AGREEMENTS AND COVENANTS		A-21
5.1	Conduct of Business	A-21
5.2	Access to Information	A-22
5.3	Meeting of Shareholders of the Company	A-23
5.4	Registration Statement and Regulatory Filings	A-23
5.5	Listing of Shares	A-24
5.6	Reasonable and Diligent Efforts	A-24
5.7	Business Relations and Publicity	A-24
5.8	No Conduct Inconsistent with this Agreement	A-24
5.9	Loan Charge-Off; Pre-Closing Loan Review	A-25
5.10	Board of Directors’ Notices and Minutes	A-25
5.11	Untrue Representations and Warranties	A-26
5.12	Director and Officer Liability Coverage	A-26
5.13	Interim Financial Statements	A-26
5.14	Dissent Process	A-26
5.15	Section 368(a) Reorganization	A-26
5.16	Exercise of Options	A-26
5.17	Converted Options	A-26
5.18	Termination of Ownership Interests	A-27

ARTICLE VI EMPLOYEE BENEFIT MATTERS		A-27
6.1	Benefit Plans	A-27
6.2	No Rights or Remedies	A-27

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF WINTRUST		A-28
7.1	Representations and Warranties; Performance of Agreements	A-28
7.2	Closing Certificate	A-28
7.3	Regulatory and Other Approvals	A-28
7.4	Approval of Merger and Delivery of Agreement	A-28
7.5	Effectiveness of the Registration Statement	A-28

A-ii

7.6	No Litigation	A-28
7.7	Environmental Surveys	A-28
7.8	Opinion of Counsel	A-29
7.9	Employment Agreements	A-29
7.10	No Adverse Changes	A-29
7.11	Minimum Net Worth and Loan Loss Reserve Requirements	A-29
7.12	Voting Agreements	A-29
7.13	Amendments to Deferred Compensation Agreements	A-29
7.14	Settlement	A-30
7.15	Consents	A-30
7.16	Other Documents	A-30

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		A-30
8.1	Representations and Warranties; Performance of Agreements	A-30
8.2	Closing Certificates	A-30
8.3	Regulatory and Other Approvals	A-30
8.4	Delivery of Agreement	A-30
8.5	Effectiveness of the Registration Statement	A-30
8.6	No Litigation	A-30
8.7	Opinions of Counsel	A-31
8.8	No Adverse Changes	A-31
8.9	Nasdaq Listing	A-31
8.10	Other Documents	A-31

ARTICLE IX NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		A-31
9.1	Non-Survival	A-31

ARTICLE X GENERAL		A-31
10.1	Expenses	A-31
10.2	Termination	A-33
10.3	Confidential Information	A-34
10.4	Non-Assignment	A-34
10.5	Notices	A-34
10.6	Counterparts	A-34
10.7	Knowledge	A-34
10.8	Interpretation	A-35
10.9	Entire Agreement	A-35
10.10	Governing Law	A-35
10.11	Severability	A-35

A-iii

DEFINED TERMS

Acquisition Proposal	A-24
Agreement	A-1
Articles of Merger	A-1
Bank	A-1
Benefit Plans	A-15
BHCA	A-7
Cash Consideration	A-3
Cash Election	A-4
Cash Election Shares	A-4
CERCLA	A-15
Closing	A-3
Closing Balance Sheet	A-29
Closing Date	A-3
Code	A-1
Combination Election	A-4
Commission	A-9
Company	A-1
Company Board	A-8
Company Common Stock	A-1
Company Option Plan	A-2
Company Regulatory Reports	A-15
Company Stock Certificates	A-5
Confidentiality Agreement	A-23
Conversion Fund	A-6
Converted Option	A-2
CRA	A-15
Dissenting Shares	A-2
Effective Time	A-1
Election Deadline	A-4
Election Form	A-4
Employees	A-27
Encumbrances	A-10
Environmental Laws	A-14
ERISA Affiliate	A-15
ERISA Plans	A-15
Exchange Act	A-19
Exchange Agent	A-4
FDIC	A-10
Federal Reserve	A-9
Federal Reserve Application	A-9
Financial Statements	A-9
GAAP	A-7
Governmental Authority	A-8
Hazardous Substance	A-15
IDFPR	A-9

A-iv

IDFPR Application	A-9
Illinois Act	A-1
Intellectual Property	A-17
Interim Balance Sheet	A-9
Interim Financial Statements	A-9
Investment Securities	A-12
IRS	A-16
IT Assets	A-17
knowledge	A-34
Licenses	A-13
Loans	A-10
Material Adverse Effect	A-7
Material Contracts	A-11
Maximum Cash Election Number	A-4
Maximum Stock Election Number	A-4
Merger	A-1
Minimum Adjusted Net Worth	A-29
OCC	A-20
Option Conversion Agreement	A-2
Options	A-8
Ordinary Course of Business	A-9
OREO
Outstanding Company Option	A-2
Parties	A-1
Per Share Merger Consideration	A-3
Permitted Encumbrances	A-10
Plan Amendments	A-2
Price Per Share	A-3
Proxy Statement/ Prospectus	A-9
Registration Statement	A-23
Representatives	A-4
Retained Plans	A-27
Securities Act	A-9
Shareholders Meeting	A-23
Stock Consideration	A-3
Stock Election	A-4
Stock Election Shares	A-5
Superior Acquisition Proposal	A-25
Surviving Corporation	A-1
Tax Return	A-14
Taxes	A-14
Wintrust	A-1
Wintrust Common Stock Price	A-3
Wintrust Regulatory Reports	A-20
Wintrust SEC Documents	A-19
Wintrust Stock Certificates	A-5

A-v

DISCLOSURE SCHEDULES

Ownership Interests	3.1	(b)
Schedule of Option Holders	3.3	(a)
Stock Owned by the Bank	3.3	(b)
Authorization; No Violation	3.4
Required Consents	3.5
Financial Statements	3.6
Schedule of Real Property	3.9	(a)
Schedule of Tangible Personal Property	3.9	(b)
Schedule of Material Contracts	3.10
Schedule of Interested Transactions	3.12
Schedule of Investments	3.13	(a)
Schedule of Restricted Investment Securities	3.13	(b)
Schedule of Disposed Investment Securities	3.13	(c)
Legal Proceedings	3.14	(c)
Schedule of Insurance	3.15
Taxes	3.16
Environmental Matters	3.17
Change of Control Provisions Under Benefit Plans	3.20	(b)
Medical Benefits	3.20	(c)
Exceptions Under Benefit Plans	3.20	(e)
Schedule of Intellectual Property	3.21
Conduct of Business in Normal Course; Exceptions	3.23
Brokers’ and Finders’ Fees	3.25
280G Payments	3.26
Scheduled Compensation Changes	5.1	(c)
Employees	6.1
Employment Agreements	7.9
Signatories to Voting Agreement	7.12
Deferred Compensation Agreements	7.13
Settlement	7.14
EXHIBITS

Exhibit A	Form of Option Conversion Agreement
Exhibit B	Form of Opinion of Company Counsel
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Forms of Amendment to Deferred Compensation Agreements
Exhibit F	Form of Opinion of Wintrust Counsel

A-vi

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 5th day of December, 2005, by and between WINTRUST FINANCIAL CORPORATION, an Illinois corporation (“Wintrust”), and HINSBROOK BANCSHARES, INC., an Illinois corporation (the “Company”). Wintrust and the Company are referred to collectively in this Agreement as the “Parties.”
RECITALS
      WHEREAS, the boards of directors of each of the Parties have approved and declared it advisable and in the best interest of the Parties and their respective shareholders to effect a reorganization, whereby the Company will merge with and into Wintrust, in the manner and on the terms and subject to the conditions set forth in Article I below (the “Merger”), as a result of which the Company will merge out of existence and Hinsbrook Bank & Trust, an Illinois state bank and wholly owned subsidiary of the Company (the “Bank”) will become a wholly owned subsidiary of Wintrust.
      WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
      NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE I
THE MERGER
      1.1     The Merger. At the Effective Time, as defined in Section 1.2, in accordance with this Agreement and the Illinois Business Corporation Act (the “Illinois Act”), the Company shall be merged with and into Wintrust, and Wintrust shall continue as the corporation surviving the Merger (sometimes referred to herein as the “Surviving Corporation”).
      1.2     Effective Time. As of the Closing, as defined in Section 1.10, with respect to the Merger the Parties will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Illinois Secretary of State as provided in the Illinois Act. The Merger shall become effective on the date on which the Articles of Merger are duly filed by the Secretary of State of the State of Illinois, at such time on such filing date as is agreed among the Parties and specified in the Articles of Merger (the “Effective Time”).
      1.3     Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 11.50 of the Illinois Act.
      1.4     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the shareholders of the Company, each share of common stock of the Company, par value $0.05 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 1.6 and Dissenting Shares to the extent provided in Section 1.7), shall be converted into the right to receive the Per Share Merger Consideration, as defined in and pursuant to Article II. At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares canceled pursuant to Section 1.6 and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.5, the Per Share Merger Consideration, payable in the manner provided in Article II, and cash in lieu of any fractional shares of Wintrust Common Stock issuable in connection therewith. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

      1.5     Company Stock Options.
      (a) At the Effective Time, each option granted by the Company under the terms of the Hinsbrook Bancshares, Inc. 1992 Stock Option Plan (the “Company Option Plan”) to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time (an “Outstanding Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Wintrust Common Stock in an amount and at an exercise price determined pursuant to this Section 1.5 (a “Converted Option”), subject to the terms, benefits, rights and features of the Company Option Plan and the agreements evidencing grants of such options thereunder as in existence immediately prior to the Effective Time, which shall continue to apply to each Converted Option from and after the Effective Time.
      (b) The number of shares of Wintrust Common Stock to be subject to each Converted Option shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock under each Outstanding Company Option by (ii) the quotient of (a) the Price Per Share, as defined in Section 2.1(a)(i), divided by (b) the Wintrust Common Stock Price, as defined in Section 2.1(c), provided that any fractional shares of Wintrust Common Stock resulting from such determination shall be rounded down to the nearest whole share.
      (c) The exercise price per share of Wintrust Common Stock under each Converted Option shall be equal to (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the quotient of (a) the Price Per Share divided by (b) the Wintrust Common Stock Price, provided that such exercise price shall be rounded down to the nearest whole cent.
      (d) The adjustments provided herein with respect to any Outstanding Company Options that are “incentive stock options” as defined in Section 422 of the Code shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.
      (e) The Company Option Plan shall be amended, effective as of the Effective Time, to provide for the conversion of Outstanding Company Options in accordance with this Section 1.5 (the “Plan Amendment”). The Company shall provide to Wintrust, not less than five (5) business days prior to the Closing Date, copies of an agreement in the form of Exhibit A attached hereto (the “Option Conversion Agreement”) from each of the holders of Outstanding Company Options acknowledging their agreement and consent to the Plan Amendment and to such terms of conversion set forth in this Section 1.5.
      1.6     Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company or the Bank (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.
      1.7     Dissenting Shares. Any holder of Company Common Shares otherwise entitled to receive the Per Share Merger Consideration in exchange for each of his or her Company Common Shares shall be entitled to demand payment in cash of the fair value for his or her Company Common Shares as specified in Sections 11.65 and 11.70 of the Illinois Act if the holder fully complies with the requirements specified therein (such shares hereinafter referred to as “Dissenting Shares”). No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any shares of Wintrust Common Stock or any payment of Cash Consideration pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to such Wintrust Common Stock; provided, however, that Company Common Shares held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply with the requirements of the Illinois Act, or otherwise fails to establish the right of such shareholder to receive payment in cash of the fair value of such shareholder’s shares under the Illinois Act shall be deemed to be converted into the right to receive the Per Share Merger Consideration in exchange for each such share, to be payable as Cash Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 2.5.

      1.8     Recapitalization. In the event that Wintrust changes (or establishes a record date for changing) the number of shares of Wintrust Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of Wintrust Common Stock and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the conversion provisions described in Article II shall be appropriately and proportionately adjusted.
      1.9     Tax Treatment. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.
      1.10     Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth business day following the date on which all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied, or on such other date as the Parties may mutually agree (the “Closing Date”). In the event of the filing of any motion for rehearing or any appeal from the decision of any regulatory authority approving the transactions contemplated in this Agreement or any legal proceedings of the type contemplated by Sections 7.6 or 8.6, Wintrust or the Company may postpone the Closing by written notice to the other parties until such approvals have been obtained or such motion, appeal or litigation has been resolved, but in no event shall such Closing be postponed beyond the close of business on July 31, 2006 (except as may be extended pursuant to Section 10.2(b)) without the consent of the boards of directors of Wintrust and the Company. The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois, or at such other place and time upon which the Parties may agree.
ARTICLE II
CONVERSION AND EXCHANGE OF CERTIFICATES IN MERGER
      2.1     Per Share Merger Consideration.
      (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 1.6 and Dissenting Shares) shall be converted into the right to receive the appropriate elected or otherwise assigned Per Share Merger Consideration, subject to the provisions of this Article II. “Per Share Merger Consideration” shall mean one of the following:

(i) cash in the amount of $41.59 (the “Price Per Share”), without interest (the “Cash Consideration”);

(ii) that number of shares of Wintrust Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing the Price Per Share by the Wintrust Common Stock Price (as determined in accordance with Section 2.1(b)) (the “Stock Consideration”); or

(iii) a combination of Cash Consideration and Stock Consideration determined in accordance with Section 2.2(a).
      (b) “Wintrust Common Stock Price” means the unweighted average of the high and low sale prices of a share of Wintrust Common Stock as reported on the Nasdaq National Market for each of the ten (10) trading days ending on the fourth (4th) trading day preceding the Closing Date; provided, however, that if the Wintrust Common Stock Price as calculated above is less than $49.14, the Wintrust Common Stock Price for purposes of this Agreement shall be $49.14, and if the Wintrust Common Stock Price as calculated above is greater than $61.14, the Wintrust Common Stock for purposes of this Agreement shall be $61.14.
      (c) The number of shares of Company Common Stock to be converted into the right to receive Cash Consideration for such shares, consisting of (i) those shares subject to Cash Elections and (ii) those shares subject to the cash portion of Combination Elections, as such terms are defined below, shall be 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6 and Dissenting Shares) (the “Maximum Cash Election Number”). The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration for such shares, consisting of (i) those shares subject to Stock Elections and (ii) those shares subject to the stock portion of Combination Elections, shall be 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6 and Dissenting Shares) (the “Maximum Stock Election Number”). Notwithstanding the foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 2.3(d) or adjustment pursuant to Section 10.2(f).
      2.2     Election Procedures.
      (a) Subject to the proration and redesignation procedures set forth in Section 2.3 below, each holder of record of shares of Company Common Stock (excluding shares to be canceled pursuant to Section 1.6 and Dissenting Shares) will be entitled to elect to receive (i) Stock Consideration for all such shares (a “Stock Election”), (ii) Cash Consideration for all such shares (a “Cash Election”) or (iii) Cash Consideration for 50% of such shares and Stock Consideration for 50% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by the Company and acceptable to Wintrust (an “Election Form”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Representatives”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by each such Representative for a particular beneficial owner.
      (b) The Election Form shall be mailed with the Proxy Statement/ Prospectus to all holders of record of shares of Company Common Stock as of the record date of the Shareholders Meeting. Thereafter the Company and Wintrust shall each use its reasonable and diligent efforts to mail or make available the Election Form to all persons who become holders of shares of Company Common Stock during the period between the record date for the Shareholders Meeting and 5:00 pm., Chicago Time, on the date ten (10) business days prior to the anticipated Effective Time. In order to be effective an Election Form must be received by Illinois Stock Transfer Company, Wintrust’s exchange agent (the “Exchange Agent”), on or before 5:00 p.m., Chicago Time, on the fifth (5th) business day prior to the Effective Time (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be irrevocable.
      (c) Any Election Form received by the Exchange Agent after the Election Deadline shall be deemed to be a Combination Election and any holder of Company Common Stock not returning an Election Form to the Exchange Agent shall be deemed to have made a Combination Election. In addition, if the Exchange Agent shall have determined that any purported Stock Election or Cash Election was not properly made, such purported Stock Election or Cash Election shall be deemed to be of no force and effect and the holder of shares of Company Common Stock making such purported Stock Election or Cash Election shall for all purposes hereof be deemed to have made a Combination Election.
      2.3     Proration and Redesignation Procedures.
      (a) All shares of Company Common Stock which are subject to Cash Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 2.3, be converted into Cash Consideration, are referred to herein as “Cash Election Shares.” All shares of Company Common Stock which are subject to Stock Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 2.3, be converted into Stock Consideration, are referred to herein as “Stock Election Shares.”
      (b) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into shares of Wintrust Common Stock exceeds the Maximum Stock Election Number, Wintrust shall cause the Exchange Agent to determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved.
      (c) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into cash exceeds the Maximum Cash Election Number, Wintrust shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved.
      (d) Notwithstanding the foregoing, Wintrust may, in its sole discretion, taking into account the actual results of the election process described in Section 2.2, direct at any time prior to the Effective Time that the redesignation procedures provided in this Section 2.3 be waived in whole or in part. In such event, the percentage limits specified in Section 2.1(c) for the Maximum Cash Election Number and the Maximum Stock Election Number, respectively, shall be disregarded and the procedures provided for in clause (b) or (c) above shall be applied substituting such percentage limits as Wintrust shall designate between the percentage limits specified in Section 2.1(c) and the percentages reflected in the actual results of such election process, provided, however, that such actions would not adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.
      (e) After the redesignation procedures, if any, required by this Section 2.3 are completed, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Stock Consideration. Certificates previously evidencing shares of Company Common Stock (“Company Stock Certificates”) shall be exchanged, as applicable, for (i) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled Company Stock Certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.5, without interest.
      2.4     No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Wintrust Common Stock shall be issued as Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional part of a share of Wintrust Common Stock pursuant to this Article II shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Wintrust Common Stock Price by the fractional share of Wintrust Common Stock to which such former holder would otherwise be entitled.
      2.5     Exchange of Certificates.
      (a) At or prior to the Effective Time, Wintrust shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Stock Certificates for exchange in accordance with this Article II, (i) a sufficient number of certificates for shares of Wintrust Common Stock (the “Wintrust Stock Certificates”) to be issued pursuant to Section 2.3, (ii) sufficient cash for payment of the Cash Consideration pursuant to Section 2.3, and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Wintrust Common Stock in accordance with Section 2.4. Such Wintrust Stock Certificates and cash, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article II as the “Conversion Fund.” Wintrust shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
      (b) Within five (5) business days after the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.
      (c) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration (in the form or forms elected by such holder subject to the provisions of this Article II) deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate, and such Company Stock Certificate shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Company Stock Certificate.
      (d) If any Wintrust Stock Certificate is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Wintrust Stock Certificate in any name other than that of the registered holder of the Company Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.
      (f) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation, or its successors in interest, for the issuance of certificates representing shares of Wintrust Common Stock, the payment of the Cash Consideration and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on Wintrust Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of Wintrust (including in its capacity as Surviving Corporation), the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Outstanding Company Options, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
      (g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with Article II, the Per Share Merger Consideration (in the form or forms pursuant to the election procedures set forth in this Article II) and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.
      (h) No dividends or other distributions declared with respect to Wintrust Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock

Certificate in accordance with this Article II. Promptly after the surrender of a Company Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Wintrust Common Stock represented by such Company Stock Certificate. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Wintrust Common Stock into which Company Common Stock shall have been converted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY
      The Company hereby represents and warrants to Wintrust as follows:
      3.1     Organization.
      (a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean, with respect to the Company or Wintrust, as the case may be, a material adverse effect on (i) the assets, properties, results of operations or financial condition of a Party and its subsidiaries, taken as a whole or (ii) the ability of a Party to consummate the Merger; provided, however, that a Material Adverse Effect shall not be deemed to result from: (1) changes in banking, mortgage banking or mortgage lending or similar laws of general applicability or interpretations thereof by Governmental Authorities (as defined in Section 3.5), or other changes affecting depository institutions (including banks and their holding companies) generally, including changes in general economic conditions and changes in prevailing interest and deposit rates and factors affecting the financial markets as a whole; (2) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies, as such would apply to the financial statements of a Party on a consolidated basis; (3) changes resulting from transaction expenses (such as legal, accounting, investment banker or other professional fees) incurred in connection with this Agreement and the Merger, including the costs of litigation defending any of the transactions contemplated by this Agreement; (4) the payment by the Company or the Bank of amounts due to, or provision of any other benefits to, any officers or employees of the Company or the Bank in accordance with the terms of any employment agreements or Benefit Plans (as defined in Section 3.20(a)); and (5) actions or omissions taken by a Party as required hereunder or taken with the prior written consent of the other Party.
      (b) Other than (i) the Bank and (ii) those inactive subsidiaries and other ownership interests described on Schedule 3.1(b), neither the Company nor the Bank owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.
      (c) The Bank is an Illinois state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.
      3.2     Organizational Documents; Minutes and Stock Records. The Company has furnished Wintrust with copies of the articles of incorporation and by-laws of the Company and the charter and by-laws of the Bank, in each case as amended to the date hereof, and with such other documents as requested by Wintrust relating to the authority of the Company and the Bank to conduct their respective businesses. All such documents are complete and correct. The stock registers and minute books of the Company and the

Bank are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, and committees of the board of directors of the Company and the Bank, respectively, and all transactions in such entity’s capital stock occurring since the initial organization of the Company and the Bank, respectively.
      3.3     Capitalization.
      (a) The Company. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.05 per share, of which 2,751,098 shares are issued and outstanding as of the date of this Agreement and 800 shares are held in treasury. The Company has no preferred stock authorized, issued or outstanding. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. The Company has issued and has outstanding options for the purchase of 13,750 shares of Company Common Stock (the “Options”), the beneficial and record holders of which are set forth on Schedule 3.3(a). The Options have been duly authorized by all necessary corporate action (including shareholder approval if necessary), have been validly executed, issued and delivered by the Company, constitute the legal, valid and binding obligations of the Company, and are enforceable as to the Company in accordance with their terms. The shares of Company Common Stock to be issued upon exercise of the Options are validly authorized and, upon such exercise of the Options in accordance with their terms, including the full payment of the exercise price thereunder, will be validly issued, fully paid, and nonassessable. The Company Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation. Except for the Options, there are no warrants, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.
      (b) The Bank. The authorized capital stock of the Bank consists of 142,000 shares of common stock, par value $9.00 per share, all of which are issued and outstanding. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable (except as provided in 12 U.S.C. §55) and owned by the Company. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued. Other than as set forth in Schedule 3.3(b), the Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.
      3.4     Authorization; No Violation. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s articles of incorporation, by-laws, the Illinois Act, or any applicable law, court order or decree to which the Company or the Bank is a party or subject, or by which the Company, the Bank or their respective properties are bound, subject to the approval of this Agreement and the Merger by the shareholders of the Company. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Company, the Bank or their respective properties are bound. This Agreement, when executed and delivered, and subject to the regulatory approvals described in Section 3.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.
      3.5     Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 3.5, (b) the filing by Wintrust of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”), (c) the filing by Wintrust of an application with the Illinois Department of Financial and Professional Regulation (the “IDFPR”) under the Illinois Banking Act (the “IDFPR Application”), (d) the filing with the Securities and Exchange Commission (the “Commission”) of a proxy statement in definitive form and a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the Merger and the registration of the shares of Wintrust Common Stock (the “Proxy Statement/ Prospectus”), (e) the filing of the Articles of Merger with the Illinois Secretary of State under Section 11.25 of the Illinois Act, and (f) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company.
      3.6     Financial Statements. Schedule 3.6 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company as of December 31, 2004, 2003 and 2002 and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended, and (b) the unaudited consolidated interim balance sheet of the Company as of September 30, 2005 (the “Interim Balance Sheet”) and the related statement of income for the nine-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Financial Statements are complete and correct and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Financial Statements presents fairly the consolidated financial position of the Company as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Financial Statements has been certified by the Company’s independent auditor, who has expressed an unqualified opinion on such Financial Statements, and each of the Interim Financial Statements has been certified by the Company’s chief executive officer and principal accounting officer. The books, records and accounts of each of the Company and the Bank accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Bank, as applicable.
      3.7     No Undisclosed Liabilities. The Company has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for Company breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company or the Bank, as applicable, consistent with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board or the board of directors of the Bank, as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company shall not be deemed to be incurred in the Ordinary Course of Business. Notwithstanding the foregoing, the making or renewal of loans or other credit arrangements to directors or executive officers of the Company or the Bank made in accordance with all regulatory requirements and that are consistent with the Company’s and the Bank’s past practice and custom shall be deemed to have been made in the Ordinary Course of Business.

      3.8     Loans; Loan Loss Reserves.
      (a) Each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable laws which may effect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Company, oral) to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither the Bank nor the Company has entered into any loan repurchase agreements.
      (b) The reserves for loan and lease losses shown on each of the balance sheets contained in the Financial Statements are adequate in the judgment of management and consistent with the standards of the Federal Deposit Insurance Corporation (the “FDIC”) and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank as of September 30, 2005 in excess of such reserves as shown on the Interim Balance Sheet are, to the knowledge of the Company, collectible in accordance with their terms.
      3.9     Properties and Assets.
      (a) Real Property. Attached as Schedule 3.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by the Company or the Bank or in which either the Company or the Bank has an interest (other than as a mortgagee). No real property or improvements are carried on the Bank’s books and records as Other Real Estate Owned. The Company and the Bank own, or have a valid right to use or a leasehold interest in, all real property used by them in the conduct of their respective businesses as such businesses are presently conducted. Except as otherwise set forth on Schedule 3.9(a), the ownership or leasehold interest of the Company or the Bank in such real property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or the Bank is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) minor defects in title to real property or easements that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or the Bank, as the case may be, have been obtained and are in full force and effect.
      (b) Personal Property. Attached as Schedule 3.9(b) is a Schedule of Tangible Personal Property, which sets forth a complete and correct description of all tangible personal property owned by the Company or the Bank or used by the Company or the Bank in the conduct of their respective businesses that is reflected as a capital asset in the Interim Balance Sheet. Except as otherwise set forth on

Schedule 3.9(b), (i) the Company or the Bank owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such property is owned free and clear of any Encumbrances, except for Permitted Encumbrances and (iii) all such property is in good working condition, normal wear and tear excepted.
      (c) Assets. The assets reflected on the Interim Balance Sheet or identified in this Agreement or on the Schedules provided for herein include all of the material assets (i) owned by the Company or the Bank, except for those assets subsequently disposed of or purchased by the Company or the Bank for fair value in the Ordinary Course of Business, and (ii) used, intended or required for use by the Company or the Bank in the conduct of their respective businesses.
      3.10     Material Contracts. Attached as Schedule 3.10 is a Schedule of Material Contracts, true and complete copies of which have been delivered to Wintrust, except with respect to those Material Contracts described in Section 3.10(f) for which the Company has delivered to Wintrust a complete and correct list and made available to Wintrust copies of such items upon request. “Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Company or the Bank is obligated on the date hereof, including the following:

(a) all consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which the Company or the Bank performs services for others;

(b) all leases of real estate and personal property;

(c) all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $50,000;

(d) all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or the Bank, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company, including all Benefit Plans as defined in Section 3.20;

(e) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or the Bank;

(f) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $500,000;

(g) all union and other labor contracts;

(h) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or the Bank, any “affiliates” of the Company or the Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(i) any contract involving total future payments by the Company or the Bank of more than $50,000 or which requires performance by the Company or the Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or the Bank without penalty within 30 days after the date of this Agreement;

(j) except for provisions of the certificate of incorporation and by-laws of the Company and the charter and by-laws of the Bank, all contracts under which the Company or the Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

(k) all joint venture or marketing agreements with any other person or entity; and

(l) all other material contracts, made other than in the Ordinary Course of Business of the Company or the Bank, to which the Company or the Bank is a party or under which the Company or the Bank is obligated.

      3.11     No Defaults. Each of the Company and the Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or the Bank under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or the Bank. To the knowledge of the Company, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or the Bank to enforce any of its rights under such Material Contract.
      3.12     Conflict of Interest Transactions. Except as set forth on Schedule 3.12, no principal officer or director of the Company or the Bank, or holder of 10% or more of the Company Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, the Company or the Bank (other than the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Company or the Bank in the conduct of its business; (b) has any financial, business or contractual relationship or arrangement with the Company or the Bank, excluding any agreements and commitments entered into in respect of the Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Bank.
      3.13     Investments.
      (a) Set forth on Schedule 3.13(a) is a complete and correct list and description as of September 30, 2005, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or the Bank, other than in a fiduciary or agency capacity (the “Investment Securities”). The Company and the Bank each has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances, and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
      (b) Except as set forth on Schedule 3.13(b), and as may be imposed by applicable securities laws and the documents and instruments governing the terms of such securities, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or the Bank freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or the Bank is a party, the Company or the Bank, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

      (c) Except as set forth on Schedule 3.13(c), neither the Company nor the Bank has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or the Bank to repurchase or otherwise reacquire any such Investment Securities.
      (d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or the Bank is bound.
      3.14     Compliance with Laws; Legal Proceedings.
      (a) The Company and the Bank are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks and their holding companies or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or the Bank or the assets owned, used, occupied or managed by either of them, except for matters concerning such compliance that would not be material to the Company or the Bank.
      (b) The Company and the Bank hold all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their businesses and the ownership of their assets (collectively, “Licenses”), all Licenses are in full force and effect, and the Company has received no notice (whether written or, to the knowledge of the Company, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.
      (c) Except as set forth on Schedule 3.14(c), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or the Bank, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Bank from taking any action of any kind in connection with the business of the Company or the Bank. Except as set forth on Schedule 3.14(c), neither the Company nor the Bank has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company, oral) of enforcement actions, or any criticism or recommendation of a material nature, and neither the Company nor the Bank has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.
      3.15     Insurance. Attached as Schedule 3.15 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which the Company or the Bank is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or the Bank, or which is owned or carried by the Company or the Bank. The Company and the Bank has in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 3.15. Neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.
      3.16     Taxes.
      (a) Except as set forth on Schedule 3.16, the Company and the Bank have each duly and timely filed all Tax Returns required to be filed or delivered by the Company or the Bank, respectively, in connection with the Company’s or the Bank’s business and operations, all information included in such Tax Returns is accurate in all material respects, and all Taxes required to be shown on such Tax Returns as payable by the Company or the Bank with respect to the income of the Company or the Bank have been paid when due. No application for an extension of time for filing any Tax Return or consent to any extension of the period of limitations applicable to the assessment or collection of any Tax is in effect with respect to the Company or the Bank. Neither the Company nor the Bank is delinquent in the payment of any Taxes claimed to be due from the Company or the Bank by any taxing authority, and adequate reserves for Taxes (including any penalties and interest) payable by the Company have been made on the books of the Company and on the most recent of the Financial Statements. The Company has not received any notice (whether written or, to the knowledge of the Company, oral) of any proposed audit or proposed deficiency for any Tax due from the Company or the Bank with respect to the business and operations of the Company or the Bank, as the case may be, and there are no pending audits or claims with respect thereto.
      (b) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including net income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer, recording, gross income, alternative or add-on minimum, environmental, goods and services, capital stock, profits, single business, employment, severance, stamp, unemployment, customs and duties taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.
      3.17     Environmental Laws and Regulations.
      (a) Except as set forth on Schedule 3.17, the Company and the Bank:

(i) have had and now have all environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which they have been or are now engaged;

(ii) have been and are in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, “Environmental Laws”).
      (b) Except as set forth on Schedule 3.17:

(i) there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened or contemplated against, or involving, the Company or the Bank, any assets of the Company or the Bank, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii) no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or the Bank;

(iii) neither the Company nor the Bank:

(1) is or was a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;

(2) owns, operates, leases, subleases or, to its knowledge, holds a security interest in, or owned, operated, leased or subleased (A) any facility at which any Hazardous Substances (as defined below) were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;

(3) arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”); or

(4) is or was the holder of a security interest where the party giving the security is or was the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored in significant quantities, recycled or disposed and where either the Company or the Bank participates or participated in management decisions concerning the facility’s waste disposal activities.
      (c) To the Company’s knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or the Bank under any of the Environmental Laws.
      (d) For purposes of this Section 3.17, “Hazardous Substance” shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.
      3.18     Community Reinvestment Act Compliance. Neither the Company nor the Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better from the FDIC or other applicable Governmental Authority. The Company knows of no facts or circumstances which would cause either the Company or the Bank to fail to comply with such provisions or the Bank to receive a rating less than satisfactory.
      3.19     Company Regulatory Reports. Since January 1, 2003, the Company and the Bank have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or the Bank (the “Company Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Company Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.
      3.20     Employee Benefit Plans.
      (a) The Schedule of Material Contracts, attached as Schedule 3.10, includes a complete and correct list of each employee benefit plan within the meaning of Section 3(3) of ERISA (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Bank which the Company or the Bank maintains or contributes to (or, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) has maintained or contributed to since the date of its incorporation) or to which the Company or the Bank is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the “Benefit Plans”). None of the Benefit Plans is a “defined benefit plan” (as defined in Section 414(j) of the Code). Neither the Company nor the Bank has, and has ever had, an affiliate that would be treated as a single employer together with the Company or the Bank (an “ERISA Affiliate”) under Section 414 of the Code other than the Company and the Bank with respect to each other and the subsidiaries identified on Schedule 3.1(b).

      (b) Except as set forth in Schedule 3.20(b), neither the Company nor the Bank has entered into or maintained any Benefit Plan which includes any change of control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or the Bank or any other increase in the liabilities of the Company or the Bank under such Benefit Plan as a result of the transactions contemplated by this Agreement.
      (c) Neither the Company nor the Bank maintains or participates, and has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company, the Bank, any director or employee of the Company or the Bank, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. Except as set forth in Schedule 3.20(c), neither the Company nor the Bank provides nor has ever provided medical benefits to former employees, except as required by Section 601 of ERISA.
      (d) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code. Nothing has occurred since the date of such determination letter that would adversely affect such determination or the qualified tax exempt status of such ERISA Plan and its related funding instrument.
      (e) Except as set forth on Schedule 3.20(e), each Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law. Neither the Company nor any affiliate of the Company that is a fiduciary with respect to any Benefit Plan, has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and neither the Company nor the Bank anticipates any such submission of any Benefit Plan.
      (f) There is no litigation, claim or assessment pending or, to the Company’s knowledge, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law. To the Company’s knowledge, there is no reasonable basis for any such litigation, claim or assessment.
      (g) No Benefit Plan fiduciary or any other person has, or has had, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.
      (h) All accrued contributions and other payments to be made by the Company or the Bank to any Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements. Neither the Company nor the Bank is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.
      (i) No Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

      (j) To the extent the Company or the Bank participates in any “multiple employer welfare arrangements” as defined under Section 3(40) of ERISA, the Company is not delinquent in any contribution that it is obligated to make towards the funding of any such arrangement, and to the knowledge of the Company, such arrangement has been administered in material compliance with its terms and with all applicable state and federal laws, rules and regulations governing such arrangement, including, without limitation, ERISA and the rules and regulations thereunder, and the Company may withdraw from such arrangement at any time without penalty or any further obligation other than required notices, the payment of premiums that become payable prior to the date as of which the trustee shall have procured the exclusion of the Company’s insured employees and beneficiaries from the coverage of the applicable insurance policies, and applicable indemnification obligations of the arrangement, provided such obligations are not material.
      (k) Except as provided on Schedule 3.20(c), there are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Benefit Plans.
      3.21     Technology and Intellectual Property.
      (a) Attached as Schedule 3.21 is a Schedule of Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Company or the Bank or used in or necessary to conduct the Company’s or the Bank’s business as presently conducted. The items on Schedule 3.21, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Company constitute the “Intellectual Property.”
      (b) Except as set forth on Schedule 3.21, the Company or the Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Company and the Bank to use the Intellectual Property in the conduct of their respective businesses as presently conducted. Neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company, oral) alleging that the Company or the Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Company’s knowledge, it has not committed any such violation or infringement. Other than as set forth on Schedule 3.21, to the Company’s knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Company or the Bank will be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or the Bank is a party or by which it is bound, or that use of such Intellectual Property by the Company or the Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject Wintrust, the Company or the Bank to liability of any kind, under any such contract.
      (c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Bank in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Bank. To the knowledge of the Company or the Bank, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of the Company, no person or entity has gained unauthorized access to the IT Assets. The Company and the Bank have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Company and except for “off the shelf” software licensed by the Company or the Bank in the Ordinary Course of Business, none of the IT

Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.
      3.22     No Adverse Change. Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2004 any Material Adverse Effect on the Company or the Bank, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2004 that may reasonably be expected to have or result in a Material Adverse Effect on the Company or the Bank. No fact or condition exists with respect to the business, operations or assets of the Company or the Bank which the Company has reason to believe may cause the Federal Reserve Application, the IDFPR Application or any of the other regulatory approvals referenced in Section 7.3 or 8.3 to be denied or unduly delayed.
      3.23     Conduct of Business in Normal Course. Except as set forth on Schedule 3.23 and for actions taken in connection with negotiating the sale of the Company and entering into this Agreement, since December 31, 2004 the businesses of each of the Company and the Bank have been conducted only in the Ordinary Course of Business.
      3.24     Change in Business Relationships. Neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or the Bank intends to discontinue, diminish or change its relationship with the Company or the Bank, the effect of which would be material to the Company or the Bank, or (b) that any executive officer of the Company or the Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the Company or the Bank.
      3.25     Brokers’ and Finders’ Fees. Except as set forth in Schedule 3.25, neither the Company nor the Bank has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.
      3.26     Section 280G Payments. Except as set forth on Schedule 3.26, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.
      3.27     No Omissions. None of the representations and warranties contained in Article III, in the Schedules provided for herein by the Company is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING WINTRUST
      Wintrust hereby represents to the Company as follows:
      4.1     Organization. Wintrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.
      4.2     Capitalization. The authorized capital stock of Wintrust consists of (i) 60,000,000 shares of common stock, no par value per share, of which 23,654,783 shares were issued and outstanding as of

September 30, 2005, (ii) 20,000,000 shares of preferred stock, no par value per share, of which 100,000 shares are designated Junior Serial Preferred Stock A, no par value per share, and no shares of preferred stock are issued and outstanding, and (iii) no shares are held in treasury. As of September 30, 2005 there were (i) outstanding options in respect of 3,440,528 shares of Wintrust Common Stock and (ii) outstanding warrants for the purchase of 110,045 shares of Wintrust Common Stock. Such options and warrants have been duly authorized by all necessary corporate action (including shareholder approval, if necessary). Such options and warrants have been validly executed, issued and delivered by Wintrust, and constitute the legal, valid and binding obligations of Wintrust, and are enforceable as to Wintrust in accordance with their terms. The shares of Wintrust Common Stock to be issued upon exercise of such options and warrants are validly authorized and, upon such exercise in accordance with their terms, will be validly issued, fully paid, and nonassessable. The Wintrust Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Wintrust’s articles of incorporation, a true and complete copy of which has been previously provided to the Company. Except for such options and warrants, there are no options, agreements, contracts or other rights in existence to purchase or acquire from Wintrust any shares of capital stock of Wintrust, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Wintrust SEC Documents.
      4.3     Authorization; No Violations. The execution and delivery of this Agreement and the performance of Wintrust’s obligations hereunder have been duly and validly authorized by the Board of Directors of Wintrust, do not violate or conflict with its articles of incorporation or by-laws, the Illinois Act, or any applicable law, court order or decree to which Wintrust is a party or subject, or by which Wintrust is bound, and require no further corporate or shareholder approval on the part of Wintrust. The execution and delivery of this Agreement and the performance of Wintrust’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Wintrust is bound. This Agreement, when executed and delivered, and subject to the regulatory approval described in Section 4.4, will be a valid, binding and enforceable obligation of Wintrust, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.
      4.4     Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Wintrust of this Agreement and the consummation by Wintrust, as of the Effective Date, of the Merger except for (a) the filing by Wintrust of the Federal Reserve Application and the IDFPR Application, (b) the filing of the Registration Statement (as defined in Section 5.4(a)), and (c) the filing of the Articles of Merger with the Illinois Secretary of State under Section 11.25 of the Illinois Act.
      4.5     Wintrust SEC Filings and Financial Statements.
      (a) Since January 1, 2003, Wintrust has timely filed all reports, registration statements and other documents (including any amendments thereto) required to be filed with the Commission under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission (the “Wintrust SEC Documents”), and all such Wintrust SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act or the Exchange Act. As of their respective filing and effective dates, none of the Wintrust SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) The audited consolidated financial statements contained or incorporated by reference in Wintrust’s Annual Report on Form 10-K for the years ended December 31, 2003 and 2004 and the unaudited interim financial statements included in Wintrust’s most recent Quarterly Report on Form 10-Q have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Wintrust and its subsidiaries at the dates shown and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods then ended. The interim financial statements as of, and for, the periods ending after December 31, 2004 included in Wintrust’s Quarterly Reports on Form 10-Q, as filed with the Commission, include all adjustments necessary for a fair presentation of the financial position of Wintrust and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.
      (c) The reserves for loan losses shown on each of the balance sheets contained in the Wintrust SEC Documents are adequate in the judgment of management and consistent with the standards of the FDIC and GAAP to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the applicable date of such balance sheet.
      4.6     Compliance with Laws; Legal Proceedings.
      (a) Wintrust and its subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Wintrust or any of its subsidiaries or the assets owned, used, occupied or managed by Wintrust or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Wintrust. Wintrust and its subsidiaries (direct and indirect) hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets.
      (b) Except as may be disclosed in the Wintrust SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Wintrust, threatened or contemplated against or affecting Wintrust or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Wintrust or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Wintrust SEC Documents, none of Wintrust or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of Wintrust, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Wintrust and its subsidiaries taken as a whole, and Wintrust has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.
      4.7     Wintrust Regulatory Reports. Since January 1, 2003, Wintrust and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the Office of the Comptroller of the Currency (the “OCC”) and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Wintrust or its subsidiaries (the “Wintrust Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Wintrust Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      4.8     No Adverse Change. Except as disclosed in the Wintrust SEC Documents, this Agreement, or the Schedules delivered pursuant to this Agreement there has not occurred (a) since December 31, 2004, any Material Adverse Effect on Wintrust, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2004 that may reasonably be expected to have or result in a Material Adverse Effect on Wintrust. No fact or condition exists with respect to the business, operations or assets of Wintrust or its subsidiaries which Wintrust has reason to believe may cause the Federal Reserve Application, the IDFPR Application or any of the other regulatory approvals referenced in Section 7.3 or 8.3 to be denied or unduly delayed.
      4.9     Brokers’ and Finders’ Fees. Wintrust has not incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.
      4.10     Taxation of the Merger. Neither Wintrust nor any subsidiary of Wintrust has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization under Section 368(a) of the Code and, to the knowledge of Wintrust, there are no agreements or arrangements to which Wintrust or any subsidiary of Wintrust is a party that would prevent the Merger from so qualifying.
      4.11     Financial Ability. On the Effective Date, Wintrust will have all funds necessary to consummate the Merger and pay the aggregate Cash Consideration payable hereunder.
      4.12     No Omissions. None of the representations and warranties contained in Article IV or in the Schedules provided for herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.
ARTICLE V
AGREEMENTS AND COVENANTS
      5.1     Conduct of Business. During the period commencing on the date hereof and continuing until the Effective Time, the Company shall conduct the Company’s business and shall cause the Bank to conduct its business in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of Wintrust:

(a) no change shall be made in the articles of incorporation or by-laws of the Company or the charter or by-laws of the Bank;

(b) except with respect to the exercise of any Option, no change shall be made in the capitalization of the Company or the Bank or in the number of issued and outstanding shares of Company Common Stock or Options;

(c) the compensation of officers or key employees of the Company or the Bank shall not be increased, nor any bonuses paid except in each case as set forth on Schedule 5.1(c);

(d) no Loan, or renewal or restructuring of a Loan, in the amount of $1,000,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $1,000,000) shall be made by the Bank except after delivering to Wintrust a complete loan package for such Loan, renewal or restructuring, in a form consistent with the Bank’s policies and practice, and obtaining Wintrust’s prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if Wintrust shall have not responded to the Company’s request within two (2) business days after receipt of such complete loan package, and such Loan or renewal or restructuring of a Loan shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Bank’s current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower’s or borrowers’ credit;

(e) no dividends or other distributions shall be declared or paid by the Company to the extent it would cause the shareholders’ equity in the Company, as adjusted pursuant to Section 7.11 below, to fall below the Minimum Adjusted Net Worth, or as otherwise would not be permitted under applicable law;

(f) no dividends or other distributions shall be declared or paid by the Bank to the extent it would cause the minimum net worth of the Bank to fall below well-capitalized status, as defined by applicable FDIC regulations, or as would not be permitted under applicable law;

(g) the Company and the Bank shall each use their commercially reasonable efforts to maintain their present insurance coverage in respect to its properties and business;

(h) no significant changes shall be made in the general nature of the business conducted by the Company or the Bank;

(i) no employment, consulting or similar agreements shall be entered into by the Company or the Bank that are not terminable by the Company or the Bank on 30 days’ or fewer notice without penalty or obligation, nor shall the Bank terminate the employment of any officer without first notifying Wintrust;

(j) except as expressly provided in this Agreement, neither the Company nor the Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(k) the Company and the Bank shall file all Tax Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;

(l) neither the Company nor the Bank shall make any expenditure for fixed assets in excess of $50,000 for any single item, or $250,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;

(m) neither the Company nor the Bank shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the Bank’s current policies;

(n) neither the Company nor the Bank shall do or fail to do anything that will cause a breach by the Company or the Bank of, or default by the Company or the Bank under, any Material Contract;

(o) the Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Bank has complied with Sections 23A and B of the Federal Reserve Act;

(p) the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A or better by Moody’s Investors Service or by Standard and Poor’s, which may include purchases by the Bank in the open market of direct debt obligations of the Federal Home Loan Bank of Chicago, provided that such direct debt obligations do not exceed an aggregate amount of $10,000,000 and are not purchased by the Bank at a premium;

(q) the amount of brokered deposits maintained by the Bank at any time and from time to time shall not exceed $65,000,000; and

(r) no changes of a material nature shall be made in either the Company’s or the Bank’s accounting procedures, methods, policies or practices or the manner in which the Company or the Bank maintain their records.
      5.2     Access to Information.
      (a) To the extent permissible under applicable law and pending the Closing, representatives of Wintrust shall, during normal business hours and on reasonable advance notice to the Company, be given full access to the Company’s and the Bank’s records and business activities and be afforded the opportunity to observe their business activities and consult with their officers and employees regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by the Company with all terms of this Agreement); provided, however, that the foregoing actions do not interfere with the business operations of the Company and the Bank.
      (b) Wintrust will use such information as is provided to it by the Company or the Bank, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Bank and for such other purposes as may be related to this Agreement, and Wintrust will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Wintrust dated July 29, 2005 (the “Confidentiality Agreement”).
      5.3     Meeting of Shareholders of the Company. As soon as practicable after the date of this Agreement and the effectiveness of the Registration Statement pursuant to Section 5.4, the Company shall call and hold a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with the Company’s articles of incorporation, its by-laws and the Illinois Act (the “Shareholders Meeting”). The Company shall, through the Company Board, recommend to its shareholders, subject to its fiduciary duties, approval of this Agreement and the Merger.
      5.4     Registration Statement and Regulatory Filings.
      (a) Wintrust shall file with the Commission within 30 days after the execution of this Agreement or as soon as practicable thereafter, a registration statement on an appropriate form under the Securities Act covering Wintrust Common Stock to be issued pursuant to this Agreement and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the “Registration Statement.” The Registration Statement shall include a Proxy Statement/ Prospectus reasonably acceptable to Wintrust and the Company, prepared by Wintrust and the Company for use in connection with Shareholders Meeting, all in accordance with the rules and regulations of the Commission. Wintrust shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Wintrust Common Stock. In advance of filing the Registration Statement, Wintrust shall provide the Company and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from the Commission with respect to the Registration Statement. None of the information furnished by Wintrust or the Company for inclusion in the Registration Statement, the Proxy Statement/ Prospectus or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/ Prospectus, when mailed or at the time of the Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
      (b) Wintrust, within 30 days following execution and delivery of this Agreement, will file the Federal Reserve Application and the IDFPR Application and take all other appropriate actions (except as otherwise specified in Section 5.4(a) above) necessary to obtain the regulatory approvals referred to in Sections 7.3 and 8.3 hereof, and the Company will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Wintrust, in its sole reasonable discretion, or to change the business practices of Wintrust or any of its subsidiaries in a manner not acceptable to Wintrust, in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, Wintrust shall provide the Company and its counsel with a copy of such applications (but excluding any information contained therein regarding Wintrust and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Wintrust or its counsel from any regulatory authorities with respect to such applications.
      5.5     Listing of Shares. Wintrust shall use all reasonable and diligent efforts to cause the shares of Wintrust Common Stock issuable in the Merger to be approved for listing on the Nasdaq National Market.
      5.6     Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 7.3 and 8.3) or that would cause any of the representations contained herein to be or become untrue.
      5.7     Business Relations and Publicity. The Company shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Bank with suppliers, clients, customers, employees, and others having business relations with the Company or the Bank. Wintrust and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or the rules of the Nasdaq National Market, or with respect to employee meetings, neither Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Wintrust to the content of any communication to the Company’s shareholders. In furtherance of the foregoing the Parties acknowledge that immediately after execution of this Agreement Wintrust shall issue a news release (after consultation with the Company as to its content) and file the same with the Commission on Form 8-K.
      5.8     No Conduct Inconsistent with this Agreement.
      (a) The Company shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Company or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either the Company or the Bank within the meaning of 12 U.S.C.A. §1817(j) (disregarding the exceptions set forth in 12 U.S.C.A. §1817(j)(17)) and the regulations of the Federal Reserve thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.
      (b) Notwithstanding the foregoing, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal (as defined herein) other than an Acquisition Proposal the terms of which were made known to the Company Board prior to the date hereof, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, the Company Board may, in response to an Acquisition Proposal which was not solicited by or on behalf of the Company or the Bank or which did not otherwise result from a breach of Section 5.8(a), subject to its compliance with Section 5.8(c), (i) furnish information with respect to the Company or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that the Company Board determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as

defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, the Company may (A) withdraw, modify or otherwise change in a manner adverse to Wintrust, the Company’s recommendation to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to this Section 5.8(b) unless and until (x) five (5) business days have elapsed following the delivery to Wintrust of a written notice of such determination by the Company Board and during such five (5) business-day period, the Company and the Bank otherwise cooperate with Wintrust with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five (5) business-day period the Company Board continue reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to the Company Board prior to the date of this Agreement.
      (c) In addition to the obligations of the Company set forth in Section 5.8(a) and (b), the Company shall immediately advise Wintrust orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. The Company shall keep Wintrust reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.
      5.9     Loan Charge-Off; Pre-Closing Loan Review.
      (a) The Company shall cause the Bank, prior to the Closing Date, to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses.
      (b) The Company shall make available to Wintrust the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.
      (c) Wintrust and the Company shall negotiate in good faith regarding the write down, in conformity with the provisions of Section 5.9(a) above, of potential Loan losses (net of reasonably conservative estimates of collateral recoveries and of applicable reserves) identified to the Company by Wintrust; provided, however, that: (i) the Company shall not be required to take any actions as a result of such good faith negotiations (1) more than five (5) days prior to the Closing Date and (2) until such time as the Company shall have received reasonable assurances that all conditions precedent to Wintrust’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied; (ii) any such actions taken as a result of such good faith negotiation (1) shall not have any effect on, or result in a breach of, the representations and warranties under Section 3.8 made by the Company as of the date of this Agreement and (2) shall not result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Minimum Adjusted Net Worth (as defined in Section 7.9 below) of the Company as of the Closing Date; and (iii) nothing in this Section 5.9 shall require the Company to make any additional provision to the Bank’s reserve for loan losses so long as such reserve, determined as described in Section 3.8 and in compliance with the second sentence of Section 5.13 below, is adequate and not less than 1.00% of the Bank’s total Loans (gross Loans less unearned discounts).
      5.10     Board of Directors’ Notices and Minutes. The Company shall give reasonable notice to Wintrust of all meetings of the Company Board and any of its committees, and the board of directors of the Bank and any of its committees, and if known, the agenda for or business to be discussed at such meetings. To the extent permissible under law, the Company shall promptly transmit to Wintrust copies of all notices, minutes, consents and other materials that the Company or the Bank provides to their directors, other than materials relating to any proposed acquisition of the Company or the Bank, or this Agreement or the Merger, subject to the Company’s compliance with Section 5.8. Wintrust agrees to hold in confidence all such information pursuant to the Confidentiality Agreement.
      5.11     Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

(a) such Party shall promptly give detailed written notice thereof to the other Parties; and

(b) such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Party.
      5.12     Director and Officer Liability Coverage. Wintrust agrees to provide each of the directors and officers of the Company and the Bank after the Effective Time substantially the same insurance coverage against personal liability for actions taken after the Effective Time as is provided to current directors and officers of Wintrust. Wintrust further agrees to cause the Surviving Corporation, to the extent permitted by applicable law, to indemnify the current and past directors and officers of the Company and the Bank, for a period of five (5) years after the Effective Time, for all actions taken by them prior to the Effective Time in their respective capacities as directors and officers of the Company and the Bank to the same extent as the indemnification provided by the Company and the Bank under their respective by-laws to such directors and officers immediately prior to the Effective Time.
      5.13     Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Wintrust a monthly balance sheet, income statement and statement of shareholders’ equity of the Company and the Bank as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.
      5.14     Dissent Process. The Company will give to Wintrust prompt notice of any written notice or demands for appraisal for any Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the Illinois Act, including the name of each dissenting shareholder and the number of shares of Company Common Stock to which the dissent relates. Wintrust will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Wintrust’s prior written consent.
      5.15     Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.
      5.16     Exercise of Options. Notwithstanding anything contained in this Agreement to the contrary, Wintrust and the Company each acknowledge and agree that the holder of any Option may, at any time prior to the date of commencement of the ten trading-day period for determining the Wintrust Common Stock Price pursuant to Section 2.1(b), exercise such Option in accordance with its terms and conditions.
      5.17     Converted Options. Wintrust agrees to assume and honor each of the Converted Options in accordance with their terms. As soon as reasonably practicable following the Closing Date, Wintrust shall file a registration statement with the Commission with respect to the shares of Wintrust Common Stock to be covered by such Converted Options. Such shares of Wintrust Common Stock shall be duly authorized and, upon exercise of such Converted Options, shall be validly issued, fully paid and nonassessable, and not in violation of or subject to any preemptive rights except as set forth in Wintrust’s articles of incorporation. Wintrust shall after the Effective Time have reserved sufficient shares of Wintrust Common Stock for issuance with respect to such options.
      5.18     Termination of Ownership Interests. Prior to the Effective Time the Company shall, and shall cause the Bank to, dissolve, wind up, liquidate or, in a manner reasonably satisfactory to Wintrust, terminate its ownership interest in, each of the subsidiaries and other interests identified on Schedule 3.3(b).
ARTICLE VI
EMPLOYEE BENEFIT MATTERS
      6.1     Benefit Plans. Schedule 6.1 lists all of the employees of the Company and the Bank (the “Employees”). Wintrust and the Company Board shall together review the Benefit Plans and the coverages provided thereunder. The Company Board shall cause the Company to terminate effective as of the Closing Date all Benefit Plans other than the Company’s 401(k) plan, health, life and disability insurance plans, and long-term care plan and other than the Company’s deferred compensation agreements, which are required to be amended under this Agreement pursuant to the terms of Section 7.13 (the “Retained Plans”), and to pay prior to the Closing or accrue fully any liabilities under the Benefit Plans (including the Retained Plans) or arising out of such termination of Benefit Plans. Effective as of the Closing Date each full-time Employee shall become eligible for and entitled to participate in Wintrust’s benefit plans (other than those benefit plans for which such Employee is covered under the Retained Plans) on the same terms and subject to the same conditions as all other U.S. employees of Wintrust and its subsidiaries. From and after the Closing Date Wintrust shall continue coverage for the Employees under the Retained Plans in effect prior to the Closing Date, to the extent not in violation of any statute, law (including common law), ordinance, rule or regulation applicable to such plans or the qualifications or requirements of such plans, until such time as Wintrust determines such plans are to be terminated or merged with existing Wintrust plans, at which time all Employees previously covered under such Retained Plans shall become eligible for and entitled to participate in Wintrust’s similar plans on the same terms and subject to the same conditions as all other U.S. employees of Wintrust and its subsidiaries. To the extent permitted by applicable law, the Company shall cause its health insurance provider to (i) provide to Wintrust a schedule of de-identified information regarding the claims experience of insured persons under the applicable Benefit Plans, and (ii) inform Wintrust of whether such health provider is aware of any significant pre-existing conditions of any insured persons that are not reflected in such schedule. Wintrust shall use its reasonable and diligent efforts to cause any pre-existing condition limitations under Wintrust’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under Wintrust’s applicable retirement savings plan and employee stock purchase plan, Wintrust’s short-term disability plans and vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company as if such Employee had then been employed by Wintrust. Wintrust reserves the right to change or terminate its employee benefit plans at any time.
      6.2     No Rights or Remedies. Nothing in this Article shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO
OBLIGATIONS OF WINTRUST
      Unless the conditions are waived by Wintrust, all obligations of Wintrust under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article III of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. The Company shall have performed in all material respects all agreements herein required to be performed by the Company on or before the Closing.

7.2 Closing Certificate. Wintrust shall have received a certificate of the Company signed by a senior executive officer of the Company, dated as of the Closing Date, certifying in such detail as Wintrust may reasonably request, as to the fulfillment of the conditions to the obligations of Wintrust set forth in this Agreement that are required to be fulfilled by the Company on or before the Closing.

7.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

7.4 Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the Company’s articles of incorporation, by-laws and the Illinois Act, and the proper officers of the Company shall have executed and delivered to Wintrust the Articles of Merger, in form suitable for filing with the Illinois Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing. The holders of not more than 5% of the shares of Company Common Stock shall have given written demand for dissenter’s rights in accordance with the Illinois Act.

7.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or threatened in writing.

7.6 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Wintrust believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or the Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Company or the Bank.

7.7 Environmental Surveys. Wintrust shall have the right, at its sole option and cost, to obtain Phase I environmental audits of all real property or facilities owned or used by either the Company or the Bank in the conduct of their respective businesses, conducted by an independent environmental consultant selected by Wintrust. No such environmental audit shall have identified any violation of the Environmental Laws or condition relating to the environment, human health or safety which could reasonably be expected to have a Material Adverse Effect on the Company.

7.8 Opinion of Counsel. Wintrust shall have received the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit B and reasonably satisfactory to Wintrust and its counsel.

7.9 Employment Agreements. Those persons identified on Schedule 7.9 shall each have entered into an employment agreement with Wintrust or the Bank, dated the Closing Date, in substantially the form attached as Exhibit C, and shall each be capable of performing his or her duties under his or her employment agreement as of the Closing Date.

7.10 No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of the Company and the Bank, taken as a whole, shall have been conducted in the Ordinary Course of Business, except as otherwise required under this Agreement, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as required under this Agreement, that would have a Material Adverse Effect on the Company.

7.11 Minimum Net Worth and Loan Loss Reserve Requirements. The Company shall have delivered to Wintrust a balance sheet as of the Closing Date (the “Closing Balance Sheet”), prepared in conformity with past practices and policies of the Company and GAAP applied on a basis consistent with the preparation of the Financial Statements, which shall reflect that shareholders’ equity in the Company, adjusted to reflect the following adjustments, specifications and charges (which adjustments, specifications and charges are each separate conditions hereunder and shall be made by the Company on or prior to the Closing Date), shall be equal to or greater than the sum of $40,600,000.00 plus any cash receipts and attendant tax benefits recorded from the exercise of Options in accordance with Section 5.16 (such sum, after giving effect to such adjustments, specifications and charges, the “Minimum Adjusted Net Worth”):

(a) the Closing Balance Sheet shall reflect accruals for, on an after-tax basis as appropriate, (i) any professional fees and expenses (including legal, investment banking and accounting fees) actually incurred by the Company in connection with this Agreement and the transactions contemplated hereby, (ii) change of control payments due to any officers, directors or employees under any change in control, deferred compensation, employment or other agreements with the Company as a result of the Merger, which shall be paid or accrued by the Company concurrently with the Closing, and (iii) that amount to be paid by the Company in accordance with Section 7.14;

(b) any changes in the Other Comprehensive Income account recorded as equity after June 30, 2005 shall be disregarded for purposes of determining Minimum Adjusted Net Worth;

(c) the Company shall have no more than $8,000,000 of indebtedness (including any subordinated or senior debt or debentures); and

(d) the Bank’s reserve for loan losses, determined as described in Section 3.8, shall be not less than 1.00% of the Bank’s net Loans (gross Loans less unearned discounts).

The Company may distribute to its shareholders immediately prior to Closing the amount by which shareholders’ equity is greater than the Minimum Adjusted Net Worth.

7.12 Voting Agreements. On or before December 19, 2005, Wintrust shall have received a Voting Agreement, in the form attached hereto as Exhibit D, executed by each of those shareholders of the Company identified on Schedule 7.12.

7.13 Amendments to Deferred Compensation Agreements. Prior to the Effective Time, the Company shall have amended those deferred compensation and deferred fee agreements entered into between the Company and certain employees as set forth on Schedule 7.13, which amendments shall be in the forms attached hereto as Exhibit E.

7.14 Settlement. The Company shall have accrued on the Closing Balance Sheet that amount described on Schedule 7.14, to be paid at or immediately following Closing in settlement of the potential claim described on Schedule 7.14, and the Company shall have used its best efforts to obtain a release in a form reasonably satisfactory to Wintrust of any claim against the Company or the Bank.

7.15 Consents. The Company shall have obtained or caused to be obtained (a) all written consents under those Material Contracts set forth on Schedule 3.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Wintrust’s rights under this Agreement.

7.16 Other Documents. Wintrust shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
      Unless the conditions are waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

8.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article IV of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article IV that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date. Wintrust shall have performed in all material respects all agreements herein required to be performed by Wintrust on or before the Closing.

8.2 Closing Certificates. The Company shall have received certificates signed by the Chief Executive Officer, a Senior Executive Vice President, an Executive Vice President, or a Senior Vice President of Wintrust dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement.

8.3 Regulatory and Other Approvals. Wintrust shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

8.4 Delivery of Agreement. The proper officers of Wintrust shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with the Illinois Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

8.5 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Wintrust Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened in writing.

8.6 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Company believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that Wintrust has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on Wintrust.

8.7 Opinions of Counsel.

(a) The Company shall have received the opinion of Schiff Hardin LLP, special counsel for Wintrust, dated as of the Closing Date, and in form substantially similar to Exhibit F and reasonably satisfactory to the Company and its counsel.

(b) The Company shall have received the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Company and Wintrust will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the holders of shares of Company Common Stock upon the receipt of shares of Wintrust Common Stock in exchange for their shares of Company Common Stock, except to the extent of any Cash Consideration received in the Merger and any cash received in lieu of fractional shares of Wintrust Common Stock. The tax opinion shall be supported by one or more fact certificates or affidavits from Wintrust and the Company, in such form and content as may reasonably be requested by counsel to the Company.

8.8 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Wintrust.

8.9 Nasdaq Listing. The Wintrust Common Stock to be issued to holders of Company Common Stock pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance if required.

8.10 Other Documents. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Wintrust with the terms and conditions of this Agreement.

ARTICLE IX
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
      9.1     Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants or agreements contained herein which by their terms apply in whole or in part after the Effective Time.
ARTICLE X
GENERAL
      10.1     Expenses. Except as otherwise provided in this Section 10.1, all costs and expenses incurred in the consummation of this transaction, including any brokers’ or finders’ fees, shall be paid by the Party incurring such cost or expense.

(a) Each of Wintrust and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/ Prospectus, excluding legal and accounting fees and expenses related thereto which shall be borne and paid by the Party incurring such fees and expenses. Registration Statement filing fees to be paid to the Commission shall be borne and paid by Wintrust.

(b) In the event that this Agreement is terminated by Wintrust because the Company committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by Wintrust to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Wintrust is in material compliance with all of its material obligations under this Agreement, the Company shall reimburse Wintrust in an amount, not to exceed $250,000, for the out-of-pocket expenses and costs, subject to verification thereof, that Wintrust (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of the Company’s breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of Wintrust; provided, however, that except as provided in Section 10.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Wintrust as a result of the Company’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, Wintrust shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(c) In the event that this Agreement is terminated (i) by Wintrust as a result of a breach by the Company of its covenant in Section 5.8(a), (ii) by the Company pursuant to Section 10.2(e), or (iii) pursuant to Sections 10.2(b) or 10.2(c) and within six months after the date of such termination the Company or the Bank has either consummated or entered into a definitive agreement relating to an Acquisition Proposal which was made known to any member of the Company Board and not disclosed to Wintrust prior to the date of such termination, then the Company shall pay to Wintrust a termination fee equal to $1,000,000.

(d) In the event that this Agreement is terminated by the Company because Wintrust committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company or the Bank to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided the Company is in material compliance with all of its material obligations under this Agreement, Wintrust shall reimburse the Company in an amount, not to exceed $250,000, for the out-of-pocket expenses and costs, subject to verification thereof, that the Company (i) has incurred in furtherance of this Agreement and the transactions contemplated herein and (ii) is reasonably expected to incur as a result of Wintrust’s breach of this Agreement, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of the Company; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Wintrust’s willful breach of this Agreement, then in addition to recovery of its out-of-pocket expenses and costs, the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(e) In the event this Agreement is terminated pursuant to Section 10.2(b) because Wintrust fails to obtain all of the necessary regulatory approvals described in Sections 7.3 and 8.3 for any reason other than regulatory matters relating solely to the Company or the Bank, Wintrust shall pay to the Company $250,000, provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement.

(f) In the event this Agreement is terminated pursuant to Section 10.2(b) because Wintrust fails to obtain all of the necessary regulatory approvals described in Sections 7.3 and 8.3 because of regulatory matters relating solely to the Company or the Bank, the Company shall pay to Wintrust $250,000, provided, however, that except as provided in Section 10.1(c), such sums shall constitute liquidated damages and the receipt thereof shall be Wintrust’s sole and exclusive remedy under this Agreement.

      All costs and expenses reasonably estimated to have been incurred by the Company shall be either paid or accrued for on or prior to the Closing Date; provided, however, that nothing in this Section 10.1 shall be deemed to relieve the Company of its liability to pay any expenses incurred in connection with this Agreement following the Closing.
      10.2     Termination. This Agreement may be terminated:

(a) at any time by written agreement between Wintrust and the Company;

(b) by either Wintrust or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by July 31, 2006, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until August 31, 2006, if the sole impediment to Closing is a delay in either (i) the determination of the effectiveness of the Registration Statement or (ii) the Federal Reserve’s approval of the Federal Reserve Application;

(c) by Wintrust by written notice to the Company, if (i) any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wintrust to comply with its obligations under this Agreement); and (ii) Wintrust has not waived such condition on or before the Closing Date;

(d) by the Company by written notice to Wintrust, if (i) any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Bank to comply with its obligations under this Agreement); and (ii) the Company has not waived such condition on or before the Closing Date; or

(e) by the Company, if pursuant to Section 5.8(b) the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party, or by Wintrust if an Acquisition Proposal from a third party is accepted by the Company or consummated, in each case by written notice to the other party; or

(f) by the Company, if the Wintrust Common Stock Price is less than $47.14, provided, however, that the Company may not terminate the Agreement pursuant to this Section 10.2(f) unless and until five (5) business days have elapsed following the delivery to Wintrust of written notice of such termination, and prior to the end of such five (5) business-day period Wintrust fails to notify the Company in writing that Wintrust elects to increase (i) the number of shares of Wintrust Common Stock to be issued and/or (ii) the amount of cash to be paid in exchange for each Stock Election Share (after application of the proration and redesignation procedures provided for in Section 2.3 of this Agreement) so that the amount of consideration exchanged for each such Stock Election Share (valuing Wintrust Common Stock at the unweighted average of the high and low sales prices of a share of Wintrust Common Stock as reported on the Nasdaq National Market for each of the ten (10) trading days ending on the fourth (4th) trading day preceding the Closing) is equivalent to that amount of Stock Consideration which would be obtained using $47.14 as the Wintrust Common Stock Price. For example, if the Wintrust Common Stock Price is determined to be $46.14 and the Company notifies Wintrust of its intention to terminate this Agreement, Wintrust shall have the right to elect to increase the number of shares of Wintrust Common Stock and/or the amount of cash to be paid to those holders of Company Common Shares electing to receive Stock Consideration (whether through a Stock Election or a Combination Election) such that the consideration paid in exchange for each Stock Election Share is equivalent to the value (in shares of Wintrust Common Stock valued as described above, cash or a combination thereof) of that number of shares of Wintrust Common Stock, rounded to the nearest thousandth of a share, equal to $41.59 (the Price Per Share) divided by $47.14.

Any termination of this Agreement shall not affect any rights accrued prior to such termination.

      10.3     Confidential Information. Wintrust and the Company each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such Party will keep in strict confidence and return all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities.
      10.4     Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Wintrust may assign its rights hereunder to another wholly owned subsidiary of Wintrust. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.
      10.5     Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

(i) If to the Company, addressed to:

Hinsbrook Bancshares, Inc.
6262 S. Route 83
Willowbrook, Illinois 60527
Attention: Mr. Robert K. Buhrke,
Chairman, Chief Executive Officer and President

with a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro, Esq.

(ii) If to Wintrust, addressed to:

Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045
Attention: David A. Dykstra,
Senior Executive Vice President and
Chief Operating Officer

with a copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606-6473
Attention: Matthew G. Galo, Esq.
      10.6     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.
      10.7     Knowledge. References in this Agreement to the “knowledge” of a party shall mean, with respect to a natural person, the actual knowledge of such person after reasonable investigation and with respect to an entity, the actual knowledge of its officers and directors after reasonable investigation.

      10.8     Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
      10.9     Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.
      10.10     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.
      10.11     Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.
** Signature Page Follows **

      IN WITNESS WHEREOF, Wintrust and the Company have each executed this Agreement and Plan of Merger as of the day and year first written above.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra

Name: David A. Dykstra

Title:	Senior Executive Vice President

and Chief Operating Officer

HINSBROOK BANCSHARES, INC.

By:	/s/ Robert K. Buhrke

Name: Robert K. Buhrke

Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983,
as amended Dissenters’ Rights
      § 11.65.     Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of such shares;

(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.
      (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
      (c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights. (Last amended by P.A. 85-1269, eff. 1-1-89.).
      § 11.70.     Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.
      (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
      (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
      (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
      (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
      (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.
      (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

      (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.
      (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.
      (j) As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. (Last amended by P.A. 86-1156, eff. 8-10-90.)

Annex C
Voting Agreement
      This Agreement (“Agreement”) is made and entered into as of the 5th day of December, 2005, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”), of Hinsbrook Bancshares, Inc., an Illinois corporation (the “COMPANY”), and Wintrust Financial Corporation, an Illinois corporation (“WINTRUST”).
Witnesseth:
      Whereas, the Company and Wintrust have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);
      Whereas, each of the Shareholders is a director or executive officer of the Company or its wholly owned subsidiary, Hinsbrook Bank & Trust;
      Whereas, it is a condition precedent to Wintrust’s obligations under the Merger Agreement that the Shareholders shall have executed and delivered this Agreement, solely in their capacities as shareholders of the Company; and
      Whereas, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Shareholder’s name on Schedule 1 attached hereto and has agreed to vote such Shareholder’s Company Common Shares pursuant to the terms set forth in this Agreement.
      Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Wintrust hereby agree as follows:
      Section 1.     Voting of Shares. Each Shareholder hereby agrees that at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Company Common Shares which such Shareholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Shareholder, in his or her capacity as a director of the Company, from discharging his or her fiduciary duties to the Company nor shall anything in this Agreement prevent a Shareholder who is an officer of the Company from acting in his or her capacity as such. Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company, a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.
      Section 2.     Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Superior Acquisition Proposal from a third party pursuant to Section 5.8(b) of the Merger Agreement.
      Section 3.     Covenants of Shareholders. Each Shareholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of Wintrust, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.
      Section 4.     Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Wintrust as follows: (a) such Shareholder owns, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and, except as disclosed on Schedule 3.3(a) of the Merger Agreement, does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms; (c) except as set forth in the next sentence, such Shareholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Wintrust and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Common Shares. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Closing, each Shareholder shall be permitted to transfer ownership and voting rights of any or all of such Shareholder’s Company Common Shares listed as owned on Schedule 1 without obtaining Wintrust’s prior consent or approval of such transfer provided that any such transferee agrees to be bound by the terms, conditions and obligations of this Agreement in writing by an instrument or agreement satisfactory in form to Wintrust.
      Section 5.     Representations and Warranties of Wintrust. Wintrust has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Wintrust is a party or is subject; and this Agreement has been duly executed and delivered by Wintrust and constitutes a legal, valid and binding agreement of Wintrust, enforceable in accordance with its terms.
      Section 6.     Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Wintrust may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Wintrust, provided that no such assignment shall relieve Wintrust of its obligations hereunder.
      Section 7.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Wintrust shall be entitled to an injunction(s) to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Wintrust is entitled at law or in equity.
      Section 8.     Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.
      Section 9.     Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

      (b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
      Section 10.     Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Wintrust or the address on Schedule 1 for each of the Shareholders, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.
      Section 11.     General Provisions. This Agreement shall be governed by the laws of the State of Illinois. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

      In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Wintrust Financial Corporation, an Illinois Corporation:

By:	/s/ David A. Dykstra

Its:	Senior Executive Vice President and

Chief Operating Officer

Address for Notices:	With a copy to
Wintrust Financial Corporation	Matthew G. Galo
727 North Bank Lane	Schiff Hardin LLP
Lake Forest, Illinois 60045	6600 Sears Tower
Attn: David A. Dykstra	Chicago, Illinois 60606-6473
Senior Executive Vice President and Chief Operating Officer
Facsimile No.: (847) 615-4091	Facsimile No.: (312) 258-5700
[SHAREHOLDER SIGNATURE PAGES FOLLOW]

/s/ Neal A. Anderson

Neal A. Anderson, individually and as Trustee

Acknowledged by:

/s/ Madeline L. Anderson

Madeleine L. Anderson, as Trustee

/s/ Robert K. Buhrke

Robert K. Buhrke, individually and as Trustee

Acknowledged by:

Hinsbrook Bank and Trust, as Trustee of the
Hinsbrook Bank and Trust 401(k) Plan

By:	/s/ John H. Lohmeier

Name: John H. Lohmeier

Title:	Senior Vice President

/s/ Geraldine K. Buhrke

Geraldine K. Buhrke, as Trustee

/s/ Jeffrey D. Baker

Jeffrey D. Baker

Acknowledged by:

/s/ Gregory R. Baker

Gregory R. Baker, as custodian

/s/ Andrew M. Collins

Andrew M. Collins

Acknowledged by:

Hinsbrook Bank and Trust, as Trustee of the
Hinsbrook Bank and Trust 401(k) Plan

By:	/s/ John H. Lohmeier

Name: John H. Lohmeier

Title:	Senior Vice President

/s/ Margaret M. Collins

Margaret M. Collins

/s/ James R. Hannon

James R. Hannon

Acknowledged by:

Hinsbrook Bank and Trust, as Trustee of the
Hinsbrook Bank and Trust 401(k) Plan

By:	/s/ John H. Lohmeier

Name: John H. Lohmeier

Title:	Senior Vice President

/s/ Gail Hannon

Gail Hannon

/s/ L. Thomas McNamara

L. Thomas McNamara

Acknowledged by:

Hinsbrook Bank and Trust, as Trustee of the
Hinsbrook Bank and Trust 401(k) Plan

By:	/s/ John H. Lohmeier

Name: John H. Lohmeier

Title:	Senior Vice President

/s/ Margaret McNamara

Margaret McNamara

/s/ Daniel Regan

Daniel Regan

Acknowledged by:

Hinsbrook Bank and Trust, as Trustee of the
Hinsbrook Bank and Trust 401(k) Plan

By:	/s/ John H. Lohmeier

Name: John H. Lohmeier

Title:	Senior Vice President

/s/ Barbara Regan

Barbara Regan

/s/ Ying-Yih Wu

Ying-Yih Wu

Acknowledged by:

Wu Med Center

By:	/s/ Ying-Yih Wu

Name: Ying-Yih Wu

Title:	Trustee

/s/ Regina Miller

Regina Miller

Acknowledged by:

/s/ Robert Miller

Robert Miller

/s/ John H. Lohmeier

John H. Lohmeier

Acknowledged by:

Hinsbrook Bank and Trust, as Custodian

By:	/s/ Jeffrey D. Baker

Name: Jeffrey D. Baker

Title:	Executive Vice President

Schedule 1

		Number of
		Company Common
	Number of Company	Shares Issuable
	Common Shares	Under Options
Name, Address and Facsimile Number of Shareholder(1)	Owned by Shareholder	Held by Shareholder

Neal A. Anderson	141,500	0
Robert K. Buhrke	159,377	0
Jeffrey D. Baker	7,363	0
Andrew M. Collins, Jr.	95,316	0
James R. Hannon	170,969	0
John Lohmeier	27,737	0
L. Thomas McNamara	80,586	0
Regina R. Miller	10,222	0
Daniel Regan	214,784	0
Ying-Yih Wu	180,182	0

(1)	The address and facsimile number for each shareholder is c/o Hinsbrook Bank and Trust, 6262 S. Route 83, Willowbrook, Illinois 60527, facsimile number (630) 321-5290.

Annex D
December 5, 2005
Board of Directors
Hinsbrook Bancshares, Inc.
6262 S. Route 83
Willowbrook, IL 60527
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the common shareholders of Hinsbrook Bancshares, Inc. (the “Company”) pursuant to an Agreement and Plan of Merger to be dated December 5, 2005 (the “Agreement”) by and between the Company and Wintrust Financial Corporation (“Buyer”). At the Effective Time, as defined in the Agreement, the Company will be merged with and into Buyer (the “Merger”) and each share of the Company’s common stock, par value $0.05 per share (the “Company Common Stock”), held by the Company’s shareholders shall be converted into the right to receive consideration (the “Merger Consideration”) consisting of a cash amount equal to $41.59 per share or a fractional amount of a share of Buyer’s common stock (the “Buyer Common Stock”) equal to a value of $41.59 at the time of closing subject to certain adjustments as provided in the Agreement. The Agreement provides that the total consideration shall be comprised of 50% cash and 50% Buyer Common Stock and that Company shareholder requests for cash or stock will be prorated to assure that the Merger Consideration actually paid by Buyer consists of cash and Buyer Common Stock in such proportions. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.
      Capital Market Securities, Inc. as part of its business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. We are familiar with the market for equity securities of publicly traded financial institutions. We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon the consummation of the Merger and a portion of which is payable in connection with this opinion.
      In arriving at our opinion, we have, among other things:

(i) reviewed the draft form of the Agreement dated December 5, 2005;

(ii) reviewed certain historical financial and other information concerning the Company for the five fiscal years ended December 31, 2004 and unaudited financial information for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii) reviewed certain historical financial and other information concerning Buyer for the five fiscal years ended December 31, 2004 and unaudited financial information for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iv) held discussions with the senior management of the Company and Buyer with respect to their past and current financial performance, financial condition and future prospects;

(v) reviewed certain internal financial data, projections and other information of the Company and Buyer;

(vi) analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Buyer from a financial point of view with certain of these institutions;

(vii) compared the Merger Consideration to be received by the shareholders of the Company with the consideration received by shareholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

(viii) reviewed historical trading activity and ownership data of Buyer Common Stock and considered the prospects for dividends and price movement;

(ix) reviewed historical trading activity and ownership data of the Company Common Stock and considered the prospects for dividends and market pricing; and

(x) conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.
      In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of the publicly-available financial and other information that we have reviewed relating to the Company and Buyer and the internal financial and other information and data provided to us by the Company and Buyer and have not attempted to verify any of such information. We have assumed (i) that the forecasts prepared with respect to the results of operations likely to be achieved represent a reasonable estimate as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods projected. We have further relied on the assurances of management of Buyer and the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and Buyer are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Buyer or any of their respective subsidiaries nor did we verify any of the Company’s or Buyer’s books or records or review any individual loan credit files. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger. We express no opinion as to what the value of Buyer Common Stock actually will be when issued pursuant to the Merger or the price at which Buyer Common Stock will trade at any time.
      Our opinion is necessarily based upon market, economic, monetary and other conditions as they exist and can be evaluated as of the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Buyer or the ability to consummate the Merger and that the Merger will be consummated in accordance with the terms of the Agreement in the form of the draft that we have reviewed without waiver, modification or amendment of any material term or condition. This opinion is being directed to the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or constituencies of the Company, other than the holders of the Company Common Stock. This opinion may be included in its entirety in the proxy statement of the Company used to solicit shareholder approval of the Merger, provided that this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel, but may not be otherwise quoted, communicated or reproduced and distributed, in whole or in part without our prior written approval. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement in the form of the draft that we have reviewed, to be consummated. In furnishing this opinion, we do not admit that we are “experts” within the meaning of that term under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of such Act.

      Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Merger Consideration to be received by holders of the Company Common Stock is fair to such holders from a financial point of view.

Very truly yours,

/s/ Capital Market Securities, Inc.

Capital Market Securities, Inc.

PART II
Information Not Required in Prospectus
Item 20. Indemnification of Officers and Directors.
     In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant’s Articles of Incorporation provide as follows:
     ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.
     ARTICLE NINE, Paragraph 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.
     The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     Paragraph 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.
     Paragraph 3: For purposes of this Article, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
     Paragraph 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this

Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
     Paragraph 5: For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.
     Section 6.3 of the Registrant’s By-laws provides as follows:
     SECTION 6.3 MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee or agent of a corporation, or any subsidiary or subsidiaries, as the case may be, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:
     5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.
     (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     (c) To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.
     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.
     (e) Expenses (including attorney’s fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
     (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.
     (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.
     (i) For purposes of this Section, references to “the corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.
     (j) For purposes of this Section, reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” as referred to in this Section.
     (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

     (l) The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly. (Last amended by P.A. 92 0033, L. ‘01, eff. 7 1 01.)
     Wintrust has purchased $30 million of insurance policies which insure Wintrust’s directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Wintrust maintains fiduciary liability coverage up to a $5 million limit and trust errors and omissions coverage up to a limit of $15 million.
Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits:

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Wintrust Financial Corporation and Hinsbrook Bancshares, Inc., dated as of December 5, 2005 (included as Annex A to this proxy statement/prospectus).

3.1	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended June 30, 2005).

3.2	Articles of Amendment of Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended June 30, 2005).
3.3	Amended and Restated By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 5, 2006).

3.4	Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the year ended December 31, 1998).

5.1	Opinion of Sidley Austin LLP.

8.1	Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Capital Market Securities, Inc.

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.4	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (included in Exhibit 8.1).

24.1	Power of Attorney (contained in signature page to the registration statement).

99.1	Form of proxy card.

99.2	Form of election card.
     (b) Financial Statement Schedules:
     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22: Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (c)(2) The undersigned registrant hereby undertakes as follows: that every prospectus: (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on this 6th day of January, 2006.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra

David A. Dykstra
Senior Executive Vice President and Chief
Operating Officer
     We, the undersigned directors of Wintrust Financial Corporation, and each of us, do hereby constitute and appoint each and any of Edward J. Wehmer and David A. Dykstra, our true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Edward J. Wehmer	President, Chief Executive

Edward J. Wehmer	Officer and Director	January 6, 2006

/s/ David L. Stoehr	Executive Vice President and

David L. Stoehr	Chief Financial Officer
	(Principal Accounting Officer)	January 6, 2006

/s/ John S. Lillard	Chairman and Director	January 6, 2006

John S. Lillard

/s/ Peter D. Crist	Director	January 6, 2006

Peter D. Crist

/s/ Bruce K. Crowther	Director	January 6, 2006

Bruce K. Crowther

/s/ Joseph F. Damico	Director	January 6, 2006

Joseph F. Damico

/s/ Bert A. Getz, Jr.	Director	January 6, 2006

Bert A. Getz, Jr.

/s/ Paul J. Liska	Director	January 6, 2006

Paul J. Liska

/s/ James B. McCarthy	Director	January 6, 2006

James B. McCarthy

S - 1

Name	Title	Date
/s/ Albin F. Moschner	Director	January 6, 2006

Albin F. Moschner

/s/ Thomas J. Neis	Director	January 6, 2006

Thomas J. Neis

/s/ Hollis W. Rademacher	Director	January 6, 2006

Hollis W. Rademacher

/s/ J. Christopher Reyes	Director	January 6, 2006

J. Christopher Reyes

/s/ John J. Schornack	Director	January 6, 2006

John J. Schornack

/s/ Ingrid S. Stafford	Director	January 6, 2006

Ingrid S. Stafford

S - 2

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Wintrust Financial Corporation and Hinsbrook Bancshares, Inc., dated as of December 5, 2005 (included as Annex A to this proxy statement/prospectus).

3.1	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended June 30, 2005).

3.2	Articles of Amendment of Amended and Restated Articles of Incorporation of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended June 30, 2005).

3.3	Amended and Restated By-laws of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 5, 2006).

3.4	Statement of Resolution Establishing Series of Junior Serial Preferred Stock A of Wintrust Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the year ended December 31, 1998).

5.1	Opinion of Sidley Austin LLP.

8.1	Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Capital Market Securities, Inc.

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.4	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (included in Exhibit 8.1).

24.1	Power of Attorney (contained in signature page to the registration statement).

99.1	Form of proxy card.

99.2	Form of election card.